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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 8, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

iHuman Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

K2, North America International Business Park,
No. 108 Beiyuan Road,
Chaoyang District, Beijing 100012
People's Republic of China
+86 10 5780-6606
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee

Class A Ordinary Shares, par value US$0.0001 per share(1)	US$100,000,000	US$12,980

(1)
American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-            ). Each American depositary share represents                        Class A ordinary shares.

(2)
Includes Class A ordinary shares that are issuable upon the exercise of the underwriters' option to purchase additional ADSs. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion) Dated                  , 2020.

American Depositary Shares

iHuman Inc.

Representing             Class A Ordinary Shares

        We are selling             American depositary shares, or ADSs. Each ADS represents             of our Class A ordinary shares, par value US$0.0001 per share.

        This is an initial public offering of the ADSs of iHuman Inc. Prior to this offering, there has been no public market for the ADSs or our ordinary shares. We anticipate that the initial public offering price will be between US$             and US$             per ADS. We have submitted an application for the listing of the ADSs on the New York Stock Exchange under the symbol "IH."

        We have granted the underwriters a 30-day option to purchase up to an additional    ADSs from us at the initial public offering less the underwriting discounts and commissions.

        We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

        Investing in the ADSs involves risks. See "Risk Factors" beginning on page 14 for factors you should consider before buying the ADSs.

        Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)
See "Underwriting" for additional information regarding compensation payable by us to the underwriters.

        Following the completion of this offering, our issued and outstanding share capital will consist of         Class A ordinary shares and 144,000,000 Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Mr. Michael Yufeng Chi, our founder and chairman of the board of directors, will beneficially own all of our issued Class B ordinary shares and will be able to exercise         % of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs.

        The underwriters expect to deliver the ADSs to purchasers on or about                           , 2020.

Credit Suisse	Citigroup

Tiger Brokers

The date of this prospectus is                           , 2020.

iHuman Pinyin
iHuman English World
iHuman Chinese
iHuman Magic Math
iHuman Books
iHuman Stories
ihuman
English courses
Literacy and reading courses
Chinese culture
STEM courses
Reading pen
STEM robotics

No.1 online childhood edutainment provider in China[(1)]

10.3mn
Average total MAUs[(2)]

1.4mn
Paying users[(4)]

222%
YoY growth[(3)]

250%
YoY growth[(5)]

Notes:
(1) In terms of both MAUs and paying users in the first half of 2020 according to Frost & Sullivan
(2) In the second quarter of 2020; "average total MAUs" refers to the monthly average of the sum of the MAUs of each of our apps, which is counted based on the number of unique mobile devices through which such app is accessed at least once in a given month, and duplicate access to different learning apps is not eliminated from the total MAUs calculation
(3) Calculated based on 3.2mn MAUs in the second quarter of 2019
(4) In the second quarter of 2020; "paying users" refers to users who paid subscriptions fees for the premium content on any of our learning apps; an user who makes payments across different learning apps using the same registered account is counted as one paying user, and an user who makes payments for the same learning app multiple times in the same period is counted as one paying user
(5) Calculated based on 0.4mn paying users in the second quarter of 2019 ihuman

iHuman Pinyin

iHuman Magic Math

iHuman Chinese

iHuman English World

iHuman Books

iHuman Stories

        Until                , 2020 (the 25th day after the date of this prospectus), all dealers that effect transactions is these ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be distributed to you. We and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and neither we, nor the underwriters take responsibility for any other information others may give you. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of the ADSs. Our business, financial condition, results of operations and prospectus may have changed since that date.

        Neither we nor any of the underwriters has taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus or any filed free writing prospectus outside the United States.

i

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under "Risk Factors," before deciding whether to invest in the ADSs. This prospectus contains information from an industry report commissioned by us dated August 24, 2020 and prepared by Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position in China. We refer to this report as the "Frost & Sullivan Report."

Our Mission

        We aspire to drive educational excellence for a better world forever.

Our Vision

        We endeavor to transform learning into a fun journey for every child.

What We Do

        According to the Frost & Sullivan Report, we are a leading childhood edutainment company in China, with core expertise in providing integrated and innovative products and services catering to the education demands for children mainly aged between three and eight. According to the Frost & Sullivan Report, we ranked No. 1 across each of the following metrics in the first half of 2020:

  •
  No. 1 in terms of paying users among online childhood edutainment providers in China; and

  •
  No. 1 in terms of MAUs among online childhood edutainment providers in China.

        With innovative and high-quality products and services targeting both individual users and education organizations, we have built a trusted and well recognized brand, as well as a massive and loyal following among families and educators throughout China. Our learning apps have attracted a user base of 10.3 million average total MAUs in the second quarter of 2020.

        Our line-up of highly effective edutainment products and services include (i) interactive and self-directed learning apps, and (ii) learning materials and smart learning devices.

  •
  Interactive and self-directed learning apps that are engaging, innovative and fun, designed to maximize effective learning among children, which deliver an immersive learning experience and enable children to conduct self-directed learning in an efficient manner, making working parents' lives easier at the same time: iHuman Chinese, iHuman English World, iHuman Pinyin, iHuman Magic Math, iHuman Books, and iHuman Stories. Our learning apps seamlessly integrate solid pedagogy, attractive gamification features and systematic assessment tools, thereby striking a proper balance between education and entertainment.

  •
  Time-tested learning materials and smart learning devices that encompass learning materials in both physical and digital formats, as well as smart learning devices that augment the effectiveness of our learning materials. Our learning materials serve both individual users and education organizations, covering diverse subjects including literacy and reading, English, mathematics and critical thinking, Chinese learning, music and painting. Our smart learning devices, designed to be used in tandem, further drive the effectiveness of our learning materials.

        We launched our online operations with the debut of our first interactive and self-directed learning app iHuman Chinese in 2016 and began to monetize this learning app in the second quarter of 2018. In late 2019, through a business combination under common control between our online operations and certain traditionally offline businesses of Hongen Education & Technology Co., Ltd., or Hongen

Education, we embarked on a new chapter of integrated development. The combination merged the decades-long operational experience and deep insights in China's childhood education sector from Hongen Education with our industry-leading product development and original content creation capabilities.

        Content.    Leveraging our deep insights in China's childhood education sector and technological strength in gamification and animation, we offer a variety of high-quality original education content covering various subjects in rich formats, catering to the evolving and diversified needs of both individual users and education organizations for childhood education. We have strong in-house content development expertise in educational materials, gamification features, video and audio effects as well as art design. In addition, our products and services are imbued with the rich operational know-how and deep understanding of China's childhood education sector accumulated throughout the past decades, making our content highly compelling to our users. We also selectively collaborate with leading global learning content providers to jointly develop educational materials to further enhance our content origination capabilities.

        Technology.    We consistently pioneer new products that capture new market opportunities generated by the latest technological breakthroughs, meeting the evolving user demands for effective learning services. We deploy advanced game technologies, AI technologies and big data analysis to provide superior user experience. According to the Frost & Sullivan Report, we were among the first in the education sector in China to apply sophisticated game engines to the design of online education products. Our proprietary game technologies enable our online education products to offer a uniquely interactive and entertaining experience, inspiring children's learning interests and driving their engagement. We also deploy advanced AI technologies that power various teaching and voice assessment tools, all to improve the learning effectiveness for children. Leveraging our proprietary big data system, we are able to consistently refine and upgrade our products, as well as to intelligently recommend content to our users, continually improving user experience.

        Capitalizing on our proprietary technology infrastructure and innovative products and services, we have built a scalable business. We mainly generate revenues from users' paid subscriptions for the premium content of our learning apps, as well as the sale of learning materials and smart learning devices to both individual users and education organization.

        Our total revenues nearly doubled from RMB131.9 million in 2018 to RMB218.7 million (US$30.9 million) in 2019. In particular, our learning services revenues increased nearly five-fold from RMB22.0 million in 2018 to RMB107.4 million (US$15.2 million) in 2019. Our total revenues also nearly doubled from RMB91.8 million in the six months ended June 30, 2019 to RMB185.5 million (US$26.3 million) in the six months ended June 30, 2020. In particular, our learning services revenues increased nearly four-fold from RMB41.3 million in the six months ended June 30, 2019 to RMB152.5 million (US$21.6 million) in the six months ended June 30, 2020. Our gross profit also doubled from RMB66.0 million in 2018 to RMB134.5 million (US$19.0 million) in 2019 and continued the growth to have reached RMB125.4 million (US$17.7 million) in the six months ended June 30, 2020 compared to RMB54.3 million in the six months ended June 30, 2019. We had operating losses of RMB22.1 million and RMB278.8 million (US$39.5 million) in 2018 and 2019, respectively, and adjusted operating losses of RMB22.1 million and RMB8.3 million (US$1.2 million) in 2018 and 2019, respectively. In the six months ended June 30, 2020, we had an operating income of RMB5.8 million (US$0.8 million) and an adjusted operating income of RMB5.8 million (US$0.8 million). We had net losses of RMB17.6 million and RMB275.6 million (US$39.0 million) in 2018 and 2019, respectively, and adjusted net losses of RMB17.6 million and RMB5.1 million (US$0.7 million) in 2018 and 2019, respectively. In the six months ended June 30, 2020, we had a net income of RMB5.6 million (US$0.8 million) and an adjusted net income of RMB5.6 million (US$0.8 million). For discussions of adjusted operating income (loss) and adjusted net income (loss) and reconciliation of adjusted operating income (loss) to operating income (loss) and adjusted net income (loss) to net income (loss), see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

Industry Overview

        China's childhood education market primarily refers to education provided to children aged between 0 and 12 years old. The market consists of both formal childhood education and non-formal childhood education, also known as complementary childhood education. Formal childhood education refers to education at kindergartens and primary schools, who primarily charge tuition fees for providing education to children in campus. Complementary childhood education consists of both classroom-based education provided by offline pre-kindergartens and after-school learning centers, as well as content-based education delivered through online courses, online learning products, offline learning products and smart learning devices.

        Driven by the large and stable children population, parents' higher disposable income and increasing focus on children's education, and the fierce competition for admission into top schools, the total revenue of China's complementary childhood education market has grown rapidly from RMB420.6 billion in 2015 to RMB780.2 billion in 2019, representing a CAGR of 16.7%, and is expected to further increase to RMB1,337.7 billion in 2024, representing a CAGR of 11.4%, according to the Frost & Sullivan Report.

        The total revenue of China's content-based complementary childhood education market has grown rapidly from RMB25.4 billion in 2015 to RMB111.4 billion in 2019, representing a CAGR of 44.7%, and is expected to increase to RMB460.9 billion in 2024, representing a CAGR of 32.8%, according to the Frost & Sullivan Report. Due to the impact of the COVID-19 pandemic, kindergartens, primary schools and offline learning centers in China were closed in the first half of 2020, which led to a rapid increase in the demand for content-based complementary childhood education, especially online courses and online learning products. It is expected that the penetration rate of China's content-based complementary childhood education, calculated as a percentage of the total complementary childhood education market revenue, will continue to increase from 14.3% in 2019 to 34.5% in 2024, according to the Frost & Sullivan Report, as students will further migrate from offline education to online education.

        The total revenue of China's childhood edutainment products market has grown from RMB9.9 billion in 2015 to RMB36.9 billion in 2019, representing a CAGR of 38.9%, and is expected to further increase to RMB130.1 billion in 2024, representing a CAGR of 28.7%. The penetration rate of edutainment features in China's complementary childhood education products, calculated as a percentage of the sum of total revenue of online products, offline products and smart learning devices, has also increased from 48.2% in 2015 to 69.1% in 2019, and is expected to further increase to 80.8% in 2024, according to the Frost & Sullivan Report.

Our Strengths

        We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

  •
  our leadership in China's childhood edutainment market with well-established brand recognition;

  •
  our proven product and content innovation capabilities;

  •
  our integrated suite of online and offline products and services;

  •
  our scalable business model with highly popular product and service offerings; and

  •
  our visionary and experienced management team with passion for education and innovation.

Our Strategies

        We intend to pursue the following strategies to further grow our business:

  •
  expand the scope and further improve the quality of our product and service offerings;

  •
  strengthen our content development capabilities and technology leadership

  •
  expand user base and enhance user engagement;

  •
  further expand into overseas markets; and

  •
  pursue selective strategic investments, acquisitions and partnerships.

Our Challenges

        We face risks and uncertainties in realizing our business objectives and executing our strategies, including those relating to:

  •
  our ability to continue to attract and retain users, convert non-paying users into paying users and increase the spending of our paying users;

  •
  our limited operating history of online operations, which makes it difficult to predict our prospects and our business and financial performance;

  •
  our ability to maintain and manage our growth;

  •
  our ability to remain profitable in the future;

  •
  our ability to compete successfully in China's childhood education market;

  •
  our ability to counter the negative impact caused by the global outbreak of COVID-19;

  •
  our ability to renew required licenses or permits or obtain newly required ones in a timely manner;

  •
  our ability to maintain and enhance recognition of our brands;

  •
  the success of our new product and service offerings; and

  •
  strengthen our content development capabilities and technology leadership.

        See "Risk Factors" and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Corporate History and Structure

        We commenced operations through Tianjin Hongen Perfect Future Education Technology Co., Ltd., or Tianjin Hongen, in March 2016. We established certain wholly-owned subsidiaries of Tianjin Hongen to conduct our business, including Beijing Hongen Perfect Future Education Technology Co., Ltd. in July 2016 and Tianjin Hongen Perfect Technology Development Co., Ltd. in August 2019.

        Hongen Education & Technology Co., Ltd., or Hongen Education, an affiliate of ours, historically operated the business of learning materials and smart learning devices as well as the business of kindergartens and after-school learning centers. In November and December 2019, through a business combination under common control, we consolidated the business related to learning materials and smart learning devices of Hongen Education into Beijing Jinhongen Education Technology Co., Ltd, a wholly-owned subsidiary of Tianjin Hongen. Hongen Education continues to be our affiliate and operate kindergartens and after-school learning centers.

        Our holding company, iHuman Inc., was incorporated in September 2019. In October 2019, iHuman Inc. established a wholly-owned subsidiary in Hong Kong, iHuman Online Limited. In November 2019, iHuman Online Limited established a wholly-owned subsidiary in China, Hongen Perfect Future (Tianjin) Investment Co., Ltd., or Hongen Investment. In May 2020, Hongen Investment established a wholly-owned subsidiary in China, Hongen Perfect (Beijing) Education Technology Development Co., Ltd., or Hongen Edutech. In June 2020, we gained control over Tianjin Hongen through Hongen Investment by entering into a series of contractual arrangements with Tianjin Hongen and its shareholders.

        The following diagram illustrates our corporate structure, including our subsidiaries, our VIE and its subsidiaries, as of the date of this prospectus:

Note:

(1)
Shareholders of Tianjin Hongen and their respective shareholdings in the VIE and relationship with our company are (i) Mr. Hanfeng Chi (63.61%), our director and brother of Mr. Michael Yufeng Chi, our controlling shareholder; (ii) Sanming Juyichang Enterprise Management Service Partnership (Limited Partnership) (17.67%), a limited partnership incorporated in the PRC beneficially and wholly owned by our employees and consultant; (iii) Mr. Tian Liang (7.07%), our shareholder; (iv) Sanming Jushengyi Enterprise Management Service Partnership (Limited Partnership) (6.65%), a limited partnership incorporated in the PRC beneficially and wholly owned by our employees; and (v) Sanming Kangqian

  Information Technology Service Co., Ltd. (5%), a company incorporated in the PRC beneficially and wholly owned by Mr. Hanfeng Chi, our director.

Implication of Being an Emerging Growth Company

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

        We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implication of Being a Controlled Company

        Upon the completion of this offering, Mr. Michael Yufeng Chi, our founder and chairman of the board of directors, will beneficially own             % of our total issued and outstanding ordinary shares, representing            % of our total voting power, assuming the underwriters do not exercise their option to purchase additional ADSs, or            % of our total issued and outstanding ordinary shares, representing            % of the voting power, assuming the option to purchase additional ADSs is exercised in full. As a result, we will be a "controlled company" as defined under the NYSE Listed Company Manual because Mr. Chi will hold more than 50% of the voting power for the election of directors. As a "controlled company," we are permitted to elect not to comply with certain corporate governance requirements. We plan to rely on the exemption with respect to the requirement that a majority of the board of directors consist of independent directors.

Corporate Information

        Our principal executive offices are located at K2, North America International Business Park, No. 108 Beiyuan Road, Chaoyang District, Beijing 100012, People's Republic of China. Our telephone number at this address is +86 10 5780-6606. Our registered office in the Cayman Islands is located at the Office of Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman, KY1-1104, Cayman Islands.

        Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.ihuman.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Conventions that Apply to this Prospectus

        Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

  •
  "ADRs" are to the American depositary receipts that may evidence the ADSs;

  •
  "ADSs" are to the American depositary shares, each of which represents            Class A ordinary shares;

  •
  "BVI" are to the British Virgin Islands;

  •
  "China" or the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "Class A ordinary shares" are to our Class A ordinary shares, par value US$0.0001 per share;

  •
  "Class B ordinary shares" are to our Class B ordinary shares, par value US$0.0001 per share;

  •
  "edutainment" are to programs that combine education and entertainment;

  •
  "Hongen Education" are to Hongen Education & Technology Co., Ltd. and its predecessors and subsidiaries. Hongen Education is an affiliate of ours that shares a common director, Mr. Hanfeng Chi, with us. Furthermore, Mr. Michael Yufeng Chi, our founder and chairman of the board of directors, beneficially owns more than 50% of the voting power in both Hongen Education and us. As such, Mr. Michael Yufeng Chi is able to direct the management and policies of both Hongen Education and our company. Therefore, Hongen Education and us are under common control, which, pursuant to Rule 405 under the Securities Act, makes Hongen Education an affiliate of ours;

  •
  "iHuman," "we," "us," "our company" and "our" are to iHuman Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entity and the subsidiaries of the consolidated variable interest entity;

  •
  "Learning services" are to our online operations of learning apps, through which we generate revenues from subscription fees charged to users for the premium content;

  •
  "Learning materials and devices" are to our offline operations of learning materials and smart learning devices, and we generate revenues from sales of these products;

  •
  "monthly active user" or "MAUs" with respect to any of our learning apps, are to the number of unique mobile devices through which such learning app is accessed at least once in a given month. We treat each distinguishable device as a separate user for purposes of calculating MAUs, although it is possible that some people may use more than one mobile device and multiple people may share one mobile device to access our learning apps; "average MAUs" for a specific period, with respect to any of our learning apps, are to the monthly average of the sum of our MAUs for such learning app during that period; "total MAUs" is calculated by combining the MAUs of all of our learning apps in a given month, and duplicate access to different learning apps is not eliminated from the calculation; "average total MAUs" for a specified period, are to the monthly average of the sum of our total MAUs during that period;

  •
  "our WFOEs" are to Hongen Perfect Future (Tianjin) Investment Co., Ltd. and Hongen Perfect (Beijing) Education Technology Development Co., Ltd. (each of which, "our WFOE");

  •
  "revenues" for a specific period quoted from the Frost & Sullivan Report, are to the total amount of cash received by market participants for the sale of products and services during such period;

  •
  "paying users" for a specific period are to users who paid subscription fees for the premium content on any of our learning apps during that period; a user who makes payments across different learning apps using the same registered account is counted as one paying user; and a user who makes payments for the same learning app multiple times in the same period is counted as one paying user;

  •
  "Perfect World Group" or "Perfect World" are to Perfect World Holding Group Co., Ltd., a holding company incorporated in the PRC, and its subsidiaries, including Perfect World Co., Ltd., a company incorporated in the PRC and listed on the Shenzhen Stock Exchange (SZ:002624). Mr. Michael Yufeng Chi beneficially owns more than 50% of the voting power in both Perfect World Group and us and is a common director of both Perfect World Group and us. As such, Mr. Michael Yufeng Chi is able to direct the management and policies of both Perfect World Group and our company. Therefore, Perfect World Group and us are under common control, which, pursuant to Rule 405 under the Securities Act, makes Perfect World Group an affiliate of ours;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "shares" or "ordinary shares" are to our Class A and Class B ordinary shares, par value US$0.0001 per share;

  •
  "STEM" are to academic disciplines of science, technology, engineering and mathematics;

  •
  "US$," "U.S. dollars," "$," and "dollars" are to the legal currency of the United States; and

  •
  "VIE" are to variable interest entities, and "our VIE" or "Tianjin Hongen" are to Tianjin Hongen Perfect Future Education Technology Co., Ltd.

        Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to            additional ADSs representing            Class A ordinary shares from us. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB7.0651 to US$1.00, the exchange rate in effect as of June 30, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

 The Offering

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares issued and outstanding immediately after this offering	Class A ordinary shares (or Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs) and 144,000,000 Class B ordinary shares.
The ADSs	Each ADS represents Class A ordinary shares, par value US$0.0001 per share.

The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary for cancellation in exchange for Class A ordinary shares. The depositary will charge you fees for any cancellation.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds

We expect that we will receive net proceeds of approximately US$            million from this offering, assuming an initial public offering price of US$            per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for expanding our product and service offerings, both domestically and overseas, development of our existing products and services, improving our technology structure, marketing and brand promotions, as well as for general corporate purposes. See "Use of Proceeds" for more information.

Lock-up

We [and each of our officers, directors and existing shareholders, and holders of our outstanding share incentive awards] have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting" for more information.

Listing

We have submitted an application to have the ADSs listed on the New York Stock Exchange under the symbol "IH." The ADSs and our ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2020.
Depositary	Deutsche Bank Trust Company Americas.

        The number of ordinary shares that will be issued and outstanding immediately after this offering:

  •
  is based on 226,372,382 issued and outstanding ordinary shares as of the date of this prospectus, assuming (i) the automatic re-designation of 144,000,000 ordinary shares beneficially owned by Mr. Michael Yufeng Chi into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering and (ii) the automatic re-designation of all of our remaining issued and outstanding 71,053,763 ordinary shares and our 11,318,619 contingently redeemable ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering;

  •
  includes            Class A ordinary shares in the form of ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; and

  •
  excludes Class A ordinary shares issuable upon exercise of our outstanding options and all Class A ordinary shares reserved for future issuances under our share incentive plan.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following summary consolidated statement of operations for the years ended December 31, 2018 and 2019, summary consolidated balance sheet data as of December 31, 2018 and 2019, and summary consolidated cash flow data for the years ended December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations for the six months ended June 30, 2019 and 2020, summary consolidated balance sheet data as of June 30, 2020, and summary consolidated cash flow data for the six months ended June 30, 2019 and 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Six Months ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share amounts and per share data)
Summary Consolidated Statement of Operations:
Revenues
Learning services	22,010	107,409	15,203	41,285	152,462	21,580
Learning materials and devices	109,857	111,247	15,746	50,478	33,014	4,673
Total Revenues	131,867	218,656	30,949	91,763	185,476	26,253

Cost of revenues	(65,854)	(84,163)	(11,913)	(37,417)	(60,116)	(8,509)

Gross profit	66,013	134,493	19,036	54,346	125,360	17,744

Operating expenses
Research and development expenses(1)	(52,103)	(170,155)	(24,084)	(113,170)	(73,674)	(10,428)
Sales and marketing expenses(1)	(21,987)	(53,716)	(7,603)	(37,689)	(28,383)	(4,017)
General and administrative expenses(1)	(13,986)	(189,433)	(26,812)	(176,819)	(17,464)	(2,472)
Total operating expenses	(88,076)	(413,304)	(58,499)	(327,678)	(119,521)	(16,917)

Operating income (loss)	(22,063)	(278,811)	(39,463)	(273,332)	5,839	827
Other income, net	6,069	4,578	648	1,578	1,759	248
Income (loss) before income taxes	(15,994)	(274,233)	(38,815)	(271,754)	7,598	1,075

Income tax expenses	(1,610)	(1,364)	(193)	(59)	(1,957)	(277)
Net income (loss)	(17,604)	(275,597)	(39,008)	(271,813)	5,641	798

Accretion to redemption value of contingently redeemable ordinary shares	—	(821)	(116)	—	(6,449)	(913)
Net loss attributable to iHuman Inc.'s ordinary shareholders	(17,604)	(276,418)	(39,124)	(271,813)	(808)	(115)

Loss per share
Basic	(0.11)	(1.52)	(0.22)	(1.70)	(0.00)	(0.00)
Diluted	(0.11)	(1.52)	(0.22)	(1.70)	(0.00)	(0.00)
Weighted average shares used in loss per share
Basic	160,000,000	181,427,603	181,427,603	160,000,000	215,053,763	215,053,763
Diluted	160,000,000	181,427,603	181,427,603	160,000,000	215,053,763	215,053,763

	For the Year Ended December 31,			For the Six Months ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share amounts and per share data)
Non-GAAP Financial Measures(2)
Adjusted operating income (loss)	(22,063)	(8,270)	(1,170)	(2,791)	5,839	827
Adjusted net income (loss)	(17,604)	(5,056)	(715)	(1,272)	5,641	798

Notes:

(1)
Share-based compensation expenses were recorded as follows:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Research and development expenses	—	76,301	10,800	76,301	—	—
Sales and marketing expenses	—	25,892	3,665	25,892	—	—
General and administrative expenses	—	168,348	23,828	168,348	—	—

Total	—	270,541	38,293	270,541	—	—

(2)
For discussions of adjusted operating income (loss) and adjusted net income (loss) and reconciliation of adjusted operating income (loss) to operating income (loss) and adjusted net income (loss) to net income (loss), see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

        The following table presents our summary consolidated balance sheets data as of December 31, 2018 and 2019 and June 30, 2020:

	As of December 31,			As of June 30,
	2018	2019		2020
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	6,124	104,883	14,845	154,992	21,938
Accounts receivable, net	13,624	20,118	2,848	46,283	6,551
Inventories, net	29,628	20,665	2,925	17,444	2,469
Total current assets	57,325	163,062	23,080	265,457	37,573

Total assets	58,599	168,315	23,823	297,067	42,048

Total current liabilities	122,334	182,764	25,868	260,633	36,890

Total liabilities	122,334	182,764	25,868	266,158	37,672

Total mezzanine equity	—	120,821	17,101	167,237	23,671
Total shareholders' deficit	(63,735)	(135,270)	(19,146)	(136,328)	(19,295)

        The following table presents our summary consolidated cash flow data for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2019 and 2020:

	For the Year Ended December 31,			For the Six months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash (used in) provided by operating activities	(4,504)	42,627	6,033	11,366	84,376	11,943
Net cash used in investing activities	(529)	(2,391)	(338)	(941)	(7,984)	(1,130)
Net cash provided by (used in) financing activities	10,314	58,523	8,283	(7,631)	(26,033)	(3,685)

Net increase in cash and cash equivalents	5,281	98,759	13,978	2,794	50,109	7,093
Cash and cash equivalents at the beginning of the period	843	6,124	867	6,124	104,883	14,845
Cash and cash equivalents at the end of the period	6,124	104,883	14,845	8,918	154,992	21,938

Key Operating Data

MAU and paying users

        We believe the MAU and number of paying users for our learning apps are important indicators of our business operations. We track the average total MAUs as a key metric for our user base and our users' level of engagement, and our learning services revenue is driven by the increase in the number of our paying users. The following table presents the MAU and number of paying users for the periods indicated:

	For the Year Ended December 31,		For the Three Months Ended June 30,
	2018	2019	2019	2020
	(in millions)
Average total MAU	1.4	3.7	3.2	10.3
Total paying users	0.5	1.3	0.4	1.4

RISK FACTORS

        Investing in our ADSs involves a high degree of risk. You should carefully consider the following risks and uncertainties and all other information contained in this prospectus before investing in our ADSs. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. In that event, the market price of our ADSs could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

         If we are not able to continue to attract and retain users, convert non-paying users into paying users, and maintain or increase the spending of paying users on our products and services, our business and prospects will be materially and adversely affected.

        We mainly generate revenues from subscriptions fees that users paid for the premium content of our online learning apps, as well as the sale of learning materials and smart learning devices to both individual users and education organizations. Therefore, our ability to attract and retain users, convert our non-paying users into paying users, and maintain or increase the spending of paying users on our products and services is critical to the continued success and growth of our business. Such ability primarily depends on the overall learning experience we provide to our users, the quality and popularity of our content, as well as the effectiveness of our technology.

        Although we have developed a large and rapidly growing user base, to continue to do so, we must attract users by continuing to expand the scope and improve the quality of our product and service offerings, strengthen our content development capabilities and technology leadership, continue to build our brand and reputation as the leading edutainment products provider, as well as effectively market and precisely target our products and services to prospective users. We may not, however, always be able to meet our users' expectations, many of which are outside of our control. We may face user dissatisfaction due to perceptions of our failure to engage our users in effective learning, our users' overall dissatisfaction with the quality of the content of our learning apps and offline products, technical disruptions or failure of our learning apps, smart devices or other products, as well as potential concerns from parents on their children's learning along with games being too immersive and distracting.

        If we are unable to continue to attract and retain users to subscribe for the premium content of our learning apps or purchase our other products, or to maintain or increase the spending of our existing users on our products and services, our revenues may decline, which may have a material adverse effect on our business, financial condition and results of operations.

         Our online operations have a limited operating history in an evolving market, which makes it difficult to predict our prospects and our business and financial performance.

        While the history of our business in the education industry dates back to 1996 when Hongen Education introduced its first product, our online operations have a limited operating history as we launched our online operations only in 2016 and established our integrated suite of online and offline products and services in late 2019. Our limited history of operating under the current business model may not serve as an adequate basis for evaluating our prospects and operating results, including our revenues, cash flows and operating margins. The online education market in China is still rapidly evolving and is characterized by intense competition, which makes it more difficult to evaluate our performance and prospects. We have encountered, and may continue to encounter in the future, risks, challenges and uncertainties associated with operating an integrated online and offline edutainment business and expanding our global reach, such as continuing to develop high-quality content, expanding our user base and enhancing user engagement, navigating an uncertain and evolving regulatory environment, and improving and expanding our product and service offerings. If we do not manage these risks successfully, our operating and financial results may differ materially from our expectations and our business and financial performance may suffer.

         We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, the success of our business will be compromised.

        We have experienced rapid growth since the inception of our online operations. However, our historical growth may not be indicative of our future growth or financial results. For example, our learning services revenues experienced significant growth in the six months ended June 30, 2020 as the number of paying users increased rapidly during the COVID-19 pandemic. We cannot assure you that we will be able manage our growth at the same rate as we did in the past, or avoid any decline in the future. To maintain our growth, we need to attract more users, hire more qualified content development and other staff, scale up our product and service offerings and strengthen our technology infrastructure. Moreover, our current and planned staffing, systems, policies, procedures and controls may not be adequate to support our future operations. To effectively manage the expected growth of our operations and personnel, we will also be required to refine our operational, financial and management controls and reporting systems and procedures. If we fail to efficiently manage this expansion of our business, our costs and expenses may increase faster than we planned and we may not successfully attract a sufficient number of users and customers in a cost-effective manner, respond to competitive challenges, or otherwise execute our business strategies. These activities require significant capital expenditures and investment of valuable management and financial resources, and our growth will continue to place significant demands on our management. The increasingly large children user base and the expanding content also expose us to challenges related to legal compliance, such as complying with evolving laws and regulations on privacy and intellectual property. There is no guarantee that we will be able to effectively manage any future growth in an efficient, cost-effective and timely manner, or at all. Our growth in a relatively short period of time is not necessarily indicative of results that we may achieve in the future. If we fail to effectively manage the growth of our business and operations, our reputation, results of operations and overall business and prospects could be negatively impacted.

         We have incurred net losses in the past, and we may not be able to remain profitable or increase profitability in the future.

        We have incurred net losses of RMB17.6 million and RMB275.6 million (US$39.0 million) in 2018 and 2019, respectively, and we recorded a net income of RMB5.6 million (US$0.8 million) in the six months ended June 30, 2020. We cannot assure you that we will be able to remain profitable in the future. Our ability to maintain profitability will depend primarily on our ability to increase our operating margin, either by growing our revenues at a rate faster than the increase of our operating expenses, such as our research and development expenses, or by reducing our operating expenses as a percentage of our net revenues. As we plan to continue to invest in expanding the scope and improving the quality of our product and service offerings as well as in marketing and branding efforts, there can be no assurance that we will maintain profitability and we may experience net losses again in the future.

         We face competition, which may divert users to our competitors, lead to pricing pressure and loss of market share.

        The childhood education industry in China is evolving and competitive, and we expect competition in this sector to persist and intensify as more players may enter this promising market. We face competition in each part of our product service offerings from other education companies. For example, each of our learning apps has certain competitors in the relevant subject. We also face pressure for our offline operations from other providers of learning materials and smart learning device. Some of our current competitors or future competitors entering this market may have longer operating histories in certain businesses, greater brand recognition, or greater financial, technical or marketing resources than we do. We compete with our competitors across a range of factors, including, among others, high-quality content development staff, technology infrastructure and data analytics capabilities, scope and quality of our product and service offerings, user experience, and brand recognition. Our competitors may launch similar products or services, with different pricing and service packages that may have greater appeal than our offerings. If we reduce our subscription fees or increase spending in response to competition in order to retain or attract users or pursue new market opportunities, our revenues may decrease, and our costs and expenses may increase as a result of such actions, which may adversely affect our operating margins. If we are unable to successfully compete for users, maintain or increase our level of subscription fees, attract and retain competent content development staff or other key personnel, maintain our competitiveness in terms of the quality of our product and service offerings in a cost-effective manner, our business and results of operations may be materially and adversely affected.

         Our business, financial condition and results of operations, especially our offline operations, has been and may continue to be adversely affected by the COVID-19 outbreak.

        The recent outbreak of COVID-19 has spread rapidly across the world. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and many other countries for the past few months. In March 2020, the World Health Organization declared the COVID-19 a pandemic.

        The current COVID-19 pandemic has already adversely affected many aspects of our business. Our offline business has been negatively impacted by the COVID-19 outbreak most significantly, as kindergartens and after-school learning centers, which are the major customers of our learning materials and devices, have undergone temporary yet prolonged closure since February 2020. As a result, some of the orders placed for our products in early 2020 were canceled or delayed. As of the date of this prospectus, most kindergartens and after-school learning centers in China remain closed and the demand for our offline products has not been fully recovered.

        In addition, as part of China's nationwide efforts to contain the spread of COVID-19, we made adjustments of operation hours and work-from-home arrangements when our offices had been temporarily closed for a certain period of time. We had taken measures to facilitate our employees to work remotely, but we might still have experienced lower work efficiency and productivity in that period.

        The potential downturn brought by and the duration of the COVID-19 outbreak may be difficult to assess or predict where actual effects will depend on many factors beyond our control. The extent to which the COVID-19 outbreak impacts our long-term results remains uncertain, and we are closely monitoring its impact on us. Our business, results of operations, financial conditions and prospects could be adversely affected directly, as well as indirectly to the extent that the COVID-19 outbreak or any other epidemic harms the Chinese and global economy in general.

         We face uncertainties with respect to the development of relevant regulations. Failure to renew requested licenses or permits in a timely manner or obtain newly required ones, including the Online Publishing Service Permit, Online Transmission of Audio-Visual Programs License and the Production and Operation of Radio and TV Programs Permit due to adverse changes in regulations or policies could have a material adverse impact on our business, financial condition and results of operations.

        The internet industry and education industry in China are highly regulated by the PRC government. As an integrated online and offline edutainment company, we are required to obtain and maintain all necessary approvals, licenses or permits applicable to our business operations and make all necessary registration and filings for our products and services in China, and we may be required to apply for and obtain additional licenses or permits for our operations as the interpretation and implementation of current PRC laws and regulations are still evolving, and new laws and regulations may also be promulgated.

        We currently hold a Value-added Telecommunications Business Operating License for our internet information service. We may be required to apply for and obtain additional licenses, permits or recordation, given the significant uncertainties of the interpretation and implementation of certain regulatory requirements applicable to online edutainment business. As of the date of this prospectus, online edutainment institutions are not explicitly required to obtain the Online Transmission of Audio-Visual Programs License or the Production and Operation of Radio and TV Programs Permit primarily because there are significant uncertainties relating to the interpretation and implementation of relevant rules and regulations, in particular, as the scope of "internet audio-visual program" or "radio and television program" as defined in relevant rules and regulations promulgated by relevant government authorities. In addition, as of the date of this prospectus, there are no implementation rules, explicit interpretation from government authorities or prevailing enforcement practice deeming the provision of our edutainment content to our users through our learning apps as "online publishing" which refers to digital works with publishing features such as having been edited, produced or processed and are available to the public through information networks and requires an Online Publishing Service Permit. See "Regulation—Regulation Related to Online Publishing." However, there is no assurance that local PRC authorities will not adopt different enforcement practice, or any PRC government will not issue more explicit interpretation and rules or promulgate new laws and regulations from time to time to further regulate the online edutainment industry, which may subject us to additional licensing requirements to continue to operate our online business. If our online edutainment business is considered as transmission of "internet audio-visual program" or "production of radio and television program," we may be required to obtain the Online Transmission of Audio-Visual Programs License or the Production and Operation of Radio and TV Programs Permit. If the content offered in our platform is considered as "online publications," we may be required to obtain the Online Publishing Service Permit. As of the date of this prospectus, no fines or other penalties have been imposed on us for failure to obtain such additional licenses, permits or recordation, including, among other things, License for Online Transmission of Audio-Visual Programs, Permit for Production and Operation of Radio and TV Programs and Online Publishing Service Permit.

        In addition, if future PRC laws and regulations provide that our learning materials provided to kindergarten or after-school learning centers may be subject to review, vetting or any restrictions by relevant government authorities, there can be no assurance that we will pass such review and vetting, or comply with such restrictions. If we fail to pass such review and vetting, or are restricted from selling our learning materials to kindergarten or after-school learning centers, we may need to adjust our learning materials in compliance with such laws and regulations and incur additional costs, which may adversely harm our business, financial condition and results of operation.

        There can be no assurance that, if so required, we will be able to obtain all the required approvals, licenses, permits and complete all necessary filings, recordation renewals, review and registrations on a timely basis for our learning apps and learning materials, or at all, given the significant amount of discretion the PRC authorities may have in interpreting, implementing and enforcing relevant rules and regulations, as well as other factors beyond our control and anticipation. If we fail to obtain required permits in a timely manner or obtain or renew any permits and certificates, or fail to complete the necessary filings, recordation renewals, review or registrations on a timely basis, we may be subject to fines, confiscation of the gains derived from our non-compliant operations, suspension of our non-compliant operations or claims for compensation of any economic loss suffered by our users or other relevant parties.

         Our business depends on the continued success of our brands, and if we fail to maintain and enhance the recognition of our brands, or the recognition of our brands is adversely affected by any negative publicity concerning us, our reputation and operating results may be harmed.

        We believe that market awareness of our iHuman (" ") brand among users and customers have contributed significantly to our success. We also benefit from the brand recognition of Hongen Education, which has been operating in the education industry for more than 20 years. Maintaining and enhancing our brands are critical to our efforts to scale our business and attract and retain users and customers. We engage in branding efforts such as word-of-mouth marketing, promotional events, app store promotion and online social media advertising. These efforts may not always achieve the desired results. If we fail to maintain a strong brand, our business, results of operations and prospects will be materially and adversely affected. In addition, customers may be confused by our various brands for different lines of business, as well as by other brands with similar names/trademarks, if we fail to make our respective brand recognizable and differentiated. If we are unable to maintain and further enhance our brand recognition, or if our brand image is negatively impacted by any negative publicity, we may not be able to maintain our current growth and our business, financial condition and results of operations may be materially and adversely affected.

        Negative publicity about us and our business, shareholders, affiliates, directors, officers, other employees, business partners, users, businesses with similar names to ours without our authorization, as well as the industry in which we operate, can harm our brand and reputation. Negative publicity concerning these parties could be related to a wide variety of matters, including, but are not limited to:

  •
  alleged misconduct or other improper activities committed by our directors, officers and other employees, in particular with respect to children or childhood education, including misrepresentation made by our employees to prospective users during sales and marketing activities;

  •
  false or malicious allegations or rumors about us or our directors, shareholders, affiliates, officers and other employees;

  •
  complaints by our users and customers about our products and services;

  •
  security breaches of confidential user or transaction data;

  •
  employment-related claims relating to alleged wrongful discharge, employment discrimination, wage and hour violations; and

  •
  governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

        In addition to traditional media, there has been increasing use of social media platforms and similar media in China that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company, shareholders, affiliates, directors, officers and other employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

         Our promulgation of new products and services may not be successful and may expose us to new challenges and more risks.

        Although we have been successful in launching learning apps in new subjects as well as in integrating our online and offline products, there is no assurance that we will be able to continue our success in our promulgation of new products and services in the future. For example, we plan to launch online courses in various formats. We also expect to expand the demographic coverage of our products and services to elder children groups, particularly those aged between eight and twelve, to increase user lifetime value. Our lack of experience with these new service and product offerings may adversely affect our prospects and our ability to compete with the existing market players in any of these product and service categories. Moreover, promulgation of new products and services and expansion into new markets may disrupt our ongoing business, distract our management and employees and increase our expenses to cover unforeseen or hidden liabilities or costs. We may also face challenges in achieving the expected benefits of synergies and growth opportunities in connection with these new product and service offerings. We may also become subject to additional compliance requirements for these new product and service categories. Failure to expand successfully may also diminish investor confidence in our decision-making and execution capabilities, which could materially and adversely affect our business, results of operations, financial condition and prospects.

         If we are not able to continue to engage, train and retain high-quality content development staff, we may not be able to offer appealing new content or maintain the quality of existing content of our products and services in a cost-effective way.

        As we believe our high-quality original education content is crucial to our product-centric business model and our prospects, our content development staff is critical to the popularity of our learning apps, learning materials and smart learning devices and to the experience of our users and customers. We seek to engage high-quality content development staff with strong educational backgrounds and innovative capabilities. We need to provide competitive salaries and offer attractive career outlooks to attract and retain them. We must also provide ongoing training to our content development staff to ensure that they stay abreast of the evolving and diversified needs of both individual users and education organizations for childhood education. Furthermore, as we continue to develop education content in new subjects and formats, we may need to engage additional high-quality content development staff with appropriate skill sets or backgrounds to develop the content effectively. We cannot guarantee that we will be able to effectively engage and train such staff quickly, or at all. Additionally, given the potentially more attractive opportunities for our skilled and experienced content development staff, over time, some of them may choose to leave us. Departure of quality content development staff may reduce the attractiveness of our product and service offerings and negatively impact our results of operations. Although we have not experienced major difficulties in engaging, training or retaining high-quality content development staff in the past, we may not always be able to do so to keep pace with our growth while maintaining consistent content development quality. A shortage of high-quality content development staff, a decrease in the quality of our existing staff's performance, whether actual or perceived, or a significant increase in the cost to engage or retain high-quality content development staff would have a material adverse effect on our business, financial condition and results of operations.

         We cooperate with various business partners, such as suppliers and distributors. If we are not able to maintain our relationships with existing business partners or develop relationships with new business partners, our operations may be materially and adversely affected.

        We cooperate with various business partners in the ordinary course of our business. For example, we cooperate with suppliers on materials and assembly for the production of our learning materials and smart learning devices, and with publishers for publishing our learning materials. We also cooperate with local distribution partners to effectively promote our product and service offerings. Maintaining strong relationships with suppliers and distributors is critical to the results of operations and prospects of our business. Furthermore, we are licensed to use certain copyrighted materials from an affiliate of ours for use in certain learning apps, and we are in the process of reaching an agreement with a leading publisher to obtain licenses to use certain of its copyright. We generally enter into cooperation agreements with our business partners, and these cooperation agreements typically do not restrict the business partners from cooperating with our competitors. There can be no assurance that the business partners we currently cooperate with will continue the cooperation with us on commercially acceptable terms, or at all, after the terms of the current agreements expire. Our ability to attract distributors to cooperate with us also hinges on the quality and popularity of our products. If we cannot ensure that our products are well-recognized among users and customers, we might not be able to attract new distributors or maintain our existing distribution channels. If we are unable to maintain our relationships with existing business partners or develop relationships with new business partners, our operations may be materially and adversely affected.

        In addition, we leveraged the support from, and our relationship with, our affiliates for back office support when we first launched our online operation. For example, Perfect World Group historically provided us with certain financial management, legal service, human resource service, administrative and IT support. As a result, our limited history of independent management may not serve as an adequate basis for evaluating our administrative efficiency. In 2020, we are handling most of these back office functions independently.

         We may not be able to develop and introduce new features to, or upgrade the current features in, our existing products and services to meet changing user preferences in a timely and cost-effective manner.

        To attract users and keep our existing users engaged, we must introduce new products and services and upgrade our existing products and services to meet users' evolving preferences. It is difficult to predict the preferences of a particular user or a specific group of users. Changes and upgrades to our existing products and services may not be well received by our users, and newly introduced products and services may not achieve success as expected. Going forward, we may also introduce new products and services in areas beyond childhood learning, with which we have little or no prior experience. Such efforts may require us to contribute a substantial amount of additional human capital and financial resources. We cannot assure you that any of such new products or services will achieve market acceptance or generate sufficient revenues to adequately compensate the costs and expenses incurred in relation to our development and promotion efforts. If we fail to improve our existing products and services and introduce new ones in a timely or cost-effective manner, our ability to attract and retain users may be impaired, and our financial performance and prospects may be adversely affected.

         The success and future growth of our business may be affected by user and customer acceptance and market trend of integration of learning and technology.

        We operate in the edutainment industry, and our business model features integrating technology, including gamified technology, closely with learning to provide a more interactive and engaging learning experience. However, edutainment remains a relatively new concept in China, and there are limited proven methods to project user demand, preference or available industry standards on which we can rely. The general public, many of whom are our potential users, may not recognize and accept the concept of children learning on a mobile app rather than from a human teacher. They may also have concerns over the effectiveness of our interactive and self-directed learning apps, considering that our business model is relatively new and there are few players with proven track records in the market. As a result of the foregoing, the general public may not choose our products and services, and may stick with traditional in-person teaching. If we fail to convince our users and potential users on the value and the effectiveness of our innovative approach as well as further promote our products and services, our growth will be limited and our business, financial performance and prospects may be materially and adversely affected.

         We may not be able to maintain or increase our price level and we cannot guarantee that our monetization strategies will be successfully implemented.

        Our results of operations are affected by the pricing of our products and services. We determine the subscription fees of our learning apps and the prices of our offline products primarily based on the demand for our learning apps and products, the level of fees charged by our competitors, our pricing strategy to gain market share and general economic conditions in China. We cannot guarantee that we will be able to maintain or increase our fee level in the future without adversely affecting the demand for our learning apps.

         We have historically experienced working capital deficits. If we continue to experience such working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.

        We had working capital deficits of RMB65.0 million and RMB19.7 million (US$2.8 million) as of December 31, 2018 and 2019, respectively. We had a positive cashflow from operations of RMB42.6 million (US$6.0 million) in 2019 and RMB84.4 million (US$11.9 million) in the six months ended June 30, 2020. As of June 30, 2020, our current assets exceeded our current liabilities. There is no assurance, however, that we will be able to maintain a working capital surplus in the future and that we will be able to address working capital deficit, if any, in a timely manner, which could materially and adversely affect our liquidity, results of operations, financial condition and ability to operate.

         We are subject to a variety of laws and other obligations regarding data privacy and protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, financial condition and results of operations.

        We are subject to various regulatory requirements relating to the security and privacy of data, including PRC restrictions on the collection and use of personal information and requirements to take steps to prevent personal data from being divulged, stolen, or tampered with. See "Regulation—Regulation Related to Internet Information Security and Privacy Protection." Regulatory requirements regarding the protection of data are constantly evolving and can be subject to differing interpretations or significant change, making the extent of our responsibilities in that regard uncertain. For example, the PRC Cybersecurity Law became effective in June 2017, but there are substantial uncertainties as to the interpretation and application of the law. It is possible that those regulatory requirements may be interpreted and applied in a manner that is inconsistent with our practices. In addition, the Office of the Central Cyberspace Affairs Commission, the Ministry of Industry and Information Technology, the Ministry of Public Security, and the State Administration for Market Regulation jointly issued an announcement on January 23, 2019 regarding carrying out special campaigns against mobile internet application programs collecting and using personal information in violation of applicable laws and regulations, which prohibits business operators from collecting personal information irrelevant to their services and from forcing users to give authorization in a disguised manner. Further, the Cyberspace Administration of China issued the Provisions on the Cyber Protection of Children's Personal Information on August 22, 2019, which took effect on October 1, 2019. The Provisions on the Cyber Protection of Children's Personal Information requires that, among others, network operators who collect, store, use, transfer and disclose personal information of children under the age of 14 shall establish special rules and user agreements for the protection of children's personal information, inform the children's guardians in a noticeable and clear manner, and shall obtain the consent of the children's guardians. We have been taking and will continue to take reasonable measures to comply with such announcement and provisions. However, as the announcement and provisions are relatively new, we cannot assure you we can adapt our operations to it in a timely manner. Besides the evolving regulations, we face challenges exposed by the wide array of different regulatory bodies and professional self-regulatory associations in the area (such as China National App Administration Center, or CNAAC, a third-party monitoring organization), which impose different standards of data privacy regulations or non-binding self-regulatory rules related to data privacy from different perspectives, often times resulting in a more difficult position for us to comply with all such regulations and rules.

        As our learning apps are available globally on app stores, we are also subject to data privacy laws and regulations overseas, including the Children's Online Privacy Protection Act, or the COPPA, in the United States and General Data Protection Regulation, or GDPR, in the European Union. We have been taking measures, including the implementation of a tailored data privacy policy for users in the United States, and will continue to take measures to make sure our collection, use and disclosure of personal information from children under 13 years of age in the United States are in compliance with the COPPA and the necessary parental consents are obtained properly. Even though our user base in the European Union is relatively limited, we are working closely on our data privacy and protection measures for EU users to make sure we comply with applicable laws and regulations. Although we strive to ensure that our learning apps are compliant with applicable data privacy and protection laws and regulations overseas, the laws may be modified, interpreted or applied in new manners that we may be unable to anticipate or adjust for appropriately. We may also incur substantial costs to ensure our compliance internationally. In addition, users or potential users may find our measures to comply with the applicable laws and regulations troublesome to follow, and thus we may lose our users or potential users.

        Any failure, or perceived failure, by us, or by our business partners, to comply with applicable privacy, data security and personal information protection laws, regulations, policies, contractual provisions, industry standards, and other requirements, may result in the suspension or even removal of our learning apps, as well as civil or regulatory liability, including governmental or data protection authority enforcement actions and investigations, fines, penalties, enforcement orders requiring us to cease operating in a certain way, litigation, or adverse publicity, and may require us to expend significant resources in responding to and defending allegations and claims. For example, in January 2020, iHuman Magic Math, one of our learning apps, was announced to have failed to "expressly state the purpose, way and scope of collection of data and expressly ask for user's consent" for its access to external storage by CNAAC. We promptly communicated with CNAAC to explain the necessity of the access, as well as the fact that we legitimately and expressly obtained our users' consent, and the case was resolved. On April 10, 2020, iHuman Chinese was announced by CNAAC to have failed, among other things, to "expressly display the location of the privacy permissions requested." We promptly communicated CNAAC to explain the necessity of the permissions we requested and the way we legitimately and expressly obtained consents, and an updated version of iHuman Chinese was promptly launched to clear CNAAC's concerns. On April 15, 2020, CNAAC confirmed that our measures were in compliance with its standard and iHuman Chinese were reinstated in Xiaomi and Baidu app stores where it was temporarily suspended for a few days.

        Moreover, claims or allegations that we have failed to adequately protect our users' data, or otherwise violated applicable privacy, data security and personal information protection laws, regulations, policies, contractual provisions, industry standards, or other requirements, may result in damage to our reputation and a loss of confidence in us by our users or our partners, potentially causing us to lose users, content providers, other business partners and revenues, which could have a material adverse effect on our business, financial condition and results of operations.

         If our security measures are breached or failed and result in unauthorized disclosure or unintended leakage of data, we could lose existing users, fail to attract new users and be exposed to protracted and costly litigation or administration sanctions.

        We store and transmit proprietary and confidential information, including confidential children and parent information such as nicknames, mobile numbers and email addresses for user registration, children's ages and pictures for creating user profile, and voice information for testing. The data is primarily stored in our digital database. To ensure the confidentiality and integrity of our data, we maintain comprehensive and rigorous data security measures. For example, we anonymize and encrypt confidential personal information and take other technological measures to ensure the secure processing, transmission and usage of data. See "Business—Data Privacy and Security." Our board of directors has also established a cyber security committee to oversee our cybersecurity risk management, which is responsible, on behalf of the board, for setting up cybersecurity measures, overseeing the implementation of the measures and dealing with major cybersecurity issues if such issues arise. These measures, however, may not be as effective as we anticipate. If our security measures are breached, or fail to function as intended, and result in unauthorized disclosure or unintended leakage of data, external parties may receive or be able to access the personal information on our users, which could subject us to liabilities, interrupt our business and adversely impact our reputation. Furthermore, we currently are subject to certain legal obligations regarding the manner in which we treat such information. Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect, transfer and use data, could have an adverse effect on our business. If we were to process or disclose data of our users in a manner they objected, our business reputation could be adversely affected, our mobile apps could be removed from app stores, and we may face potential legal claims that could impact our operating results.

        Any of these issues could harm our reputation, adversely affect our ability to attract users and customers, retain existing users and customers, or subject us to third-party lawsuits, regulatory fines or other action or liability. Further, any reputational damage resulting from breach of our security measures could create distrust of our company by prospective customers or investors. We may be required to expend significant additional resources to protect us against the threat of security measures breaches or to alleviate problems caused by such disruptions or breaches.

         Any significant disruption to our technology infrastructure or our failure to maintain the satisfactory performance, security and integrity of our technology infrastructure would reduce customer satisfaction and harm our reputation.

        The performance and reliability of our information technology system are critical to our operations and reputation. Our network infrastructure is currently deployed and our data is currently mainly maintained in physical server rooms operated by third party service providers in Beijing. Our operations depend on the service providers' ability to protect its and our system in its facilities against events such as damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events, which events are beyond our control. If our arrangement with such service providers is terminated or if there is a lapse of service or damage to their facilities, we could experience interruptions in our service. Any interruptions in the accessibility of or deterioration it the quality of access to our system could reduce user satisfaction and result in a reduction in the number of active users, which would reduce the attractiveness of our learning apps and harm our reputation. To date, we have not experienced any significant system outage caused by IT issues, but we cannot assure you that such issues will not happen in the future.

         We may not be successful in developing or maintaining relationships with key participants in the mobile industry or in developing products and services that operate effectively with these operating systems, networks, devices and standards.

        We make our learning apps available on both iOS and Android systems across a variety of mobile devices. We depend on the interoperability of our products and services with popular devices and mobile operating systems that we do not control. Any changes in devices or their systems that degrade the functionality of our products and services or give preferential treatment to competitive products or services could adversely affect the usage of our products and services. We may not be successful in developing relationships with key participants in the mobile industry or in developing services that operate effectively with their operating systems, networks, devices and standards. We also cooperate with key participants in the mobile industry to put our products on the front page of their respective apps stores and label our products as recommended, which helps us attract prospective users. If we cannot maintain such relationships at reasonable costs or at all, we may not get sufficient exposure on their respective platforms, which will impair our ability to acquire traffic.

        In addition, we rely on third-party mobile app distribution channels to distribute our learning apps to our users. As such, the promotion, distribution and operation of our learning apps are subject to such distribution channels' standard terms and policies for app developers, which are subject to the interpretation of, and frequent changes by, these distribution channels. If any major distribution channel interprets or changes its standard terms and conditions in a manner that is detrimental to us in the future, or terminate its existing relationship with us, our business, financial condition and results of operations may be materially and adversely affected.

         We rely on a single learning app, iHuman Chinese, for a substantial portion of our learning services revenues and any changes in the market and popularity of iHuman Chinese could have a material adverse effect on our business, financial condition and results of operations.

        iHuman Chinese, whose launch in 2016 and commercialization in April 2018 antedated most of our other learning apps, has been our most popular learning app and revenues from iHuman Chinese accounted for over 80% of our total learning services revenues in 2018, 2019 and the six months ended June 30, 2020. We expect the paying users of iHuman Chinese will continue to increase and the percentage of the revenues from iHuman Chinese to remain substantial in the near future. Although we commercialized other learning apps, including iHuman Books in 2017, iHuman Magic Math in 2018, iHuman Stories in 2018, iHuman Pinyin in late 2019, iHuman English World and iHuman Chinese International in 2020, and plan to further expand our service offerings, the growth of these offerings may not outpace the growth of iHuman Chinese and our reliance on iHuman Chinese may continue in the near future. If there is any disruption in the popularity of iHuman Chinese, whether as a result of our failure to continue to provide highly effective and engaging content, the launch of other competing apps to the market or otherwise, our business, financial condition and results of operations could be materially and adversely affected.

         If we are not able to improve or maintain our sales and marketing efficiency, our business and results of operations may be materially and adversely affected.

        Since the inception of our online operations, we have been conducting our sales and marketing activities efficiently. We incurred sales and marketing expenses of RMB22.0 million, RMB53.7 million (US$7.6 million) and RMB28.4 million (US$4.0 million) in 2018, 2019 and the six months ended June 30, 2020, respectively. In line with our product-centric business model, we have relied on word-of-mouth referrals among our users and promotions and recommendations from leading mobile app stores to expand our user base, which requires relatively lower sales and marketing expenses. We intend to further strengthen our collaboration with mobile app stores to enhance app store promotion and user recommendation, and we also plan to conduct more sales and marketing activities through online advertising, such as social media, internet video and livestreaming-based promotional campaigns. These sales and marketing activities may not be well received by our target user group and may not result in the levels of sales that we anticipate. We also may not be able to retain or recruit experienced marketing staff, or to efficiently train junior marketing staff. In addition, sales and marketing approaches and tools in the online education market in China are evolving. This further requires us to enhance our marketing and branding approaches and experiment with new methods to keep pace with industry developments and user preferences. Failure to refine our existing sales and marketing approaches or to introduce new sales and marketing approaches in a cost-effective manner may reduce our market share, cause our revenues to decline and negatively impact our operating margins.

         We may be involved in legal and other disputes from time to time arising out of our operations, including allegations relating to our infringement of intellectual property rights of third parties.

        We have and may continue to be involved in legal and other disputes in the ordinary courses of our business, including allegations against us for potential infringement of third party's copyrights or other intellectual property rights. In the ordinary course of our business, content of our mobile apps or offline products may expose us to allegations from third parties for infringement of intellectual property rights. We may not have obtained licenses for all the content we offer, and the scope, type and terms of the licenses we obtained for certain content may not be broad enough to cover all fashions we currently employ or may employ in the future. In addition, if any purported licensor of the content we license does not actually have sufficient authorization relating to the content or right to license a content to us, or if such purported licensor had lost its authorization to sub-license content that we license, and do not timely inform us of such loss of authorization, we may be subject to claims of intellectual property infringement from third parties. Moreover, certain content of our mobile apps, including iHuman Books and iHuman Stories, or offline products contain storylines or passages from third party literary works, which we believe are in the public domain or are otherwise no longer copyrighted, and there is no guarantee that our use of these content does not infringe the intellectual property rights of any third parties.

        Furthermore, the licensing agreements of certain content we license have restricted the content from being accessed from outside of the PRC. Our mobile apps are accessible globally, and while we use an IP-based location identification system to prevent these content from being accessed overseas, the system may be breached, in which case we may violate the terms of these licensing agreements and be subject to disputes arising from our users' access to these content from outside of the PRC.

        Although we have not been subject to claims or lawsuits with respect to copyright infringement outside of China, we cannot assure you that we will not become subject to copyright laws or legal proceedings initiated by third parties in other jurisdictions, such as the United States, as a result of the ability of users to access our content in the United States and other jurisdictions, the ownership of our ADSs by investors in the United States and other jurisdictions, the extraterritorial application of foreign law by foreign courts or otherwise. In addition, we will become a publicly listed company upon the completion of this offering, as a result of which we may be exposed to increased risk of litigation. If a claim of infringement brought against us in the United States or other jurisdictions is successful, we may be required to, upon enforcement, (i) pay substantial statutory or other damages and compensations, (ii) remove relevant content from our platform or our mobile apps from certain app stores, or (iii) pay license fees for the content, which may not be available on commercially reasonable terms.

        Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our management's attention and resources or result in the loss of goodwill associated with our brand. If a lawsuit against us is successful, we may be required to pay substantial damages and/or license fees for the content in dispute, which could adversely affect the attractiveness of our products, limit our ability to attract and retain users, harm our reputation, and negatively affect our results of operations and financial condition.

         Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly and ineffective.

        We believe that our patents, copyrights, trademarks and other intellectual property are essential to our success, and we depend, to a large extent, on our ability to develop and maintain the intellectual property rights relating to our content and technology. We have devoted considerable time and resources to the development and improvement of our learning apps, learning materials, smart learning devices, websites, and our system infrastructure.

        We rely primarily on a combination of intellectual property laws and other contractual restrictions, including confidentiality agreements, non-compete agreements and IP ownership assignment terms, for the protection of the intellectual property used in our business. Nevertheless, these measures provide only limited protection and the actions we take to protect our intellectual property rights may not be adequate. Our trade secrets may become known or be independently discovered by our competitors. Third parties may in the future pirate our content and may infringe upon or misappropriate our other intellectual property. In particular, our learning materials and other printed materials have been historically been the target of piracy attacks and other intellectual property infringement, which has been an issue of significant concern for publications in China due to the low cost of piracy. Our sales of learning materials and other printed materials are conducted nationwide, which makes monitoring and enforcing our intellectual rights more difficult. The content of our learning apps may also subject to piracy and other intellectual property infringement. Infringement upon or the misappropriation of, our proprietary content and technologies or other intellectual property could have a material adverse effect on our business, financial condition or results of operations. Although we have taken measures in monitoring and policing the unauthorized use of our intellectual property, policing the unauthorized use of intellectual property rights can be difficult and expensive.

        In addition, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Such litigation may be costly and divert management's attention away from our business. An adverse determination in any such litigation would impair our intellectual property rights and may harm our business, prospects and reputation. Enforcement of judgments in China is also uncertain, and therefore even if we are successful in litigation, it may not provide us with an effective remedy. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

         Our business is subject to the risks of international operations.

        Our learning apps are accessible in overseas markets via app stores, and we have launched iHuman Chinese International, the international version of iHuman Chinese, in May 2020 to serve users outside of the PRC. We intend to strengthen and localize the content and functionalities of iHuman Chinese International and expand into more foreign markets with large Chinese diaspora. We intend to introduce more products and services tailored for overseas markets and also plan to cooperate with local distribution partners overseas to effectively promote our product and service offerings. Therefore, our international operations and expansion efforts have resulted and may continue to result in increased costs and subject us to a variety of risks, including increased competition, uncertain enforcement of our intellectual property rights, changes and evolutions in overseas market conditions and user preferences, and the complexity of compliance with foreign laws and regulations, including data protection laws.

        In addition, compliance with applicable Chinese and foreign laws and regulations, such as import and export requirements, anti-corruption laws, tax laws, foreign exchange controls and cash repatriation restrictions, data privacy requirements, labor laws, restrictions on foreign investment, and anti-competition regulations, increases the costs and risk exposure of doing business in foreign jurisdictions. Although we have implemented tailored privacy policy for our users in the United States and European Union in accordance with COPPA and GDPR, respectively, and required verifiable parental consent for iHuman Chinese International users, a violation by us or our employees or partners of other applicable foreign laws could nevertheless occur. In some cases, compliance with the laws and regulations of one country could violate the laws and regulations of another country. Violations of these laws and regulations could materially and adversely affect our brand, international growth efforts and business.

         If we fail to adopt new technologies that are important to our business, our competitive position and ability to generate revenues may be materially and adversely affected.

        The technologies used in internet and value-added telecommunications services in general, and in online edutainment in particular, may evolve and change over time. As a product-driven edutainment company, we must anticipate and adapt to such technological changes and adopt new technologies in a timely fashion. If we fail to do so, our competitive position and our business development could suffer, which in turn would have a material and adverse effect on our financial condition and results of operations. If we are unsuccessful in addressing any of the risks relating to failure to adopt new technologies, our business may be materially and adversely affected.

         We may be subject to liability claims for any inappropriate content on our learning apps, which could cause us to incur legal costs and damages our reputation.

        We implement monitoring procedures to prohibit inappropriate content from being displayed on our learning apps and learning materials. However, we cannot assure you that there will be no inappropriate materials included in our education contents. Therefore, we may face civil or administrative liability if an individual or corporate, governmental or other entity believes that our content, in particular those related to childhood education, violates any laws, regulations or governmental policies or infringes upon its legal rights. Even if such a claim were not successful, defending such a claim may cause us to incur substantial costs. Moreover, any accusation of inappropriate content in our education content offerings could lead to significant negative publicity, which could harm our reputation and results of operations.

         We may not be able to obtain additional capital when desired, on favorable terms or at all.

        We make investments in content development, technological systems and other projects to remain competitive. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing results of operations. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.

         Our success depends on the continuing efforts of our founder, senior management team and other key employees.

        The continuing efforts of our founder, senior management team and other key employees are important to our continued success. In particular, we rely on the expertise and experience of

Mr. Michael Yufeng Chi, our founder and chairman of the board of directors. We also rely on the experience and services from our senior management team. If they cannot work together effectively or efficiently, our business may be severely disrupted. If one or more of our senior management were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all, and our business, financial condition and results of operations may be materially and adversely affected. In addition, certain members of our senior management, including Mr. Michael Yufeng Chi, also hold positions in our affiliates, such as Perfect World Group. If any of such member of our senior management devote significantly more time or attention to our affiliates, our business and operation may be significantly and adversely affected. If any of our senior management joins a competitor or forms a competing business, we may lose users, key professionals and other staff members. Our senior management has entered into employment agreements with us which contain confidentiality clauses, as well as standalone confidentiality and non-compete agreements. However, if any dispute arises between our senior management and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

         We may encounter potential conflict of interests in competition with our affiliates, and such conflict of interests may not be resolved in our favor.

        We expect that Mr. Michael Yufeng Chi, our founder and chairman of the board of directors, will continue to be our controlling shareholder after the completion of this offering, and Mr. Hanfeng Chi will continue to be our director after the completion of this offering. They hold positions in certain affiliates of us, such as Mr. Michael Yufeng Chi serving as the chairman of Perfect World Group and Mr. Hanfeng Chi serving as a director of Hongen Education. In addition, Mr. Michael Yufeng Chi beneficially owns more than 50% of the voting power in Hongen Education and Perfect World Group. Although none of our affiliates operate in the online childhood edutainment market or offers integrated suite of online and offline education products and services, certain affiliates are engaged in childhood education-related businesses, such as operations of kindergartens. As a result, we may enter into potential competition with these affiliates, including the following:

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  Employee recruiting and retention.  Because we and certain of our affiliates operate primarily in China's childhood education market, we and our affiliates may engage into competition for qualified employees, in particular with respect to education content developers.

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  New business opportunities.  New business opportunities in the childhood education market may arise that we and our affiliates all find attractive and complementary to our respective existing business.

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  Our board members may have conflict of interests.  Our chairman, Mr. Michael Yufeng Chi, is also the chairman of Perfect World Group. This relationship could create, or appear to create, conflict of interests when Mr. Michael Yufeng Chi is faced with decisions with potentially different implications for Perfect World Group and us.

        As we do not have non-solicitation or non-competition arrangements with any of our affiliates, there is no guarantee that Mr. Michael Yufeng Chi or Mr. Hanfeng Chi will resolve any potential conflict of interests in our favor.

         We are subject to third-party payment processing-related risks.

        Payments for some of our products and services are conducted through major third-party online payment channels in China. We may also be susceptible to fraud, user data leakage and other illegal activities in connection with the various payment methods we offer. In addition, our business depends on the billing, payment and escrow systems of the third-party payment service providers to maintain accurate records of payments by customers and collect such payments. If the quality, utility, convenience or attractiveness of these payment processing and escrow services declines, or if we have to change the pattern of using these payment services for any reason, the attractiveness of our company could be materially and adversely affected. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers that could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and become unable to accept the current online payment solutions from our customers, and our business, financial condition and results of operations could be materially and adversely affected. Business involving online payment services is subject to a number of risks that could materially and adversely affect third-party online payment service providers' ability to provide payment processing and escrow services to us, including:

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  dissatisfaction with these online payment services or decreased use of their services;

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  increasing competition, including from other established Chinese internet companies, payment service providers and companies engaged in other financial technology services;

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  changes to rules or practices applicable to payment systems that link to third-party online payment service providers;

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  breach of customers' personal information and concerns over the use and security of information collected from buyers;

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  service outages, system failures or failures to effectively scale the system to handle large and growing transaction volumes;

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  increasing costs to third-party online payment service providers, including fees charged by banks to process transactions through online payment channels, which would also increase our costs of revenues; and

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  failure to manage funds accurately or loss of funds, whether due to employee fraud, security breaches, technical errors or otherwise.

         Our results of operations are subject to seasonal fluctuations.

        Our results of operations are subject to seasonal fluctuations. Historically, our learning materials and devices revenues are generally higher in the first and third quarters because of the increased sales to kindergartens and after-school learning centers during the beginning of spring and fall sememsters. For our online operations which are at a relatively early state of development, we typically generate higher growth in the number of paying users and revenues of our learning apps in the first and third quarters because of the increased paid subscriptions during summer and winter vacations. However, it is difficult for us to judge the exact nature or extent of the seasonality of our learning services business due to its rapid growth. Given our limited operating history, the seasonal trends that we have experienced in the past may not be indicative of our future operating results. Our financial condition and results of operations for future periods may continue to fluctuate. As a result, the trading price of our ADSs may fluctuate from time to time due to seasonality.

         We have granted share-based awards, and expect to continue to grant share-based awards under our share incentive plan, which may result in increased share-based compensation expenses.

        In 2019, our VIE granted share-based awards to our employees, directors and consultant and we recorded share-based compensation expenses of RMB270.5 million (US$38.3 million) in 2019. In 2020, we have adopted a share incentive plan, or the 2020 Plan, to provide additional incentives to our employees, directors and consultants, under which options previously granted by our VIE were carried over on a one-on-one basis with identical terms and conditions under the 2020 Plan. As of the date of this prospectus, the maximum aggregate number of ordinary shares that may be issued under the plan is 19,684,555. See "Management—Share Incentive Plan." In addition, the performance condition for options granted will be satisfied upon the completion of this offering. As a result, upon the completion of this offering, we will record a significant amount of cumulative share-based compensation expenses for those options. We also expect to continue to grant awards under our share incentive plan, which we believe is of significant importance to our ability to attract and retain key personnel and employees. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our financial condition and results of operations.

         We rely on certain key operating metrics to evaluate the performance of our business, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

        We rely on certain key operating metrics, such as MAU and the number of paying users, among other things, to evaluate the performance of our business. Our operating metrics may differ from estimates published by third parties or from similarly titled metrics used by other companies due to differences in methodology and assumptions. We calculate these operating metrics using internal company data and certain external data. If we discover material inaccuracies in the operating metrics we use, or if they are perceived to be inaccurate, our reputation may be harmed and our evaluation methods and results may be impaired, which could negatively affect our business. If investors make investment decisions based on operating metrics we disclose that are inaccurate, we may also face potential lawsuits or disputes.

         We face risks related to natural and other disasters, including severe weather conditions or outbreaks of health epidemics, and other extraordinary events, which could significantly disrupt our operations.

        In addition to the impact of COVID-19, our business could be materially and adversely affected by natural disasters, other health epidemics or other extraordinary events affecting the PRC. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate our products and services.

        Our business could also be adversely affected if our employees are affected by health epidemics, such as the outbreak of the COVID-19, avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus or other diseases. If any of our employees is suspected of having contracted a contagious disease, we may be required to apply quarantines or suspend our operations. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general. Most of our directors and management and the majority of our employees currently reside in Northern China. Most of our system hardware and back-up systems are hosted in facilities located in Beijing. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Beijing, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

         A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

        COVID-19 had a severe and negative impact on the Chinese and the global economy in the first quarter of 2020, and China's National Bureau of Statistics reported a negative GDP growth of 6.8% for the first quarter of 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. The growth rate of the Chinese economy had already been slowing since 2010. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China, even before 2020. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. In addition, political tensions between the United States and China have escalated since the COVID-19 outbreak and the PRC National People's Congress' decision on Hong Kong national security legislation. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

         We have limited business insurance coverage, which could expose us to significant costs and business disruption.

        We maintain various insurance policies for our products and employees to safeguard against risks and unexpected events. However, we do not maintain business interruption insurance or key-man insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

         We face certain risks relating to the real properties that we lease.

        We lease real properties from third parties primarily for our office use in China, and the lease agreements for some of these leased properties have not been registered with the PRC government authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance were not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for those of our lease agreements that have not been registered with the relevant PRC government authorities.

        As of the date of this prospectus, we are not aware of any regulatory or governmental actions, claims or investigations being contemplated or any challenges by third parties to our use of our leased properties the lease agreements of which have not been registered with the government authorities. However, government authorities could impose fines on us due to our failure to register some of our lease agreements, which may negatively impact our financial condition.

         If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

        Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified is our company's lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules. We are in the process of implementing a number of measures to address the material weakness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting." However, we cannot assure you that these measures may fully address the material weakness and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated.

        Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report in our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

         Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and results of operations.

        China's overall economy and the average wage in China have increased in recent years and are expected to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will increase in the future. Unless we are able to offset these increased labor costs by increasing our revenues faster, our profitability and results of operations may be materially and adversely affected.

        In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee's probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

        As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices may violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

         If we fail to effectively identify, pursue and consummate strategic investments, acquisitions or partnerships, our ability to grow and to achieve profitability could be impacted.

        We may from time to time evaluate opportunities for strategic investments, acquisitions or partnerships, and engage in discussions with possible domestic and international candidates. We may not be able to identify suitable opportunities for strategic investments, acquisitions or partnerships, complete such transactions on commercially favorable terms, or successfully integrate business operations, infrastructure and management philosophies of the acquired businesses and companies. Moreover, we may be unable to achieve the level of profitability or realize other benefits from such opportunities as expected, if at all. There may be particular complexities, regulatory or otherwise, associated with our potential expansion into new markets, and our strategies may not be successful beyond our current markets. If we are unable to effectively address these challenges, our ability to pursue strategic investments, acquisitions or partnerships as a component of our long-term strategy will be impaired, which could have an adverse effect on our growth and profitability.

         Our operations depend on the performance of the internet infrastructure and telecommunications networks in China.

        The successful operation of our business depends on the performance of the internet infrastructure and telecommunications networks in China. Almost all access to the internet is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. Moreover, we have entered into contracts with various subsidiaries of a limited number of telecommunications service providers at the provincial level and rely on them to provide us with data communications capacity through local telecommunications lines. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China's internet infrastructure or the telecommunications networks provided by telecommunications service providers. We regularly serve a large number of users. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our learning apps. However, we have no control over the costs of the services provided by telecommunications service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. If internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

         We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

        Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

        As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the number of additional costs we may incur or the timing of such costs.

        In addition, as an emerging growth company, we will still incur expenses in relation to management assessment according to requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002. After we are no longer an "emerging growth company," we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

         We will be a "controlled company" within the meaning of the New York Stock Exchange's corporate governance rules and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

        We will be a "controlled company" as defined under the New York Stock Exchange's corporate governance rules because Mr. Michael Yufeng Chi, our founder and chairman of the board of directors, will beneficially own more than 50% of our total voting power immediately after the completion of this offering. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. We plan to rely on the exemption with respect to the rule that a majority of the board of directors must be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Risks Related to Our Corporate Structure

         If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Foreign ownership in entities that provide value-added telecommunication services, with a few exceptions, is subject to restrictions under current PRC laws and regulations. Specifically, foreign ownership of an internet information service provider may not exceed 50%, and the major foreign investor is required to have a record of good performance and operating experience in managing value-added telecommunications business.

        We are a Cayman Islands company and our PRC subsidiaries are considered foreign-invested enterprises. To ensure compliance with the PRC laws and regulations, we conduct our foreign investment-restricted business in China through Tianjin Hongen Perfect Future Education Technology Co., Ltd., or our VIE, and its subsidiaries, which currently holds the value-added telecommunication business license and other licenses necessary for our operation of such restricted business, based on a series of contractual arrangements by and among Hongen Perfect Future (Tianjin) Investment Co., Ltd., or Hongen Investment, our VIE and its shareholders. These contractual agreements enable us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, and (iii) have an exclusive call option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we exert control over our VIE and consolidate financial results of our VIE and its subsidiaries in our financial statements under U.S. GAAP. See "Corporate History and Structure" for further details.

        In the opinion of our PRC legal counsel, Tian Yuan Law Firm, (i) the ownership structures of our VIE and Hongen Investment in China are not in violation of mandatory provisions of applicable PRC laws and regulations currently in effect; and (ii) the contractual arrangements between Hongen Investment, our VIE and its shareholders governed by PRC law will not result in any violation of PRC laws or regulations currently in effect. However, we have been further advised by our PRC counsel that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, the PRC government may ultimately take a view contrary to the opinion of our PRC counsel. If the PRC government otherwise find that we are in violation of any existing or future PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

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  revoking the business licenses and/or operating licenses of such entities;

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  imposing fines on us;

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  confiscating any of our income that they deem to be obtained through illegal operations;

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  discontinuing or placing restrictions or onerous conditions on our operations;

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  placing restrictions on our right to collect revenues;

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  shutting down our servers or blocking our apps/websites;

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  requiring us to restructure our ownership structure or operations;

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  restricting or prohibiting our use of the proceeds from this offering or other of our financing activities to finance the business and operations of our VIE and its subsidiaries; or

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  taking other regulatory or enforcement actions that could be harmful to our business.

        Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn have a material adverse effect on our business, financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of our VIE in China that most significantly impact its economic performance, and/or our failure to receive the economic benefits and residual returns from our consolidated variable interest entity, and we are not able to restructure our ownership structure and operations in a satisfactory manner, we may not be able to consolidate the financial results of our VIE in our consolidated financial statements in accordance with U.S. GAAP.

         The contractual arrangements with our VIE and its shareholders may not be as effective as direct ownership in providing operational control.

        We have to rely on the contractual arrangements with our VIE and its shareholders to operate the business in areas where foreign ownership is restricted, including provision of certain value-added telecommunication services. These contractual arrangements, however, may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of our VIE in an acceptable manner or taking other actions that are detrimental to our interests.

        If we had direct ownership of our VIE in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our VIE may not act in the best interests of our company or may not perform their obligations under these contracts. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See "—Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business."

         Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

        If our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. For example, if the shareholders of our VIE were to refuse to transfer their equity interests in our VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

        All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us." Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIE, and our ability to conduct our business may be negatively affected.

         The shareholders of our VIE may have actual or potential conflicts of interest with us.

        The shareholders of our VIE may have actual or potential conflicts of interest with us. These shareholders may breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which would have a material and adverse effect on our ability to effectively control our VIE and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with our VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

        Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive call option agreements with these shareholders to request them to transfer all of their equity interests in the VIE to a PRC entity or individual designated by us, to the extent permitted by PRC law. For individuals who are also our directors and officers, we rely on them to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. The shareholders of our VIE have executed powers of attorney to appoint Hongen Investment or a person designated by Hongen Investment to vote on their behalf and exercise voting rights as shareholders of our VIE. If we cannot resolve any conflict of interest or dispute between us and the shareholders of our VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

        The shareholders of our VIE may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in our VIE and the validity or enforceability of our contractual arrangements with our VIE and its shareholders. For example, in the event that any of the shareholders of our VIE divorces his or her spouse, the spouse may claim that the equity interest of the VIE held by such shareholder is part of their community property and should be divided between such shareholder and his or her spouse. If such claim is supported by the court, the relevant equity interest may be obtained by the shareholder's spouse or another third party who is not subject to obligations under our contractual arrangements, which could result in a loss of the effective control over the VIE by us. Similarly, if any of the equity interests of our VIE is inherited by a third party with whom the current contractual arrangements are not binding, we could lose our control over the VIE or have to maintain such control by incurring unpredictable costs, which could cause significant disruption to our business and operations and harm our financial condition and results of operations.

        Although under our current contractual arrangements, (i) each of the spouses of Mr. Hanfeng Chi and Mr. Tian Liang has respectively executed a spousal consent letter, under which each spouse agrees that she will not raise any claims against the equity interest, and will take every action to ensure the performance of the contractual arrangements, and (ii) the VIE and its shareholders shall not assign any of their respective rights or obligations to any third party without the prior written consent of Hongen Investment, we cannot assure you that these undertakings and arrangements will be complied with or effectively enforced. In the case any of them is breached or becomes unenforceable and leads to legal proceedings, it could disrupt our business, distract our management's attention and subject us to substantial uncertainties as to the outcome of any such legal proceedings.

         Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements in relation to our VIE were not entered into on an arm's length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of our VIE in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIE for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiaries' tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE's tax liabilities increase or if it is required to pay late payment fees and other penalties.

         Our current corporate structure and business operations may be substantially affected by the newly enacted Foreign Investment Law.

        On March 15, 2019, the National People's Congress promulgated the Foreign Investment Law, which took effect on January 1, 2020. Since it is relatively new, substantially uncertainties exist in relation to its interpretation and implementation. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign invested enterprises if they are ultimately "controlled" by foreign investors. However, it has a catch-all provision under definition of "foreign investment" that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment, at which time it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment in the PRC and if yes, how our contractual arrangements should be dealt with.

        The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either "restricted" or "prohibited" from foreign investment in the Special Administrative Measures (Negative List) for Foreign Investment Access jointly promulgated by the Ministry of Commerce and the National Development and Reform Commission, or the NDRC, and took effect in July 2019. The Foreign Investment Law provides that foreign-invested entities operating in "restricted" or "prohibited" industries will require market entry clearance and other approvals from relevant PRC government authorities. If our control over our VIE through contractual arrangements are deemed as foreign investment in the future, and any business of our VIE is "restricted" or "prohibited" from foreign investment under the "negative list" effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation.

        Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

         We may lose the ability to use and enjoy assets held by our VIE that are critical to the operation of our business if our VIE declare bankruptcy or become subject to a dissolution or liquidation proceeding.

        Our VIE holds certain assets that may be critical to the operation of our business. If the shareholders of our VIE breach the contractual arrangements and voluntarily liquidate the VIE or its subsidiaries, or if our VIE or its subsidiaries declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if our VIE or its subsidiaries undergo an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of their assets, thereby hindering our ability to operate our business, which could materially or adversely affect our business, financial condition and results of operations.

         We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares.

        We are a holding company, and we may rely on dividends to be paid by our PRC subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to the holders of the ADSs and our ordinary shares and service any debt we may incur. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

        Under PRC laws and regulations, wholly foreign-owned enterprises in the PRC, such as Hongen Investment, may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years' accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At the discretion of the board of directors of the wholly foreign-owned enterprise, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of our wholly-owned PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to Doing Business in China

         Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        We expect that our revenues will be primarily derived in China and most of our operations will continue to be conducted in China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. The PRC government also exercises significant control over China's economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between economic sectors and may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, leading to reduction in demand for our services and solutions and adversely affect our competitive position.

        The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and results of operations.

         Uncertainties with respect to the PRC legal system could adversely affect us.

        The PRC legal system is a civil law system based on written statutes, where prior court decisions have limited precedential value. The PRC legal system is evolving rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

        From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since the PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

        Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

         We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies.

        The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies operating in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

        We only have contractual control over our VIE and its subsidiaries. Such corporate structure may subject us to sanctions, compromise enforceability of related contractual arrangements, which may result in significant disruption to our business.

        The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of the State Internet Information Office (with the involvement of the State Council Information Office, the MIIT, and the Ministry of Public Security). The primary role of the State Internet Information Office is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

        Our VIE currently holds a license for internet information services, or the ICP License, which is a kind of VATS License. The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, issued by the MIIT in July 2006, prohibits domestic telecommunications service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license.

        The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones.

         You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

        We are an exempted company incorporated under the laws of the Cayman Islands, however, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our directors and senior executive officers reside within China for a significant portion of the time and all of them are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or our management residing in China. In addition, China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

         It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

        Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC territory. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties you face in protecting your interests. See also "—Risks Related to Our ADSs and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law." for risks associated with investing in us as a Cayman Islands company.

         If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its "de facto management body" within the PRC is considered a "resident enterprise" and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or the SAT, issued a circular, known as SAT Circular 82, as last amended in 2017, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." If the PRC tax authorities determine that iHuman Inc. is a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

         We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

        We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors. In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7. Pursuant to SAT Bulletin 7, an "indirect transfer" of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

        We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to a withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under SAT Bulletin 7 and SAT Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and such non-resident enterprises should not be taxed under these bulletins, which may have a material adverse effect on our financial condition and results of operations.

         Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and China's foreign exchange policies. In 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

        Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

         China's M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-monopoly Law itself, these include the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Anti-Monopoly Law requires that the PRC Ministry of Commerce be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the PRC Ministry of Commerce, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

         The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

        The M&A Rules requires an overseas special purpose vehicles that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic interests using shares of such special purpose vehicles or held by its shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval.

        Our PRC counsel has advised us based on their understanding of the current PRC laws, regulations and rules that the aforesaid CSRC's approval may not be required for the listing and trading of our ADSs on the New York Exchange in the context of this offering, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours in this prospectus are subject to this regulation, (ii) each of our PRC subsidiaries was incorporated as a wholly foreign-owned enterprise or a subsidiary of a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules, and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

        However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

         Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject our share incentive plan participants or us to fines and other legal or administrative sanctions.

        In February 2012, the State Administration of Foreign Exchange, or SAFE, promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year and participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See "Regulation—Regulations Related to Stock Incentive Plans."

        In addition, the SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities. See "Regulation—Regulations Related to Stock Incentive Plans."

         PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries' ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws.

        In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents or entities' legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In February 2015, SAFE promulgated a Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Circular 13, effective in June 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 and SAFE Circular 13 are applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

        If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiaries may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries.

        We have notified all PRC individuals or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations.

        The failure or inability of such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries' ability to make distributions or pay dividends to us or affect our ownership structure. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

         PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries and our VIE in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        We are an offshore holding company conducting our operations in China through our PRC subsidiaries, our VIE and its subsidiaries. We may make loans to our PRC subsidiaries, our VIE and its subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

        Most of these ways are subject to PRC regulations and approvals. For example, loans by us to our wholly owned PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiaries by means of capital contributions, these capital contributions are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to PRC domestic companies, we are not likely to make such loans to our VIE, which is a PRC domestic company. Further, we are not likely to finance the activities of our VIE by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in internet information and certain other businesses.

        SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of a former regulation. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third-party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

        In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or VIE or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries or VIE when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

         Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and consolidated variable interest entity to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

        In light of the capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ADSs.

         The audit report included in this prospectus is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, and as such, our investors are deprived of the benefits of such inspection.

        Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB.

        In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

        On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

        On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB's inability to inspect audit work paper and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies.

        On June 4, 2020, the U.S. President issued a memorandum ordering the President's Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.

        On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. After we are listed on the NYSE, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the NYSE, deregistration from the SEC and/or other risks, which may materially and adversely affect the market price and liquidity of our ADS, or effectively terminate our ADS trading in the United States.

        This lack of the PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm's audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

        As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China's, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges of issuers included for three consecutive years on the SEC's list. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Kennedy Bill. On July 21, 2020, the U.S. House of Representatives approved its version of the National Defense Authorization Act for Fiscal Year 2021,

which contains provisions comparable to the Kennedy Bill. If either of these bills is enacted into law, it would amend the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded "over-the-counter" if the auditor of the registrant's financial statements is not subject to PCAOB inspection for three consecutive years. Enactment of any of such legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, the market price of our ADSs could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. It is unclear if and when any of such proposed legislations will be enacted. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.

         Proceedings instituted by the SEC against Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        Starting in 2011 the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

        In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm's performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms' failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ADSs may be adversely affected.

        If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of the ADSs from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

         The current tension in international trade, particularly with regard to U.S. and China trade policies, may adversely impact our business, financial condition, and results of operations.

        Although cross-border business may not be an area of our focus, since we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People's Republic of China as a phase one trade deal, effective on February 14, 2020.

        Although the direct impact of the current international trade tension, and any escalation of such tension, on the edutainment industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

Risks Related to Our ADSs and This Offering

         An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        We have submitted an application to list our ADSs on the New York Stock Exchange. Prior to the completion of this offering, there has been no public market for our ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and the trading price of our ADSs after this offering could decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

         The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

        The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

  •
  variations in our revenues, earnings, cash flow;

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  fluctuations in operating metrics;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new solutions and services and expansions by us or our competitors;

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  changes in financial estimates by securities analysts;

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  detrimental negative publicity about us, our competitors or our industry;

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  additions or departures of key personnel;

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  release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

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  regulatory developments affecting us or our industry; and

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  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted equity incentives.

        In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

         Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        Our authorized and issued ordinary shares are divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares and Class B ordinary shares vote together as a single class except as may otherwise be required by law, and holders of Class A ordinary shares are entitled to one vote per share while holders of Class B ordinary shares are entitled to ten votes per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

        Upon the completion of this offering, Mr. Michael Yufeng Chi, our founder and chairman of the board of directors, will beneficially own 144,000,000 Class B ordinary shares, representing        % of the aggregate voting power of our total issued and outstanding ordinary shares due to the disparate voting powers associated with our dual-class voting structure, assuming that the underwriters do not exercise their option to purchase additional ADSs. See "Principal Shareholders." After this offering,

Mr. Michael Yufeng Chi, our founder and chairman of the board of directors, will have considerable influence over matters requiring shareholders' approval, such as appointing directors and approving material mergers, acquisitions, or other business combination transactions. This concentration of ownership may discourage, delay, or prevent a change of control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

         Our dual-class voting structure may render the ADSs representing our Class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of the ADSs.

        We cannot predict whether our dual-class share structure with different voting rights will result in a lower or more volatile market price of the ADSs, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. As a result, our dual-class voting structure may prevent the inclusion of the ADSs representing our Class A ordinary shares in such indices, which could adversely affect the trading price and liquidity of the ADSs representing our Class A ordinary shares. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the ADSs could be adversely affected.

         If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

        The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

         We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

         Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price of per ADS, and our adjusted net tangible book value per ADS, after giving effect to our sale of the ADSs offered in this offering. In addition, you may experience further dilution in connection of the issuance of ordinary shares upon the exercise or vesting, as the case may be, of our share incentive awards. See "Dilution" for a more complete description of how the value of your investment in the ADSs will be diluted upon completion of this offering.

         We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

         Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

        Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

         [Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.

        We have conditionally adopted an amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, including ordinary shares represented by ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.]

         The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying ordinary shares represented by your ADSs.

        Holders of ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights attached to the underlying Class ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Where any matter is to be put to a vote at a general meeting, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares represented by your ADSs in accordance with your instructions. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you cancel and withdraw such Class A ordinary shares and become the registered holder of such Class A ordinary shares prior to the record date for the general meeting.

        When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the underlying Class A ordinary shares represented by your ADSs and become the registered holder of such Class A ordinary shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying Class A ordinary shares represented by your ADSs and from becoming the registered holder of such Class A ordinary shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, upon our instruction the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs.

        In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying Class A ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying Class A ordinary shares represented by your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

        Further, under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote the ordinary shares underlying your ADSs at shareholders' meetings unless:

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  the voting at the meeting is to be made on a show of hands.

        The effect of this discretionary proxy is that you cannot prevent our underlying Class A ordinary shares represented by your ADSs from being voted, except under the circumstances described above. This may adversely affect your interests and make it more difficult for ADS holders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

         You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

         You may experience dilution of your holdings due to inability to participate in rights offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

         You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Our Post-Offering Memorandum and Articles of Association—Differences in Corporate Law."

         Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, many of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

         Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

        Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding.

        The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude you from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. See "Description of American Depositary Shares" for more information.

         ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

        The deposit agreement governing the ADSs representing our ordinary shares provides that, subject to the depositary's right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement (including claims arising under the Exchange Act or the Securities Act) and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

        If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waive the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

        Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the Securities Act and the Exchange Act.

         As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE listing standards.

        As a Cayman Islands exempted company listed on the NYSE, we are subject to the NYSE listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE listing standards.

        We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the NYSE listing standards.

         We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

         We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

        The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. If we cease to be an emerging growth company, we will no longer be able to take advantage of these exemptions or the extended transition period for complying with new or revised accounting standards.

        We cannot predict if investors will find our ADSs less attractive or our company less comparable to certain other public companies because we will rely on these exemptions and election. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ADS price may be more volatile.

         There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or Class A ordinary shares to significant adverse United States income tax consequences.

        We will be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of "passive" income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the "asset test"). Although the law in this regard is unclear, we intend to treat our VIE (including its subsidiaries) as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of our VIE (including its subsidiaries) for United States federal income tax purposes, and based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our ADSs immediately following the offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

        While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ADSs, fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of our VIE for United States federal income tax purposes, our risk of being a PFIC may substantially increase. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

        If we are a PFIC in any taxable year, a U.S. Holder (as defined in "Taxation—United States Federal Income Tax Considerations") may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or Class A ordinary shares and on the receipt of distributions on the ADSs or Class A ordinary shares to the extent such distribution is treated as an "excess distribution" under the United States federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or Class A ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a "deemed sale" election with respect to the ADSs or Class A ordinary shares. For more information see "Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations" and "Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

  •
  our mission, goals and strategies;

  •
  our future business development, financial condition and results of operations;

  •
  the expected growth of the childhood education industry in China;

  •
  our expectations regarding demand for and market acceptance of our products and services;

  •
  our expectations regarding maintaining and strengthening our relationships with users, customers, business partners and other stakeholders;

  •
  competition in our industry;

  •
  our proposed use of proceeds; and

  •
  relevant government policies and regulations relating to our industry.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Prospectus Summary—Our Challenges," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$            , or approximately US$            if the underwriters exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$            per ADS, which is the midpoint of the price range shown on the front page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) the net proceeds to us from this offering by US$            , assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

  •
  approximately 35% for expanding our product and service offerings, both domestically and overseas;

  •
  approximately 25% for our development of existing products and services;

  •
  approximately 20% for improving our technology infrastructure;

  •
  approximately 10% for marketing and brand promotions; and

  •
  the balance for general corporate purposes, which may include funding working capital needs and potential strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

        The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See "Risk Factors—Risks Related to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree."

        Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

        In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our consolidated VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, or at all. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries and our VIE in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

DIVIDEND POLICY

        Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Regulation—Regulation Related to Dividend Distribution."

        If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the underlying Class A ordinary shares represented by the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the underlying Class A ordinary shares represented by the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2020:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (i) the re-designation of 144,000,000 ordinary shares held by Academy Management Ltd. into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (ii) the automatic re-designation of all of the remaining 71,053,763 ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and (iii) the automatic re-designation of all of the 11,318,619 contingently redeemable ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and

  •
  on a pro forma as adjusted basis to reflect (i) the re-designation of 144,000,000 ordinary shares held by Academy Management Ltd. into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (ii) the automatic re-designation of all of the remaining 71,053,763 ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (iii) the automatic re-designation of all of the 11,318,619 contingently redeemable ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and (iv) the issuance and sale of                 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$            per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ADSs.

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2020
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Mezzanine equity:
Contingently redeemable ordinary shares	167,237	23,671	—	—
Shareholders' deficit:
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, 215,053,763 shares issued and outstanding on an actual basis)	149	21	—	—
Class A ordinary shares (US$0.0001 par value; none outstanding on an actual basis, 82,372,382 issued and outstanding on a pro forma basis, and issued and outstanding on a pro forma as adjusted basis)	—	—	58	8
Class B ordinary shares (US$0.0001 par value; none outstanding on an actual basis, 144,000,000 issued and outstanding on a pro forma basis, and 144,000,000 on a pro forma as adjusted basis)	—	—	102	14
Additional paid-in capital	206,630	29,247	373,856	52,917
Accumulated other comprehensive loss	(250)	(35)	(250)	(35)
Accumulated deficit	(342,857)	(48,528)	(342,857)	(48,528)

Total shareholders' (deficit) equity	(136,328)	(19,295)	30,909	4,376

Total capitalization(2)	30,909	4,376	30,909	4,376

Notes:

(1)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, accumulative deficit, accumulative other comprehensive loss, total shareholder's (deficit) equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders' deficit, and total capitalization by US$             million.

DILUTION

        If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of June 30, 2020 was approximately US$(2.6) million, or US$(0.01) per ordinary share as of that date and US$            per ADS. Net tangible book value represents the amount of our total consolidated assets excluding our deferred channel costs and IPO costs and other intangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$            per Class A ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

        Without taking into account any other changes in pro forma net tangible book value after June 30, 2020, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$            per ADS, which is the midpoint of the estimated initial public offering price range, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2020 would have been US$            , or US$             per ordinary share and US$            per ADS. This represents an immediate increase in net tangible book value of US$            per ordinary share and US$            per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$            per ordinary share and US$            per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$		US$
Net tangible book value as of June 30, 2020	US$	(0.01)	US$
Pro forma as adjusted net tangible book value after giving effect to this offering	US$		US$
Amount of dilution in net tangible book value to new investors in this offering	US$		US$

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$            , the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$            per ordinary share and US$            per ADS, and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$            per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, on a pro forma as adjusted basis as of June 30, 2020, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

Ordinary Shares Purchased
			Total Consideration			Average Price Per Ordinary Share
Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholders			US$		%	US$	US$
New investors			US$		%	US$	US$

Total			US$	100.0%

        The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

        The discussion and tables above assume no exercise of options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 14,487,864 outstanding options with an average exercise price of US$0.90 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our post-offering memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Most of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Cogency Global Inc., as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        We have been informed by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States. We have also been advised by Maples and Calder (Hong Kong) LLP that although there is no statutory enforcement in the Cayman Islands of judgments obtained in a U.S. court (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

        However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgement is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

        Tian Yuan Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Tian Yuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Corporate History

        We commenced operations through Tianjin Hongen Perfect Future Education Technology Co., Ltd., or Tianjin Hongen, in March 2016. We established certain wholly-owned subsidiaries of Tianjin Hongen to conduct our business, including Beijing Hongen Perfect Future Education Technology Co., Ltd. in July 2016 and Tianjin Hongen Perfect Technology Development Co., Ltd. in August 2019.

        Hongen Education & Technology Co., Ltd., or Hongen Education, an affiliate of ours, historically operated the business of learning materials and smart learning devices as well as the business of kindergartens and after-school learning centers. In November and December 2019, through a business combination under common control, we consolidated the business related to learning materials and smart learning devices of Hongen Education into Beijing Jinhongen Education Technology Co., Ltd, a wholly-owned subsidiary of Tianjin Hongen. Hongen Education continues to be our affiliate and operate kindergartens and after-school learning centers.

        Our holding company, iHuman Inc., was incorporated in September 2019. In October 2019, iHuman Inc. established a wholly-owned subsidiary in Hong Kong, iHuman Online Limited. In November 2019, iHuman Online Limited established a wholly-owned subsidiary in China, Hongen Perfect Future (Tianjin) Investment Co., Ltd., or Hongen Investment. In May 2020, Hongen Investment established a wholly-owned subsidiary in China, Hongen Perfect (Beijing) Education Technology Development Co., Ltd., or Hongen Edutech. In June 2020, we gained control over Tianjin Hongen through Hongen Investment by entering into a series of contractual arrangements with Tianjin Hongen and its shareholders.

Corporate Structure

        The following diagram illustrates our corporate structure, including our subsidiaries, our VIE and its subsidiaries, as of the date of this prospectus:

Note:

(1)
Shareholders of Tianjin Hongen and their respective shareholdings in the VIE and relationship with our company are (i) Mr. Hanfeng Chi (63.61%), our director; (ii) Sanming Juyichang Enterprise Management Service Partnership (Limited Partnership) (17.67%), a limited partnership incorporated in the PRC beneficially and wholly owned by our employees and consultant; (iii) Mr. Tian Liang (7.07%), our shareholder; (iv) Sanming Jushengyi Enterprise Management Service Partnership (Limited Partnership) (6.65%), a limited partnership incorporated in the PRC beneficially and wholly owned by our employees; and (v) Sanming Kangqian Information Technology Service Co., Ltd. (5%), a company incorporated in the PRC beneficially and wholly owned by Mr. Hanfeng Chi, our director.

Contractual Arrangements with Our VIE and Its Shareholders

        Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services and certain other businesses. We are an exempted company incorporated in the Cayman Islands. Hongen Investment and Hongen Edutech are our PRC subsidiaries and Hongen Investment is a foreign-invested enterprise under PRC

Laws and Hongen Edutech is a subsidiary of Hongen Investment. To comply with PRC laws and regulations, we conduct certain of our business in China through Tianjin Hongen, our consolidated variable interest entity in the PRC which we refer to as our VIE in this prospectus, based on a series of contractual arrangements by and among Hongen Investment, our VIE and its shareholders.

        Our contractual arrangements with our VIE and its shareholders allow us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, and (iii) have an exclusive call option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law.

        As a result of our direct ownership in Hongen Investment and the contractual arrangements with our VIE, we are regarded as the primary beneficiary of our VIE, and we treat our VIE and its subsidiaries as our consolidated affiliated entities under U.S. GAAP. We have consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

        The following is a summary of the currently effective contractual arrangements by and among Hongen Investment, our VIE and its shareholders.

  Agreements that provide us with effective control over our VIE

        Powers of Attorney.    Pursuant to the powers of attorney executed by our VIE's shareholders, each of them irrevocably authorized Hongen Investment or its designee(s) to act on their respective behalf as proxy attorney, to the extent permitted by law, to exercise all rights of shareholders concerning all the equity interest held by each of them in our VIE, including but not limited to proposing to convene or attend shareholder meetings, signing resolutions and minutes of such meetings, exercising all the rights as shareholders in such meeting (including but not limited to voting rights, nomination rights and appointment rights), the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole, and exercising all other rights as shareholders. The powers of attorney will remain effective during the period that the Exclusive Management Services and Business Cooperation Agreement remains effective.

        Equity Interest Pledge Agreement.    Under the equity interest pledge agreement among Hongen Investment, our VIE and its shareholders, our VIE's shareholders pledged all of their equity interests of our VIE to Hongen Investment as security for performance of the obligations of our VIE and its shareholders under the exclusive call option agreement, the exclusive management services and business cooperation agreement and the powers of attorney. During the term of the equity interest pledge agreement, Hongen Investment has the right to receive all of our VIE's dividends and profits distributed on the pledged equity. If any of the specified events of default occurs, Hongen Investment, as pledgee, will have the right to purchase, auction or sell all or part of the pledged equity interests in our VIE and will have priority in receiving the proceeds from such disposal. Hongen Investment may transfer all or any of its rights and obligations under the equity interest pledge agreement to its designee(s) at any time. Our VIE and its shareholders undertake that, without the prior written consent of Hongen Investment, they will not transfer, or create or allow any encumbrance on the pledged equity interests. The agreement will remain in effect until the fulfillment of all the obligations under the exclusive call option agreement, the exclusive management services and business cooperation agreement and the powers of attorney.

        We have registered the equity interest pledge under the equity interest pledge agreement in relation to our VIE with the relevant office of the State Administration for Market Regulation in accordance with the PRC Property Rights Law.

  Agreements that allow us to receive economic benefits from our VIE

        Exclusive Management Services and Business Cooperation Agreement.    Pursuant to the exclusive management services and business cooperation agreement among Hongen Investment, our VIE and the shareholders of our VIE, Hongen Investment has the exclusive right to provide or designate any third-party to provide, among other things, education management consultancy services, permission of intellectual property rights, technological support and business support to our VIE and its subsidiaries. In exchange, our VIE and its subsidiaries pay service fees to Hongen Investment in an amount determined by Hongen Investment in its sole discretion and can be adjusted by Hongen Investment unilaterally. Without the prior written consent of Hongen Investment, our VIE and its subsidiaries cannot accept services provided by, or establish similar cooperation relationship with, any third-party. Hongen Investment has the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement unless otherwise provided by PRC laws or regulations, which remain effective whether or not the agreement is amended or terminated. The exclusive management services and business cooperation agreement is effective within the operating period of our VIE. Hongen Investment may terminate the agreement unilaterally, whereas under no circumstances can our VIE or its shareholders terminate the agreement.

  Agreements that provide us with the option to purchase the equity interests in our VIE

        Exclusive Call Option Agreement.    Under the exclusive call option agreement among Hongen Investment, our VIE and its shareholders, each of the shareholders of our VIE has irrevocably granted Hongen Investment an exclusive call option to purchase, or designate a third-party to purchase, all or any part of their equity interests in our VIE at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at Hongen Investment's sole and absolute discretion to the extent permitted by PRC law. The shareholders of our VIE shall promptly give all considerations they received from the exercise of the options to Hongen Investment or its designee(s). Our VIE and its shareholders covenant that, without Hongen Investment's prior written consent, they will not, among other things, (i) create any pledge or encumbrance on their equity interests in our VIE; (ii) transfer or otherwise dispose of their equity interests in our VIE; (iii) amend our VIE's articles of association or change our VIE's registered capital; (iv) cause our VIE to enter into any material contract to which our VIE is a party, except in the ordinary course of business and except for contracts entered into with us, or change the scope of business of our VIE; (v) terminate any material contract to which our VIE is a party or enter into any agreements with the value of the assets involved exceeding 10% of our VIE's total assets as audited in the preceding year; (vi) allow our VIE to incur, inherit, guarantee or permit any debts, except for those payables incurred in the ordinary or usual course of business but not incurred by way of borrowing; (vii) merge or consolidate our VIE with any other entity or acquire or invest in any other entity; (viii) distribute any dividend; (ix) sell, transfer, mortgage or otherwise dispose of any of our VIE's assets or allow any encumbrance of any assets, except for the disposal or the encumbrances of the assets that are treated as necessary for their daily business operations with the value of the assets involved in a single transaction not exceeding 10% of our VIE's total assets as audited in the preceding year; or (x) terminate, liquidate or dissolve our VIE. The agreement will remain effective until terminated by Hongen Investment at its discretion, with a 30-day written notice, or the entire equity interests in our VIE have been transferred to Hongen Investment or its designee(s) pursuant to the agreement.

        Spousal Consent Letters.    Pursuant to the spousal consent letters executed by the spouses of certain shareholders of our VIE, the signing spouses unconditionally and irrevocably agreed that the equity interest in our VIE held by and registered in the name of their spouses be disposed of in accordance with the exclusive call option agreement, the exclusive management services and business cooperation agreement, the equity interest pledge agreement and the powers of attorney described above, and that their spouses may perform, amend or terminate such agreements without their additional consent.

Additionally, the signing spouses agreed not to assert any rights over the equity interest in our VIE held by their spouses. In addition, in the event that the signing spouses obtains any equity interest in our VIE held by their spouses for any reason, they agree to be bound by and sign any legal documents substantially similar to the contractual arrangements described above, as may be amended from time to time.

        Financial Support Letter.    Pursuant to the financial support letter, we are obligated and thereby undertake to provide unlimited financial support to our VIE, to the extent permissible under the applicable PRC laws and regulations. We agree to forego the right to seek repayment in the event if our VIE is unable to repay such funding.

        In the opinion of Tian Yuan Law Firm, our PRC legal counsel:

  •
  the ownership structures of our VIE and Hongen Investment in China, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and

  •
  the contractual arrangements between Hongen Investment, our VIE and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of applicable PRC laws and regulations currently in effect.

        However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or our VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See "Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations," "Risk Factors—Risks Related to Our Corporate Structure—Our current corporate structure and business operations may be substantially affected by the newly enacted Foreign Investment Law" and "Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated statement of operations for the years ended December 31, 2018 and 2019, selected consolidated balance sheet data as of December 31, 2018 and 2019, and selected consolidated cash flow data for the years ended December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of operations for the six months ended June 30, 2019 and 2020, selected consolidated balance sheet data as of June 30, 2020, and selected consolidated cash flow data for the six months ended June 30, 2019 and 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Six Months ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share amounts and per share data)
Selected Consolidated Statement of Operations:
Revenues
Learning services	22,010	107,409	15,203	41,285	152,462	21,580
Learning materials and devices	109,857	111,247	15,746	50,478	33,014	4,673
Total Revenues	131,867	218,656	30,949	91,763	185,476	26,253

Cost of revenues	(65,854)	(84,163)	(11,913)	(37,417)	(60,116)	(8,509)

Gross profit	66,013	134,493	19,036	54,346	125,360	17,744

Operating expenses
Research and development expenses(1)	(52,103)	(170,155)	(24,084)	(113,170)	(73,674)	(10,428)
Sales and marketing expenses(1)	(21,987)	(53,716)	(7,603)	(37,689)	(28,383)	(4,017)
General and administrative expenses(1)	(13,986)	(189,433)	(26,812)	(176,819)	(17,464)	(2,472)
Total operating expenses	(88,076)	(413,304)	(58,499)	(327,678)	(119,521)	(16,917)

Operating income (loss)	(22,063)	(278,811)	(39,463)	(273,332)	5,839	827
Other income, net	6,069	4,578	648	1,578	1,759	248
Income (loss) before income taxes	(15,994)	(274,233)	(38,815)	(271,754)	7,598	1,075

Income tax expenses	(1,610)	(1,364)	(193)	(59)	(1,957)	(277)
Net income (loss)	(17,604)	(275,597)	(39,008)	(271,813)	5,641	798

Accretion to redemption value of contingently redeemable ordinary shares	—	(821)	(116)	—	(6,449)	(913)
Net loss attributable to iHuman Inc.'s ordinary shareholders	(17,604)	(276,418)	(39,124)	(271,813)	(808)	(115)

Loss per share
Basic	(0.11)	(1.52)	(0.22)	(1.70)	(0.00)	(0.00)
Diluted	(0.11)	(1.52)	(0.22)	(1.70)	(0.00)	(0.00)
Weighted average shares used in loss per share
Basic	160,000,000	181,427,603	181,427,603	160,000,000	215,053,763	215,053,763
Diluted	160,000,000	181,427,603	181,427,603	160,000,000	215,053,763	215,053,763

Note:

(1)
Share-based compensation expenses were recorded as follows:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Research and development expenses	—	76,301	10,800	76,301	—	—
Sales and marketing expenses	—	25,892	3,665	25,892	—	—
General and administrative expenses	—	168,348	23,828	168,348	—	—

Total	—	270,541	38,293	270,541	—	—

        The following table presents our selected consolidated balance sheets data as of December 31, 2018 and 2019 and June 30, 2020:

	As of December 31,			As of June 30,
	2018	2019		2020
	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	6,124	104,883	14,845	154,992	21,938
Accounts receivable, net	13,624	20,118	2,848	46,283	6,551
Inventories, net	29,628	20,665	2,925	17,444	2,469
Total current assets	57,325	163,062	23,080	265,457	37,573

Total assets	58,599	168,315	23,823	297,067	42,048

Total current liabilities	122,334	182,764	25,868	260,633	36,890

Total liabilities	122,334	182,764	25,868	266,158	37,672

Total mezzanine equity	—	120,821	17,101	167,237	23,671
Total shareholders' deficit	(63,735)	(135,270)	(19,146)	(136,328)	(19,295)

        The following table presents our selected consolidated cash flow data for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2019 and 2020:

	For the Year Ended December 31,			For the Six months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash (used in) provided by operating activities	(4,504)	42,627	6,033	11,366	84,376	11,943
Net cash used in investing activities	(529)	(2,391)	(338)	(941)	(7,984)	(1,130)
Net cash provided by (used in) financing activities	10,314	58,523	8,283	(7,631)	(26,033)	(3,685)

Net increase in cash and cash equivalents	5,281	98,759	13,978	2,794	50,109	7,093
Cash and cash equivalents at the beginning of the year	843	6,124	867	6,124	104,883	14,845
Cash and cash equivalents at the end of the year	6,124	104,883	14,845	8,918	154,992	21,938

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements."

Overview

        We are a leading childhood edutainment company in China, with core expertise in providing integrated and innovative products and services catering to the education demands for children mainly aged between three and eight, according to the Frost & Sullivan Report. We ranked No. 1 among online childhood edutainment providers in China in terms of paying users and MAUs, respectively, in the first half of 2020, according to the Frost & Sullivan Report. With innovative and high-quality products and services targeting both individual users and education organizations, we have built a trusted and well recognized brand, as well as a massive and loyal user base among families and educators throughout China. We launched our online operations with the debut of our first interactive and self-directed learning app iHuman Chinese in 2016 and began to monetize this learning app in the second quarter of 2018. In late 2019, through a business combination under common control between our online operations and certain traditionally offline businesses of Hongen Education, we embarked on a new chapter of integrated development. The combination merged the decades-long operational experience and deep insights in China's childhood education sector from Hongen Education with our industry-leading product development and original content creation capabilities.

        Our line-up of highly effective edutainment products and services includes interactive and self-directed online learning apps and learning materials and smart learning devices offered to individual users, education organizations and distributors. We mainly generate revenues from subscription fees that users pay for the premium content of our online learning apps, as well as the sale of learning materials and smart learning devices to individual users, education organizations, and distributors.

        Our total revenues nearly doubled from RMB131.9 million in 2018 to RMB218.7 million (US$30.9 million) in 2019. In particular, learning services revenues increased nearly five-fold from RMB22.0 million in 2018 to RMB107.4 million (US$15.2 million) in 2019. Our total revenues also nearly doubled from RMB91.8 million in the six months ended June 30, 2019 to RMB185.5 million (US$26.3 million) in the six months ended June 30, 2020. In particular, our learning services revenues increased nearly four-fold from RMB41.3 million in the six months ended June 30, 2019 to RMB152.5 million (US$21.6 million) in the six months ended June 30, 2020. Our gross profit also doubled from RMB66.0 million in 2018 to RMB134.5 million (US$19.0 million) in 2019 and continued the growth to have reached RMB125.4 million (US$17.7 million) in the six months ended June 30, 2020 compared to RMB54.3 million in the six months ended June 30, 2019. We had operating losses of RMB22.1 million and RMB278.8 million (US$39.5 million) in 2018 and 2019, respectively, and adjusted operating losses of RMB22.1 million and RMB8.3 million (US$1.2 million) in 2018 and 2019, respectively. In the six months ended June 30, 2020, we had an operating income of RMB5.8 million (US$0.8 million) and an adjusted operating income of RMB5.8 million (US$0.8 million). We had net losses of RMB17.6 million and RMB275.6 million (US$39.0 million) in 2018 and 2019, respectively, and adjusted net losses of RMB17.6 million and RMB5.1 million (US$0.7 million) in 2018 and 2019, respectively. In the six months ended June 30, 2020, we had a net income of RMB5.6 million (US$0.8 million) and an adjusted net income of RMB5.6 million (US$0.8 million) in the six months ended June 30, 2020. For discussions of adjusted operating loss and adjusted net loss and reconciliation of adjusted operating loss to operating loss and adjusted net loss to net loss, see "—Non-GAAP Financial Measures."

Key Factors Affecting Our Results of Operations

        Our results of operations and financial condition are affected by the general factors driving China's childhood education industry. We have benefited from the China's overall economic growth, significant urbanization rate, and higher per capita disposable income of urban households in China, which has allowed many households in China to spend more on education. Our results of operations and financial condition are also affected by a number of technological advancements in the childhood education industry, including technological advancements in interaction, gamification and other content features that contribute to continued improvement in children's learning experience and education quality, as well as the increasing mobile internet penetration in China.

        While our business is influenced by these general factors, we believe our results of operations are also directly affected by certain company specific factors, including the following major factors:

Our ability to grow our user base, especially paying user base

        We currently derive all of our learning services revenues from subscription fees charged to users for the premium content on our online learning apps. Our learning services revenues is driven by the increase in the number of our paying users, which is affected by our ability to grow the number of active users, and our ability to convert a greater portion of our active users into paying users. We track the average total monthly active users, or MAUs, for each of our learning apps, which is the number of unique mobile devices through which such learning app is accessed at least once in a given month, as a key metric for our user base and our users' level of engagement. Our ability to maintain and enhance user engagement, depends on, among other things, our ability to continually offer popular childhood edutainment products and services and provide an entertaining and effective learning experience. The number of our average total MAUs grew from 1.4 million in 2018 to 3.7 million in 2019, and from 3.2 million in the second quarter of 2019 to 10.3 million in the second quarter of 2020. Our paying users increased from 0.5 million in 2018 to 1.3 million in 2019, and increased from 0.4 million in the second quarter of 2019 to 1.4 million in the second quarter of 2020.

Our ability to increase average spending of paying users

        Our learning services revenues is also driven by the increase in average revenue per paying user for such services. Our learning services revenues increased from RMB22.0 million in 2018 to RMB107.4 million (US$15.2 million) in 2019. In the corresponding period, our average revenue per paying user also increased from RMB40.2 in 2018 to RMB81.5 in 2019. Our learning services revenues increased from RMB41.3 million in the six months ended June 30, 2019 to RMB152.5 million (US$21.6 million) in the six months ended June 30, 2020. Our average revenue per paying user also increased from RMB64.1 in the six months ended June 30, 2019 to RMB71.0 in the six months ended June 30, 2020 in the corresponding period. Average revenue per paying user is primarily determined by our ability to provide a suite of diversified products tailored to childhood education needs, the perceived effectiveness of our education content, as well as our pricing strategies. Leveraging our strong in-house content development expertise and our gamification technologies, we intend to continue to expand our product offerings to cover a wider array of subjects, through a more diverse selection of content delivery formats. We determine our pricing primarily based on our assessment of the market demand, as well as certain other factors, such as the availability of competing products.

Our ability to optimize our product offerings

        We offer a diversified suite of integrated online and offline childhood edutainment products to individual users, education organizations and distributors, and our results are affected by the gross margins for the mix of products we offer. Leveraging our integrated approach in growing and managing our online and offline product and service offerings, we have expanded our offerings in a scalable manner through effectively lowering our marginal costs. While our gross profit doubled from RMB66.0 million in 2018 to RMB134.5 million (US$19.0 million) in 2019, our gross margin also increased from 50.1% in 2018 to 61.5% in 2019. We had a gross profit of RMB125.4 million (US$17.7 million) in the six months ended June 30, 2020, representing a gross margin of 67.6%. We intend to continue to leverage our integrated strategy to optimize our product mix and develop new products with higher gross margins that meet diversified needs of both individual users and education organizations.

Our ability to manage our costs and operating expenses effectively

        Our results of operations are affected by our ability to control our costs. In an effort to improve our operating efficiency, we relocated certain operations and our warehouse facilities from Beijing to Zhongshan, Guangdong. We intend to continue to prudently control our product costs for our learning materials and devices.

        We have also incurred substantial research and development expenses and continue to improve our technologies to offer innovative content compelling to users. We plan to continue investing in technological innovations and monitoring relevant expenses.

        Historically, we have been able to maintain our sales and marketing expenses as a relatively low percentage of our revenues, due to our strong brand reputation and word-of-mouth referrals from existing customers and users. We intend to continue to leverage our existing brand value and to efficiently market our products and services.

        From 2018 to 2019, our research and development expenses and general and administrative expenses increased at higher rates than that of our total revenues, primarily due to the significant increase in share-based compensation expenses in connection with the share issuances to our employees and consultant in 2019. Although we expect our research and development expenses and general and administrative expenses to increase in absolute amount in the foreseeable future, we anticipate that, as a general trend, our research and development expenses and general and administrative expenses will respectively decrease as a percentage of our total revenues in the foreseeable periods after the completion of this offering, although we may experience quarterly fluctuations from time to time.

Our ability to continue to upgrade our technological capabilities

        We have a strong ability to deploy advanced game technologies into our learning apps and content creation, which differentiates us from our competitors and is also a key factor that affects our revenues and financial results. According to the Frost & Sullivan Report, we were among the first in the education sector in China to apply sophisticated game engines to the design of online education products. We also employ strong in-house content development expertise in educational materials, gamification features, video and audio effects as well as art design. We leverage our expertise in applying advanced technologies to infuse our curriculum and educational content with solid pedagogy and elements of fun. We also utilize AI technologies and big data analysis to provide superior user experience. We will continue to increase our investments in developing and upgrading our technology with a focus on providing a uniquely interactive and effective learning experience. Our emphasis will be on technological advancement, such as proprietary AR/VR technologies, AI technologies underlying children-focused voice recognition, and assessment tools and adaptive learning functionalities, as well as product gamification and interactive features. We believe our ability to grow our business significantly depends on our ability to continue to upgrade our technological capabilities to optimize our products and services.

Key Components of Results of Operations

Revenues

        We generate revenues from (i) learning services, which represent subscription fees charged to users for premium content on our learning apps, and (ii) learning materials and devices, which represent revenues from sale of learning materials and smart learning devices to individual users, education organizations and third-party distributors. The following table sets forth a breakdown of our total revenues by amounts and percentages for the periods presented:

	For the Year Ended December 31,					For the Six Months ended June 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues:
Learning services	22,010	16.7	107,409	15,203	49.1	41,285	45.0	152,462	21,580	82.2
Learning materials and devices	109,857	83.3	111,247	15,746	50.9	50,478	55.0	33,014	4,673	17.8

Total revenues	131,867	100.0	218,656	30,949	100.0	91,763	100.0	185,476	26,253	100.0

Cost of revenues

        Our cost of revenues primarily consists of product costs and channel costs, which mainly include commission paid to third-party mobile app stores and to third-party distributors for our online learning apps. Our cost of revenues also includes freight costs, payroll and welfare expenses, and others. We expect our cost of revenues will continue to increase in absolute amount in the foreseeable future as our business continues to grow. The following table sets forth the components of our cost of revenues by amounts and percentages of our total revenues for the periods presented:

	For the Year Ended December 31,					For the Six Months ended June 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of Revenues:
Product costs	44,899	34.0	44,878	6,352	20.5	21,327	23.2	12,350	1,748	6.7
Channel costs	7,860	6.0	26,974	3,818	12.3	10,720	11.7	35,929	5,085	19.4
Freight	3,824	2.9	3,151	446	1.4	1,402	1.5	1,240	176	0.7
Payroll and welfare	3,557	2.7	2,582	365	1.2	1,373	1.5	2,499	354	1.3
Others	5,714	4.3	6,578	932	3.1	2,595	2.9	8,098	1,146	4.3

Total cost of revenues	65,854	49.9	84,163	11,913	38.5	37,417	40.8	60,116	8,509	32.4

Operating expenses

        Our operating expenses consist of research and development expenses, sales and marketing expenses and general and administrative expenses. The following table sets forth the components of our operating expenses by amounts and percentages of total revenues for the periods presented:

	For the Year Ended December 31,					For the Six Months ended June 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating expenses:
Research and development expenses	52,103	39.5	170,155	24,084	77.8	113,170	123.3	73,674	10,428	39.7
Sales and marketing expenses	21,987	16.7	53,716	7,603	24.6	37,689	41.1	28,383	4,017	15.3
General and administrative expenses	13,986	10.6	189,433	26,812	86.6	176,819	192.7	17,464	2,472	9.4

Total operating expenses	88,076	66.8	413,304	58,499	189.0	327,678	357.1	119,521	16,917	64.4

        Research and development expenses.    Our research and development expenses primarily consist of payroll and welfare expenses and share-based compensation to our personnel engaged in content development and technology development, and to a lesser extent, outsourcing expenses related to third party research and development service providers, rental expenses for office space, and others. We recorded share-based compensation expenses of nil in 2018 and RMB76.3 million (US$10.8 million) in 2019 in research and development expenses, due to share issuances to our employees in 2019. We expect our research and development expenses to continue to increase in absolute amount in the foreseeable future as we continue to invest in content development and technology development. The following table breaks down our total research and development expenses by categories, both in absolute amount and as a percentage of total revenues, for the periods presented:

	For the Year Ended December 31,					For the Six Months ended June 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Research and development expenses:
Payroll and welfare	44,359	33.6	77,169	10,923	35.3	30,913	33.7	63,715	9,018	34.4
Share-based compensation	—	—	76,301	10,800	34.9	76,301	83.2	—	—	—
Outsourcing	4,130	3.1	9,893	1,400	4.5	3,600	3.9	4,311	610	2.3
Rental	2,535	1.9	5,211	738	2.4	1,733	1.9	4,365	618	2.4
Others	1,079	0.9	1,581	224	0.7	623	0.6	1,283	182	0.6

Total research and development expenses	52,103	39.5	170,155	24,084	77.8	113,170	123.3	73,674	10,428	39.7

        Sales and marketing expenses.    Our sales and marketing expenses primarily consist of payroll and welfare expenses and share-based compensation to personnel involved in sales and marketing, and advertisement and promotion expenses. We recorded share-based compensation expenses of nil in 2018 and RMB25.9 million (US$3.7 million) in 2019 in sales and marketing expenses, due to share issuances to our employees in 2019. We expect our sales and marketing expenses to increase in absolute amount in the foreseeable future as we seek to further expand our user base for learning apps and maintain our sales and marketing efforts for our offline learning materials.

        General and administrative expenses.    Our general and administrative expenses primarily consist of payroll and welfare expenses and share-based compensation to our management employees involved in general corporate functions and administrative matters. We recorded share-based compensation expenses of nil in 2018 and RMB168.3 million (US$23.8 million) in 2019, in general and administrative expenses due to share issuances to our employees and consultant in 2019. We expect our general and administrative expenses to increase in absolute amount in the near future, as we will incur additional expenses related to the anticipated growth of our business as well as accounting, insurance, investor relations and other public company costs.

Taxation

Cayman Islands

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

        Under the current Hong Kong Inland Revenue Ordinance, from the year of assessment 2018/2019 onwards, the subsidiaries in Hong Kong are subject to profits tax at the rate of 8.25% on assessable profits up to HK$2,000,000; and 16.5% on any part of assessable profits over HK$2,000,000. Under the Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any Hong Kong withholding tax. No provision for Hong Kong profits tax was made as we had no estimated assessable profit that was subject to Hong Kong profits tax during 2018 and 2019.

PRC

        Generally, our PRC subsidiaries, consolidated variable interest entity and its subsidiaries, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

        Our learning services are subject to value-added tax, or VAT, at the rate of 6% for general-VAT-payer entities. The entities that are engaged in the sale of learning products are generally required to pay VAT at a rate of 17% (or other applicable value-added tax rate implemented by the provision regulation) of the gross sales proceeds received, less any creditable value-added tax already paid or borne by the taxpayer. Pursuant to further VAT reform implemented from May 1, 2018, all industries that were previously subject to VAT at a rate of 17% were adjusted to 16% and further adjusted to 13% since April 2019.

        Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. Effective from November 1, 2015, the above mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file an application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority.

        If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amount and as a percentage of our revenues for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	Year Ended December 31,					For the Six Months ended June 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for shares and per share data)
Revenues
Learning services	22,010	16.7	107,409	15,203	49.1	41,285	45.0	152,462	21,580	82.2
Learning materials and devices	109,857	83.3	111,247	15,746	50.9	50,478	55.0	33,014	4,673	17.8
Total revenues	131,867	100.0	218,656	30,949	100.0	91,763	100.0	185,476	26,253	100.0

Cost of revenues	(65,854)	(49.9)	(84,163)	(11,913)	(38.5)	(37,417)	(40.8)	(60,116)	(8,509)	(32.4)

Gross profit	66,013	50.1	134,493	19,036	61.5	54,346	59.2	125,360	17,744	67.6

Operating expenses
Research and development expenses(1)	(52,103)	(39.5)	(170,155)	(24,084)	(77.8)	(113,170)	(123.3)	(73,674)	(10,428)	(39.7)
Sales and marketing expenses(1)	(21,987)	(16.7)	(53,716)	(7,603)	(24.6)	(37,689)	(41.1)	(28,383)	(4,017)	(15.3)
General and administrative expenses(1)	(13,986)	(10.6)	(189,433)	(26,812)	(86.6)	(176,819)	(192.7)	(17,464)	(2,472)	(9.4)

Total operating expenses	(88,076)	(66.8)	(413,304)	(58,499)	(189.0)	(327,678)	(357.1)	(119,521)	(16,917)	(64.4)

Operating income (loss)	(22,063)	(16.7)	(278,811)	(39,463)	(127.5)	(273,332)	(297.9)	5,839	827	3.1

Other income, net	6,069	4.6	4,578	648	2.1	1,578	1.7	1,759	248	0.9

Income (loss) before income taxes	(15,994)	(12.1)	(274,233)	(38,815)	(125.4)	(271,754)	(296.1)	7,598	1,075	4.1

Income tax expense	(1,610)	(1.2)	(1,364)	(193)	(0.6)	(59)	(0.1)	(1,957)	(277)	(1.1)

Net income (loss)	(17,604)	(13.3)	(275,597)	(39,008)	(126.0)	(271,813)	(296.2)	5,641	798	3.0

Non-GAAP Financial Measures
Adjusted operating income (loss)(2)	(22,063)	(16.7)	(8,270)	(1,170)	(3.8)	(2,791)	(3.0)	5,839	827	3.1
Adjusted net income (loss)(2)	(17,604)	(13.3)	(5,056)	(715)	(2.3)	(1,272)	(1.4)	5,641	798	3.0

Notes:

(1)
Share-based compensation expenses were recorded as follows:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Research and development expenses	—	76,301	10,800	76,301	—	—
Sales and marketing expenses	—	25,892	3,665	25,892	—	—
General and administrative expenses	—	168,348	23,828	168,348	—	—

Total	—	270,541	38,293	270,541	—	—

(2)
For discussions of adjusted operating income (loss) and adjusted net income (loss) and reconciliation of adjusted operating income (loss) to operating income (loss) and adjusted net income (loss) to net income (loss), see "—Non-GAAP Financial Measures."

Six months ended June 30, 2020 compared to six months ended June 30, 2019

Revenues

        Our total revenues increased by 102.1% from RMB91.8 million in the six months ended June 30, 2019 to RMB185.5 million (US$26.3 million) in the six months ended June 30, 2020.

        The increase in total revenues was primarily driven by a 269.3% increase in learning services revenues from RMB41.3 million in the six months ended June 30, 2019 to RMB152.5 million (US$21.6 million) in the six months ended June 30, 2020, which resulted from an increase in the number of our paying users from 0.6 million in the six months ended June 30, 2019 to 2.1 million in the six months ended June 30, 2020, as well as an increase in the average revenue per paying user from RMB64.1 in the six months ended June 30, 2019 to RMB71.0 in the six months ended June 30, 2020. The significant increase in the number of our paying users was in line with our robust and organic business growth, and was partially ramped up as a result of the impact of COVID-19 outbreak in China during which more families had opportunities to explore the way of learning through mobile apps in their increased time spent indoor. We expect that our users' increased acceptance of the mode of learning through mobile apps has a continuing positive impact on our learning services business after the pandemic has been controlled, as we believe the impact of COVID-19 has profoundly changed the learning behavior of our users, who have been accustomed to, and would stay with, our learning apps. Although iHuman Chinese, our first launched and the most successful learning app, continued to account for over 80% of our total learning services revenues in the first half of 2020, our increased product mix following commercialization of iHuman Pinyin in late 2019 and iHuman English World and iHuman Chinese International in 2020 has attracted more paying users and diversified our monetization channels. We plan to continue to introduce new online products in the foreseeable future to further diversify our monetization channels and drive our business growth.

        Our revenues from product sales of learning materials and smart learning devices decreased by 34.6% from RMB50.5 million in the six months ended June 30, 2019 to RMB33.0 million (US$4.7 million) in the six months ended June 30, 2020, which resulted from the prolonged closure of kindergartens and after-school learning centers in the first half of 2020 in China due to the COVID-19 outbreak.

Cost of revenues

        Our cost of revenues increased by 60.7% from RMB37.4 million in the six months ended June 30, 2019 to RMB60.1 million (US$8.5 million) in the six months ended June 30, 2020, primarily attributable to the increases in channel costs, partially offset by the decrease in product costs.

        Our channel cost increased by 235.2% from RMB10.7 million in the six months ended June 30, 2019 to RMB35.9 million (US$5.1 million) in the six months ended June 30, 2020, which primarily resulted from the increased commission fees paid to app stores and third-party distributors as our learning service revenues increased. Our product costs decreased by 42.1% from RMB21.3 million in the six months ended June 30, 2019 to RMB12.4 million (US$1.7 million) in the six months ended June 30, 2020, which is attributable to the reduced revenues from learning materials and devices due to the negative impact of COVID-19 on kindergartens and after-school learning centers.

Gross profit

        As a result of the foregoing, our gross profit increased by 130.7% from RMB54.3 million in the six months ended June 30, 2019 to RMB125.4 million (US$17.7 million) in the six months ended June 30, 2020. Our gross margin also increase from 59.2% in the six months ended June 30, 2019 to 67.6% in the six months ended June 30, 2020, primarily attributable to the growth of our learning services revenues which have a higher profit margin.

Operating expenses

        Our total operating expenses decreased by 63.5% from RMB327.7 million in the six months ended June 30, 2019 to RMB119.5 million (US$16.9 million) in the six months ended June 30, 2020 as all components of operating expenses decreased. This significant decrease was primarily resulted from the decrease in share-based compensation expenses from RMB270.5 million (US$38.3 million) in the six months ended June 30, 2019, in connection with the share issuances to our employees and consultant, to nil in the six months ended June 30, 2020.

        Research and development expenses.    Our research and development expenses decreased by 34.9% from RMB113.2 million in the six months ended June 30, 2019 to RMB73.7 million (US$10.4 million) in the six months ended June 30, 2020, primarily attributable to share-based compensation expenses which decreased by RMB76.3 million (US$10.8 million). The decrease was partially offset by the increased payroll and welfare expenses for our research and development personnel, which increased from RMB30.9 million in the six months ended June 30, 2019 to RMB63.7 million (US$9.0 million) in the six months ended June 30, 2020, in line with the increase in headcount of our research and development personnel.

        Sales and marketing expenses.    Our sales and marketing expenses decreased by 24.7% from RMB37.7 million in the six months ended June 30, 2019 to RMB28.4 million (US$4.0 million) in the six months ended June 30, 2020, primarily attributable to the share-based compensation expenses which decreased by RMB25.9 million (US$3.7 million). The decrease was partially offset by the increase in advertisement and promotion expenses from RMB1.3 million in the six months ended June 30, 2019 to RMB18.1 million (US$2.6 million) in the six months ended June 30, 2020 due to our increased advertisement and promotion activities.

        General and administrative expenses.    Our general and administrative expenses decreased by 90.1% from RMB176.8 million in the six months ended June 30, 2019 to RMB17.5 million (US$2.5 million) in the six months ended June 30, 2020, primarily attributable to share-based compensation expenses which decreased by RMB168.3 million (US$23.8 million). The decrease was partially offset by the increase in payroll and welfare expenses for our general and administrative personnel from RMB5.1 million in the six months ended June 30, 2019 to RMB8.1 million (US$1.1 million) in the six months ended June 30, 2020. Our professional fees also increased by RMB6.0 million (US$0.8 million) in the six months ended June 30, 2020 due to increased spending for accounting and legal services.

Operating income (loss)

        Our operating income was RMB5.8 million (US$0.8 million) in the six months ended June 30, 2020, compared to an operating loss of RMB273.3 million in the six months ended June 30, 2019.

Net income (loss)

        As a result of the foregoing, we incurred a net income of RMB5.6 million (US$0.8 million) in the six months ended June 30, 2020, compared to a net loss of RMB271.8 million in the six months ended June 30, 2019.

Year ended December 31, 2019 compared to year ended December 31, 2018

Revenues

        Our total revenues increased by 65.8% from RMB131.9 million in 2018 to RMB218.7 million (US$30.9 million) in 2019.

        The increase in total revenues was primarily driven by a 388.0% increase in learning services revenues from RMB22.0 million in 2018 to RMB107.4 million (US$15.2 million) in 2019, which resulted from an increase in the number of our paying users from 0.5 million in 2018 to 1.3 million in 2019, as well as an increase in the average revenue per paying user from RMB40.2 in 2018 to RMB81.5 in 2019. iHuman Chinese, our most popular learning app, accounted for over 80% of the total learning services revenues in both 2018 and 2019. We launched iHuman Chinese as our first online learning app in 2016, commercialized it in 2018, and have since expanded our online product portfolio to six learning apps that cover various subject matters. We plan to continue to introduce new online products in the foreseeable future to diversify our monetization channels and drive our business growth.

        Our revenues from product sales of learning materials and smart learning devices remained relatively stable at RMB109.9 million in 2018 and at RMB111.2 million (US$15.7 million) in 2019. We expect that the proportion of our total revenues from product sales of learning materials and smart learning devices will decrease in the foreseeable future.

Cost of revenues

        Our cost of revenues increased by 27.8% from RMB65.9 million in 2018 to RMB84.2 million (US$11.9 million) in 2019, primarily attributable to the increase in channel costs, partially offset by the decreases in payroll and welfare costs and freight costs.

        Our channel costs increased by 243.2% from RMB7.9 million in 2018 to RMB27.0 million (US$3.8 million) in 2019, which primarily resulted from increased commission fees paid to app stores and third-party distributors as our learning service revenues increased. Our product costs remained relatively stable between 2018 and 2019, which is generally in line with the trend of our revenues from learning materials and devices.

Gross profit

        As a result of the foregoing, our gross profit increased by 103.7% from RMB66.0 million in 2018 to RMB134.5 million (US$19.0 million) in 2019. Our gross margin also increased from 50.1% in 2018 to 61.5% in 2019, primarily attributable to the relatively higher growth rate of our learning services revenues.

Operating expenses

        Our total operating expenses increased by 369.3% from RMB88.1 million in 2018 to RMB413.3 million (US$58.5 million) in 2019 as all components of operating expenses increased. This significant increase was primarily driven by the share-based compensation expenses from nil in 2018 to RMB270.5 million (US$38.3 million) in 2019, which resulted from historical share issuances.

        Research and development expenses.    Our research and development expenses increased by 226.6% from RMB52.1 million in 2018 to RMB170.2 million (US$24.1 million) in 2019. Other than share-based compensation expenses which increased by RMB76.3 million (US$10.8 million), this significant increase was primarily driven by our increased payroll and welfare expenses for research and development personnel mainly due to the increase in headcount of our research and development personnel, which increased from RMB44.4 million in 2018 to RMB77.2 million (US$10.9 million) in 2019, and our increased outsourcing expenses to third party research and development service providers, which increased from RMB4.1 million in 2018 to RMB9.9 million (US$1.4 million) in 2019.

        Sales and marketing expenses.    Our sales and marketing expenses increased by 144.3% from RMB22.0 million in 2018 to RMB53.7 million (US$7.6 million) in 2019. Other than share-based compensation expenses which increased by RMB25.9 million (US$3.7 million), this increase was primarily driven by our increased payroll and welfare expenses for sales and marketing personnel, which increased from RMB15.6 million in 2018 to RMB18.9 million (US$2.7 million) in 2019.

        General and administrative expenses.    Our general and administrative expenses increased significantly by 1,254.4% from RMB14.0 million in 2018 to RMB189.4 million (US$26.8 million) in 2019. Other than share-based compensation expenses which increased by RMB168.3 million (US$23.8 million), this increase was primarily attributable to the increase in our payroll and welfare expenses for general and administrative personnel from RMB9.2 million in 2018 to RMB12.8 million (US$1.8 million) in 2019 as a result of our business growth. Our professional fees increased from RMB1.4 million in 2018 to RMB3.8 million (US$0.5 million) in 2019 due to our increased spending for consulting and legal services.

Operating loss

        Our operating loss was RMB278.8 million (US$39.5 million) in 2019, compared to an operating loss of RMB22.1 million in 2018.

Net loss

        As a result of the foregoing, we incurred net loss of RMB275.6 million (US$39.0 million) in 2019, compared to net loss of RMB17.6 million in 2018.

Selected Quarterly Results of Operations

        The following table sets forth our unaudited consolidated quarterly results of operations for each of the six quarters from January 1, 2019 to June 30, 2020. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited condensed consolidated financial data include all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and results of operation for the quarters presented.

	For the Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Revenues
Learning services	17,949	23,336	29,503	36,621	57,663	94,799
Learning materials and devices	34,112	16,366	35,533	25,236	20,329	12,685
Total revenues	52,061	39,702	65,036	61,857	77,992	107,484

Cost of revenues
Learning services	(4,492)	(5,416)	(7,244)	(8,641)	(15,682)	(23,847)

Learning materials and devices	(16,415)	(11,094)	(16,245)	(14,616)	(10,593)	(9,994)

Total cost of revenues	(20,907)	(16,510)	(23,489)	(23,257)	(26,275)	(33,841)

Gross profit	31,154	23,192	41,547	38,600	51,717	73,643

Operating expenses
Research and development expenses	(93,132)	(20,038)	(26,351)	(30,634)	(32,957)	(40,717)
Sales and marketing expenses	(31,393)	(6,296)	(7,622)	(8,405)	(15,698)	(12,685)
General and administrative expenses	(172,117)	(4,702)	(5,174)	(7,440)	(5,602)	(11,862)

Total operating expenses	(296,642)	(31,036)	(39,147)	(46,479)	(54,257)	(65,264)

Operating income (loss)	(265,488)	(7,844)	2,400	(7,879)	(2,540)	8,379

Other income, net	389	1,189	1,014	1,986	965	794

Income (loss) before income taxes	(265,099)	(6,655)	3,414	(5,893)	(1,575)	9,173

Income tax (expense) benefit	(167)	108	(776)	(529)	—	(1,957)

Net income (loss)	(265,266)	(6,547)	2,638	(6,422)	(1,575)	7,216

Non-GAAP Financial Measures
Adjusted operating income (loss)(1)	5,053	(7,844)	2,400	(7,879)	(2,540)	8,379
Adjusted net income (loss)(1)	5,275	(6,547)	2,638	(6,422)	(1,575)	7,216

Note:

(1)
For discussions of adjusted operating income (loss) and adjusted net income (loss) and reconciliation of adjusted operating income (loss) to operating income (loss) and adjusted net income (loss) to net income (loss), see "—Non-GAAP Financial Measures."

        We have experienced continued growth in our learning services revenues for the six quarters from January 1, 2019 to June 30, 2020. This stable growth was primarily driven by the increase in the number of MAUs and paying users of our learning apps. Our revenues from learning materials and devices experienced normal seasonal fluctuations in the four quarters in 2019, but decreased from RMB25.2 million in the fourth quarter of 2019 to RMB20.3 million and RMB12.7 million in the first and second quarter of 2020, respectively, which was primarily resulted from the decrease product sales to kindergartens and after-school learning centers, which were closed for a certain period of time during these two quarters due to the COVID-19 outbreak.

        Our net loss of RMB265.3 million in the first quarter of 2019 was primarily the result of share-based compensation expenses of RMB270.5 million due to share issuances to our employees and consultant.

        Our results of operations are subject to seasonal fluctuations. Historically, our learning materials and devices revenues are generally higher in the first and third quarters because of the increased sales to kindergartens and after-school learning centers during the beginning of spring and fall semesters. For our online operations which are at a relatively early state of development, we typically generate higher growth in the number of paying users and revenues of our learning apps in the first and third quarters because of the increased paid subscriptions during summer and winter vacations. However, it is difficult for us to judge the exact nature or extent of the seasonality of our learning services business due to its rapid growth. Given our limited operating history, the seasonal trends that we have experienced in the past may not be indicative of our future operating results.

Non-GAAP Financial Measures

        In evaluating our business, we consider and use adjusted operating income (loss) and adjusted net income (loss), each a non-GAAP financial measure, as supplemental measures to review and assess our operating performance. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We define adjusted operating income (loss) as operating income (loss) excluding share-based compensation and adjusted net income (loss) as net income (loss) excluding share-based compensation.

        We present non-GAAP financial measures because they are used by our management to evaluate our operating performance and formulate business plans. Our non-GAAP financial measures enable our management to assess our operating results without considering the impact of share-based compensation, which are non-cash charges. We also believe that the use of non-GAAP measures facilitate investors' assessment of our operating performance.

        The non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The non-GAAP financial measures have limitations as an analytical tool. Our non-GAAP financial measures do not reflect all items of expense that affect our operations. Share-based compensation has been and may continue to be incurred in our business and is not reflected in the presentation of our non-GAAP financial measures. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore its comparability may be limited.

        We compensate for these limitations by reconciling the non-GAAP financial measures to the nearest U.S. GAAP performance measures, all of which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

        The following table reconciles our adjusted operating income (loss) and adjusted net income (loss) in 2018, 2019 and the six months ended June 30, 2020 to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, which are operating income (loss) and net income (loss):

	Year Ended December 31,			Six Months ended June 30,
	2018	2019			2020
				2019
	RMB	RMB	US$		RMB	US$
				RMB
	(in thousands)
Operating income (loss)	(22,063)	(278,811)	(39,463)	(273,332)	5,839	827
Add: share-based compensation	—	270,541	38,293	270,541	—	—
Adjusted operating income (loss) (non-GAAP)	(22,063)	(8,270)	(1,170)	(2,791)	5,839	827
Net income (loss)	(17,604)	(275,597)	(39,008)	(271,813)	5,641	798
Add: share-based compensation	—	270,541	38,293	270,541	—	—
Adjusted net income (loss) (non-GAAP)	(17,604)	(5,056)	(715)	(1,272)	5,641	798

Liquidity and Capital Resources

        The following table sets forth a summary of our cash flows for the years presented:

	For the Year Ended December 31,			For the Six months Ended June 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash (used in) provided by operating activities	(4,504)	42,627	6,033	11,366	84,376	11,943
Net cash used in investing activities	(529)	(2,391)	(338)	(941)	(7,984)	(1,130)
Net cash provided by (used in) financing activities	10,314	58,523	8,283	(7,631)	(26,033)	(3,685)

Net increase in cash and cash equivalents	5,281	98,759	13,978	2,794	50,109	7,093
Cash and cash equivalents at the beginning of the year	843	6,124	867	6,124	104,883	14,845
Cash and cash equivalents at the end of the year	6,124	104,883	14,845	8,918	154,992	21,938

        To date, we have financed our operating and investing activities primarily through net cash generated by operating activities, cash from historical equity financing activities, and loans from our related parties. We have fully repaid the loans in 2019. See "Related Party Transactions" for more information on loans from our related parties. As of December 31, 2018 and 2019 and June 30, 2020, our cash and cash equivalents were RMB6.1 million, RMB104.9 million (US$14.8 million) and RMB155.0 million (US$21.9 million), respectively. Our cash and cash equivalents primarily consist of cash on hand, time deposits and investments placed with banks which are unrestricted as to withdrawal or use and have original maturities of less than three months.

        Historically, we have not been profitable. We had working capital deficit of RMB65.0 million and RMB19.7 million (US$2.8 million) as of December 31, 2018 and 2019, respectively. The working capital deficits will restrict our liquidity position and have a negative impact on our ability to repay current liabilities. We prudently manage our working capital to support our business and operations. We had a positive cashflow from operations of RMB42.6 million (US$6.0 million) in 2019 and RMB84.4 million (US$11.9 million) in the six months ended June 30, 2020, and as of June 30, 2020, our current assets exceeded our current liabilities.

        We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

        As of December 31, 2019, substantially all of our cash and cash equivalents were held in China and 100% were denominated in Renminbi. As of December 31, 2019, 100% of our cash and cash equivalents were held by our VIE and its subsidiaries.

        Although we consolidate the results of our variable interest entity and its subsidiaries, we only have access to the assets or earnings of our variable interest entity and its subsidiaries through our contractual arrangements with our variable interest entity and its shareholders. See "Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders." For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "—Holding Company Structure."

        In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with operations in China in offshore transactions. However, most of these uses are subject to PRC regulations. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary and consolidated variable interest entity, which could materially and adversely affect our liquidity and our ability to fund and expand our business." and "Use of Proceeds."

        Substantially all of our revenues are denominated in Renminbi. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign exchange for current account items, including profit distributions, interest payments and trade-and service-related foreign exchange transactions.

        We expect that a majority of our future revenues will be denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiary is allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Operating activities

        Net cash provided by operating activities in the six months ended June 30, 2020 was RMB84.4 million (US$11.9 million). The difference between net cash provided by operating activities and net income of RMB5.6 million (US$0.8 million) in the same period was the result of an increase in working capital that primarily consists of a RMB111.2 million (US$15.7 million) increase in deferred revenue and customer advances due to our rapid business growth and a RMB23.2 million (US$3.3 million) increase in accrued expenses and other current liabilities, which was partially offset by a

RMB29.4 million (US$4.2 million) increase in prepayments and other current assets and a RMB26.7 million (US$3.8 million) increase in accounts receivable, net, which reflects our business growth.

        Net cash provided by operating activities in 2019 was RMB42.6 million (US$6.0 million). The difference between net cash provided by operating activities and net loss of RMB275.6 million (US$39.0 million) in the same period was the result of adding back RMB270.5 million (US$38.3 million) for share-based compensation, as well as an increase in working capital that primarily consists of (i) a RMB43.7 million (US$6.2 million) increase in deferred revenue and customer advances due to our rapid business growth, (ii) a RMB13.1 million (US$1.9 million) increase in accrued expenses and other current liabilities, and (iii) a RMB8.9 million (US$1.3 million) decrease in inventories which was partially offset by a RMB8.6 million (US$1.2 million) increase in prepayments and other current assets and a RMB6.6 million (US$0.9 million) increase in accounts receivable, net, which reflects our business growth.

        Net cash used in operating activities in 2018 was RMB4.5 million, primarily attributable to a net loss of RMB17.6 million and a RMB12.4 million increase in accounts receivable, which is partially offset by a RMB22.7 million increase in deferred revenue and customer advances.

Investing activities

        Net cash used in investing activities in the six months ended June 30, 2020 was RMB8.0 million (US$1.1 million), which was due to purchase of property and equipment and purchase of intangible assets.

        Net cash used in investing activities in 2019 was RMB2.4 million (US$0.3 million), which was due to purchase of property and equipment and purchase of intangible assets.

        Net cash used in investing activities in 2018 was RMB0.5 million, which was due to purchase of property and equipment and purchase of intangible assets.

Financing activities

        Net cash used in financing activities in the six months ended June 30, 2020 was RMB26.0 million (US$3.7 million), primarily attributable to a RMB66.0 million (US$9.3 million) of consideration paid to Hongen Education in relation to the onshore restructuring under common control, partially offset by a RMB40.0 million (US$5.7 million) proceeds from issuance of contingently redeemable ordinary shares.

        Net cash provided by financing activities in 2019 was RMB58.5 million (US$8.3 million), primarily attributable to the RMB120.0 million (US$17.0 million) in proceeds from issuance of contingently redeemable ordinary shares, partially offset by RMB63.8 million (US$9.0 million) of repayments of loans from related parties.

        Net cash provided by financing activities in 2018 was RMB10.3 million, primarily attributable to RMB34.7 million of loans from related parties, partially offset by a RMB13.5 million of repayments of loans from related parties and a RMB10.9 million from distribution to Hongen Education.

Capital expenditures

        Our capital expenditures are primarily related to purchase of property and equipment. Our capital expenditures were RMB0.5 million and RMB2.4 million (US$0.3 million) in 2018 and 2019, respectively. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual obligations

        The following table sets forth our contractual obligations as of December 31, 2019.

		Years ending December 31,
	Total	2020	2021	2022	2023	2024 and thereafter
		(RMB in thousands)
Operating lease commitments(1)	26,492	11,971	6,637	1,525	1,641	4,718

Note:

(1)
Represents future minimum payments under non-cancelable operating leases related to offices.

        Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2019.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies, Judgments and Estimates

        We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

        The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our consolidated financial statements. For further information on our critical accounting policies, see Note 2 to our consolidated financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Consolidation of affiliated entities

        To comply with PRC laws and regulations which prohibit foreign control of companies that engage in value-added telecommunication services and certain other businesses, we primarily conduct our business in the PRC through our PRC subsidiary and the VIE. The equity interests of our VIE are legally held by PRC shareholders. Despite the lack of technical majority ownership, we have effective control of our VIE through a series of contractual agreements and a parent-subsidiary relationship exists between us and our VIE. Through the contractual agreements, the shareholders of our VIE effectively assigned all of their voting rights underlying their equity interests in our VIE to us and therefore, we have the power to direct the activities of our VIE that most significantly impact its economic performance. We also have the ability and obligations to absorb substantially all the profits or losses of our VIE that potentially could be significant to our VIE. Based on the above, we consolidate the VIE in accordance with SEC Regulation SX-3A-02 and ASC 810, Consolidation. We will reconsider the initial determination of whether a legal entity is a consolidated affiliated entity upon certain events listed in ASC 810-10-35-4 occurring. We will also continuously reconsider whether we are the primary beneficiary of our affiliated entities as facts and circumstances change. See "Risk Factors—Risks Relating to Our Corporate Structure."

Revenue recognition

        Effective January 1, 2018, we elected to early adopt the requirements of ASC 606, Revenue from Contracts with Customers ("ASC 606") using the full retrospective method. We apply the five-step model outlined in ASC 606. We account for a contract when it has approval and commitment from the customer, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. The adoption of ASC 606 did not have a material impact on our accumulated deficit balance as of January 1, 2018.

        We have elected to exclude from revenue sales taxes and other similar taxes that are both imposed on and are concurrent with revenue producing transactions. Therefore, revenues are recognized net of value-added taxes.

Learning services

        The majority of our learning services revenue is generated from non-cancellable subscriptions on our various online learning applications.

        The non-cancellable subscription contracts provide our customers the access to hosted software over a contract term without the customer taking possession of the content software. Subscription revenue is recognized ratably over the contract period as the performance obligation is satisfied. The learning subscription services are sold in short term periods, typically no more than 12 months. Certain content-based learning subscriptions have contracts with no fixed duration and are marketed as indefinite term subscriptions. For these indefinite term subscriptions, we estimate the expected contract period based on historical usage patterns and recognize related revenue over the expected contract period.

        We also offer our customers to purchase specified completed digital contents on certain learning applications. The completed digital contents can be downloaded and used offline indefinitely. Therefore, our customers take possession of these contents, and revenues from sales of completed digital content is recognized at a point in time when the content is made available for our customer's use.

Learning materials and devices

        We sell learning materials and smart learning devices to individual users, education organizations and distributors. Revenue from sales of learning materials and smart learning devices is recognized when control of the promised goods is transferred to our customer, at an amount that reflects the consideration we expect to be entitled to in exchange for the goods.

        We offer certain customers with rights of return. These rights are accounted for as variable consideration when estimating the amount of revenue to be recognized by utilizing expected value method.

Deferred revenue and customer advances

        Timing of revenue recognition may differ from the timing of invoicing to customers and cash collection. For certain revenue contracts, our customers are required to pay before the services and goods are delivered to them. We recognize the excess of payments received as compared to the recognized revenue as deferred revenue or customer advances, which primarily consist of unearned revenue related to subscription services which is recognized ratably over the subscription period, and advanced payments received from customers for goods to be delivered and services to be provided.

        Payment terms and conditions vary by contract type and customer. For the learning services and sales of learning materials and smart learning devices to individual users, immediate payment upon purchase is required. Payments made through certain third-party payment service providers are collected on a real time basis, and payments made through mobile app stores and other third-party online channels are generally collected within 60 days. For product sales to education organizations and distributors, payment terms generally require advanced payments or payment within 60 days. In instances where the timing of revenue recognition differs from the timing of payment, we have determined that its contracts do not include a significant financing component.

  Practical Expedients

        We have utilized the practical expedient available under ASC 606-10-50-14 to not to disclose information about our remaining performance obligations because our contracts with customers generally have an expected duration of no more than one year.

  Assets recognized from costs to obtain a contract with a customer

        We have determined that certain costs, primarily channel costs associated with sales made in mobile app stores, meet the requirements to be capitalized as costs of obtaining contracts. We recognize an asset for these costs incurred for non-cancellable subscription contracts in "Prepayments and other current assets" in the consolidated balance sheets. The amortization of these costs over the applicable subscription term are included in cost of revenues.

Contingently redeemable ordinary shares

        The contingently redeemable ordinary shares are classified as mezzanine equity as they may be redeemed at the option of the holder on or after an agreed upon date outside the sole control of our company. We use the whole instrument approach to determine whether the nature of the host contract in a hybrid instrument is more akin to debt or to equity. The termination of liquidation preference, redemption right and other preferential rights upon a firm commitment underwritten initial public offering of the ordinary shares and the listing of such shares (or securities representing such shares) for trading on an internationally recognized stock exchange, which has an offering price per share that results in a pre-money market capitalization of our company at no less than RMB3.2 billion on a fully-diluted basis immediately upon the consummation of the initial public offering (the "Qualified IPO") is considered as a conversion right in substance. We evaluated the embedded conversion features to determine if there were any embedded derivatives required bifurcation and to determine if there were any beneficial conversion features, ("BCF"). On the commitment date, no BCF was recognized because the most favorable conversion price used to measure the BCF of the contingently redeemable ordinary shares was higher than the fair value per ordinary share. We determined the fair value of ordinary shares with the assistance of an independent third-party valuation firm. There are no embedded derivatives that are required to be bifurcated because the underlying ordinary shares are not publicly traded nor readily convertible into cash.

        We concluded that contingently redeemable ordinary shares are not redeemable currently, but it is probable to become redeemable. We chose to recognize changes in the redemption value immediately as they occur and adjusted the carrying amount of the contingently redeemable ordinary shares to equal the redemption value at the end of each reporting period.

Fair value of our ordinary shares

        Prior to our initial public offering, we were a private company with no quoted market prices for our ordinary shares. We therefore needed to make estimates of the fair value of our ordinary shares at various dates for the purpose of (i) determining the intrinsic value of the BCF at the date of issuance of convertible instruments; and (ii) determining the grant date fair value of share-based awards.

        The following table sets forth the fair value of our ordinary shares estimated at different times in 2019 prior to our initial public offering with the assistance from an independent valuation firm:

Date	FairValue per Ordinary Share		DLOM	Discount Rate	Type of Valuation
January 1, 2019	US$	0.73	20%	20%	Retrospective
December 31, 2019	US$	1.93	15%	17%	Retrospective

        The valuations were performed on retrospective basis, instead of contemporaneous basis because, at that time of valuation, our limited financial and human resources were principally focused on business development efforts.

        The valuations of our ordinary shares were performed using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the marketability of our shares and our operating history and prospects at the time of valuation.

        In determining our equity value, we applied the discounted cash flow analysis under the income approach as primary method based on our best estimated cash flow projections as of the valuation date. The major assumptions used in calculating the fair value of our equity include:

  •
  Discount Rates. The discount rates listed out in the table above were based on the weighted average cost of capital, or WACC which were used to discount the forecasted future cash flows to present value. We have considered the capital asset pricing model, or CAPM in setting the discount rates as of various valuation dates.

    After considering CAPM, the relative risk of the industry and the characteristics of our company, we used discount rates ranging from 20% as of the valuation date in January 2019 to 17% in December 2019.

  •
  Comparable companies: In deriving the WACCs, which are used as the discount rates under the income approach, certain publicly traded companies in the internet industry and online education industry were selected for reference as our guideline companies.

  •
  Discount for Lack of Marketability, or DLOM. DLOM was quantified by the Finnerty model. This model estimates a DLOM as a function of restricted transferability, using the value of an average-strike put option. This option pricing method is one of the methods commonly used in estimating DLOM as it takes into consideration factors like timing of a liquidity event, such as an initial public offering, and estimated volatility of our shares. The further the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. The lower the DLOM used for the valuation, the higher the determined fair value of the ordinary shares.

        We also applied guideline company's method and referred to enterprise value-to-revenue multiples of guideline companies to check the reasonableness of our equity valuation results. The selected guideline companies are the same as those selected for deriving WACCs.

        The determination of the equity value requires complex and subjective judgments to be made regarding prospects of the industry and the products at the valuation date, our projected financial and operating results, our unique business risks and the liquidity of our shares.

        The option-pricing method was used to allocate enterprise value to shares with preferential rights and ordinary shares, taking into account the guidance prescribed by the AICPA Practice Guide. The method treats shares with preferential rights and ordinary shares as call options on the enterprise's value, with exercise prices based on the liquidation preference of the shares with preferential rights.

        The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board of directors and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares to range from 44.9% to 46.4% based on the historical volatilities of comparable publicly traded companies engaged in similar lines of business. Had we used different estimates of volatility, the allocations between shares with preferential rights and ordinary shares would have been different.

        The fair value of our ordinary shares increased from US$0.73 per share in January 2019 to US$1.93 per share in December 2019, which was primarily due to (i) the organic growth of our business and the development of new educational apps; (ii) the continuous improvement in our financial performance; (iii) a decrease in the DLOM from 20% to 15%; (iv) a decrease in the WACC from 20% to 17%; and (v) consolidation of the business related to learning materials and smart learning devices of Hongen Education in November and December 2019.

        Once our ordinary shares commence trading publicly following the completion of this offering, it will not be necessary to use estimates to determine the fair value of our ordinary shares.

Share-based compensation

        We apply ASC 718, Compensation—Stock Compensation ("ASC 718"), to account for our employee share-based payments. All our share-based awards to employees were classified as equity awards and are recognized in the consolidated financial statements based on their grant date fair values. We early adopted ASU No. 2018-7, Compensation—Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting ("ASU 2018-7") on January 1, 2018 and apply ASC 718 to account for share-based payments for acquiring goods and services from our non-employees at grant date fair value.

        We have elected to recognize share-based compensation using the accelerated method, for all share-based awards granted with graded vesting or cliff vesting based on service conditions and performance conditions and only if performance-based conditions are considered probable to be satisfied. We elected to account for forfeitures as they occur.

        We adopt the binomial option pricing model to determine the fair value of stock options. The determination of the fair value is affected by the fair value of ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, projected share option exercise behavior, risk free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Share options are generally granted with service condition and the expiration of the lock-up period after the completion of an initial public offering of our company as performance condition, among which some are also granted with operating performances targets including revenue and profit as performance condition. If the target performance condition is considered probable to be satisfied, upon the completion of this offering, we will immediately recognize the expenses associated with these options accumulated from the service inception date, with the remaining unrecognized compensation expenses amortized over the remaining requisite service period. Certain share options granted will become fully vested upon the completion of an IPO, and we will immediately recognize the expenses associated with these options upon the completion of this offering.

        The following table sets forth certain information regarding the share options granted to our employees at different dates in 2019 with the assistance from an independent valuation firm:

Grant Date	Number of Options Granted	Exercise Price per Option	Fair Value per Option	Type of Valuation
January 1, 2019	4,177,943	US$0.05, US$0.40 and US$1.06	US$0.69, US$0.51 and US$0.36	Retrospective
December 31, 2019	704,400	US$1.06	US$1.22	Retrospective

        The fair value of each option granted is estimated on the date of grant using the following assumptions:

Date of Options Grant	January 1, 2019	December 31, 2019
Expected volatility	48.00%	48.10%
Expected dividends yield	0%	0%
Risk-free interest rate	2.69%	1.92%
Expected term (in years)	10	10
Fair value of underlying ordinary share (US$)	0.73	1.93

        The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. We have not declared or paid any cash dividends on our capital stock, and we do not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options. We estimated the risk-free interest rate based on the yield to maturity of U.S. treasury bonds denominated in US dollars at the option valuation date.

        For the purpose of determining the estimated fair value of our share options, we believe the expected volatility and the estimated fair value of our ordinary shares are the most critical assumptions. Changes in these assumptions could significantly affect the fair value of share options and hence the amount of stock-based compensation we recognize in our consolidated financial statements. Since we did not have a trading history for our shares sufficient to calculate our own historical volatility, the expected volatility of our future ordinary share price was estimated based on the price volatility of the shares of comparable public companies that operate in the same or similar business.

Internal Control Over Financial Reporting

        Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified is our lack of sufficient financial reporting and accounting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules.

        We are in the process of implementing a number of measures to address this material weakness identified, including: (i) hiring additional accounting and financial reporting personnel with working experience of U.S. GAAP and SEC reporting requirements, (ii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP, and SEC rules and regulations, (iii) developing, communicating and implementing an accounting policy manual in accordance with U.S. GAAP for our accounting and financial reporting personnel for recurring transactions and period-end closing processes, and (iv) establishing effective monitoring and oversight controls for non-recurring and complex transactions to ensure the accuracy and completeness of our company's consolidated financial statements and related disclosures.

        The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See "Risk Factors—Risks Relating to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected."

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions, with the exception of ASC 606. Revenue from Contracts with Customers.

Holding Company Structure

        iHuman Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries, our VIE and its subsidiaries in China. As a result, our ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our VIE in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

        To date, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2017, 2018 and 2019 were increases of 1.8%, 1.9% and 4.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

        Substantially all of our revenues and expenses are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the value of our business is effectively denominated in RMB, while our ADSs will be traded in U.S. dollars.

        The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

        To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or the ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

        We estimate that we will receive net proceeds of approximately US$             million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the assumed initial offering price of US$            per ADS. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB                        to US$1.00 to a rate of RMB                        to US$1.00, will result in an increase of RMB                          million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB                        to US$1.00 to a rate of RMB                                     to US$1.00, will result in a decrease of RMB                         million in our net proceeds from this offering.

Interest rate risk

        Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and wealth management products. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

        After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Recently Issued Accounting Pronouncements

        A list of recently issued accounting pronouncements that are relevant to us is included in note 2 of our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

China's Childhood Education Market

        China's childhood education market primarily refers to education provided to children aged between 0 and 12 years old. The market consists of both formal childhood education and non-formal childhood education, also known as complementary childhood education. Formal childhood education refers to education at kindergartens and primary schools, who primarily charge tuition fees for providing education to children in campus. Complementary childhood education consists of both classroom-based education provided by offline pre-kindergartens and after-school learning centers, as well as content-based education delivered through online courses, online learning products, offline learning products and smart learning devices.

Source: Frost & Sullivan

Overview of China's childhood education market

        The key features of China's childhood education market, according to the Frost & Sullivan report, include:

  •
  Stable population of children aged 0-12.  The population of children aged between 0 and 12 in China is expected to remain relatively stable from 2019 to 2024 at approximately 200 million.

  •
  Increasing urbanization rate in China.  In China, the rapid economic growth and the influx of migrants from rural areas to developed areas in the past has fueled the urbanization of its population, and the urbanization rate is expected to further increase from 60.6% in 2019 to 67.3% in 2024.

  •
  Increasing per capital disposable income of Chinese urban families.  The per capita annual disposable income of urban households in China is expected to increase from RMB42,359 in 2019 to RMB60,669 in 2024, representing a CAGR of 7.4%.

  •
  Increasing annual expenditure on content-based childhood education.  The annual expenditure on content-based childhood education per children aged 0 to 12 years is expected to continue to increase at a CAGR of 33.9% from RMB533 in 2019 to RMB2,298 in 2024.

Evolvement of China's childhood education market

  •
  Educational demand.  Driven by the imbalance in educational resources and the intense pressure for admission into top primary schools, complementary childhood education has shifted towards a younger age group in China.

  •
  Features of educational content.  Compared to students aged between 12 to 18, children aged between 0 to 12 have a stronger need for interactive and gamification features as they need a more direct perception, practical operation opportunities and personalized experience in their learning process. The gamification features of education content enhance children's interests and cultivate their participation in the learning process.

  •
  Delivery of education.  With the continuous advancement in digital and internet technologies, the delivery of China's childhood education has gradually shifted from offline to online, especially through mobile apps. Online childhood education includes both traditional-style online courses and other learning products delivered in more diversified forms, such as through AI teachers, animation and games.

  •
  Emphasis of education.  The content of childhood education has shifted from focusing on academic performance to quality-oriented education. The new generation of parents emphasize more on their children's comprehensive development, such as critical thinking, complex problem solving, team collaboration and information technology proficiency.

China's complementary childhood education market

Source: Frost & Sullivan

        Driven by the large and stable children population, parents' higher disposable income and increasing focus on children's education, and the fierce competition for admission into top schools, the total revenue of China's complementary childhood education market has grown rapidly from RMB420.6 billion in 2015 to RMB780.2 billion in 2019, representing a CAGR of 16.7%, and is expected to further increase to RMB1,337.7 billion in 2024, representing a CAGR of 11.4%. The total revenue of China's complementary childhood education market is expected to decrease to RMB592.5 billion in 2020, primarily due to an expected reduction in the revenue of offline courses due to the COVID-19 outbreak, which caused many after-school learning centers in China to remain closed for an extended period in 2020. Growth is expected to resume in 2021.

China's Content-based Complementary Childhood Education Market

        China's content-based complementary childhood education, which delivers childhood education via online courses, online learning products, offline learning products and smart learning devices, has emerged as an increasingly popular approach to address the demand for flexible and interactive learning experience for childhood education.

Key participants in the market

  •
  Parents.  Chinese parents born in the 1980s and 1990s, who are more tech savvy, have become the main consumer group of childhood education. The new-generation parents are more open to internet-based education content and more readily embrace digital media for their children's education.

  •
  Children.  The latest generation of children in China are born in the internet age, fully surrounded by digital products such as smart phones, tablets, early education digital devices, computers, television, e-readers and game consoles. As such, children have grown accustomed to the use of digital media in all aspects of their lives, especially in entertainment, education, and social contact.

  •
  Educational organizations.  Both formal and complementary education institutions, including kindergartens, primary schools, pre-kindergartens, and learning centers, face a growing need to adopt additional content-based complementary childhood education resources to supplement their classroom teaching, as well as to facilitate their interactions with parents during and after class hours.

        Overall, the consumption of content-based complementary childhood education generally has the characteristics of high intensity, high frequency and diversified needs in terms of channels, content and formats.

Key market drivers

        The key market drivers for the content-based complementary childhood education market in China, according to the Frost & Sullivan report, include:

  •
  Continuous economic development and urbanization.  With the steady growth of China's economy and sustained urbanization process, Chinese families' per capita disposable income have increased over the years, which in turn drove parents' ability and willingness to spend on education for their children. In addition, parents are more willing to cultivate children in a more comprehensive way at an early age.

  •
  Fierce competition to gain admission into top schools.  The fierce competition for children to gain admission to top schools drives parents' increasing demand for high-quality childhood education content and resources for children at an early age. This further bolsters the demand for tutoring services and learning products both online and offline.

  •
  Prevalence of mobile internet.  The prevalence of mobile internet among the young generation has enabled the delivery format of childhood education to become more diversified and flexible. China has experienced a robust development of the mobile internet industry and accumulated a massive mobile internet user base over the past decade. The penetration rate of mobile internet in China increased from 45.1% in 2015 to 62.3% in 2019. Driven by diversified mobile applications, the expansion of 4G network and the anticipated widespread commercialization of 5G network, the penetration rate of mobile internet is expected to exceed 70.0% by 2024.

  •
  Technological advancements improving learning experience.  Technological advancements in interaction, gamification and other content features have contributed to the continued improvement in children's learning experience and education quality. The interactive features presented by advanced technology provides children with more interesting and personalized learning experience. Furthermore, gamification features, embedded with carefully choreographed levels of progression and advancement, help to stimulate children's learning interest and cultivate their participation in the learning process.

  •
  Favorable government policies.  The Chinese government has implemented favorable policies to support the development of flexible and interactive complementary childhood education. For example, in 2018, the PRC Ministry of Education issued Education Informatization 2.0 Action Plan, a plan to promote the digitalization of education content.

Market size

Source: Frost & Sullivan

        The total revenue of China's content-based complementary childhood education market has grown rapidly from RMB25.4 billion in 2015 to RMB111.4 billion in 2019, representing a CAGR of 44.7%, and is expected to increase to RMB460.9 billion in 2024, representing a CAGR of 32.8%. Due to the impact of the COVID-19 pandemic, kindergartens, primary schools and offline learning centers in China were closed for most of the first half of 2020, which led to a rapid increase in the demand for content-based complementary childhood education, especially online courses and online learning products. It is expected that the penetration rate of China's content-based complementary childhood education, calculated as a percentage of the total complementary childhood education market revenue, will continue to increase from 14.3% in 2019 to 34.5% in 2024, as students will further migrate from offline education to online education.

China's Childhood Edutainment Products Market

        Childhood edutainment products refer to educational products providing content with interactive entertainment features, which inspire children's learning interests and drive their engagement. The products primarily consist of:

  •
  Online edutainment products.  Online edutainment products are edutainment resources enabled by AI-oriented content or mobile apps, mini programs, or software that integrate cartoons, games, songs, and other features with education. These products can be used by parents and children anywhere and anytime.

  •
  Offline edutainment products.  Offline edutainment products are edutainment materials such as story books, picture books, drawing books, audio books and knowledge cards.

  •
  Smart edutainment devices.  Smart edutainment devices are learning devices designed for edutainment purpose, such as reading pens, storytellers.

Key competitive advantages and entry barriers

        The following factors characterize the key competitive advantages or entry barriers in China's childhood edutainment products market.

  •
  Availability of high-quality content.  Parents in China have growing demand for high-quality education resources. The ability to develop and integrate high-quality childhood edutainment content is crucial for success in this market.

  •
  Brand awareness and recognition.  As parents pay more attention to the quality of education resources, brand recognition and awareness is an important factor for parents to choose education resources between different providers. Therefore, product and service providers that possess strong intellectual property protection of their brands tend to gain strong brand awareness to attract parents and can leverage their brand influence to expand their edutainment content.

  •
  Technology capability.  Childhood edutainment products with the same features have become increasingly common in the industry, which makes the ability to offer a differentiated and superior user experience especially important. The technological capability of a company to customize educational content in various formats to improve user engagement and learning outcomes, including multi-media, gamification and interactive features, is crucial for winning the competition.

  •
  Diversified distribution channels.  Childhood education product and service providers with diversified distribution channels are able to cover more comprehensive learning scenarios, including both online channels, such as app stores, video platforms and internet TVs, as well as offline channels to different educational organizations such as kindergartens and after-school learning centers.

Market size

Source: Frost & Sullivan

        The total revenue of China's childhood edutainment products market has grown from RMB9.9 billion in 2015 to RMB36.9 billion in 2019, representing a CAGR of 38.9%, and is expected to further increase to RMB130.1 billion in 2024, representing a CAGR of 28.7%. The penetration rate of edutainment features in China's complementary childhood education products, calculated as a percentage of the sum of total revenue of online products, offline products and smart learning devices, has also increased from 48.2% in 2015 to 69.1% in 2019, and is expected to further increase to 80.8% in 2024.

Source: Frost & Sullivan

        The number of paying users of China's online childhood edutainment products market has increased rapidly from 6.0 million in 2015 to 45.0 million in 2019, representing a CAGR of 65.4%, and is expected to further increase to 110.3 million in 2024, representing a CAGR of 19.6%.

Competitive landscape of China's childhood edutainment products market

        China's integrated online-and-offline childhood edutainment products market is highly fragmented, with the top three players having only 1.6% of the market share in 2019, according to the Frost & Sullivan report.

        China's online childhood edutainment products market is also highly fragmented, with the top five players having 7.6% market share in 2019. Major online childhood edutainment products providers primarily offer interactive learning apps, most of which are AI-cartoon based online products.

        The following table sets forth a comparison of the online childhood edutainment products in China:

Source: Frost & Sullivan

Development Trends and Key Success Factors

        The following trends are expected to drive the development of China's childhood education market, and players that adapt to these trends more quickly are expected to compete more effectively in the industry.

  •
  Technological advancement.  Development of the 5G network, AI technology and big data will further enhance the interaction, gamification and entertainment features of childhood education.

  •
  Integration trend.  Further integration of online and offline delivery of childhood education can create a more holistic learning experience for children improving their learning efficiency and stimulating children's enthusiasm for self-directed learning.

  •
  Diversified educational scenarios.  Continued innovation in the childhood education offerings will satisfy more diverse educational needs across different set-up and timing of children's daily life.

  •
  Quality-oriented focus.  Parents born in the 1980s and 1990s who have better education background emphasize more on high-quality content with significant brand effect when choosing among education providers.

  •
  User acquisition channels.  Companies that offer a comprehensive portfolio of high quality content and products will be able to generate more organic traffic and have more cross-selling opportunities, while the effective use of various user acquisition channels is also important.

  •
  Favorable policy environment.  The Chinese government has been encouraging the development of internet- and technology-driven content and products in childhood education by enacting favorable policies and regulations, such as encouraging the development of education from offline to online in the 13th Five-Year Plan for the National Economic and Social Development, as well as establishing the Education Informatization 2.0 Action Plan to promote digitalization.

  •
  Overseas Expansion.  Chinese parents in overseas markets hold high aspirations for their children's education. Online childhood edutainment products companies in China can provide targeted products that address specific needs of overseas users, including subjects such as Chinese, Science, Technology, Engineering, and Math. The market size of the global online childhood edutainment products market grew from US$1.8 billion in 2015 to US$13.7 billion in 2019, representing a CAGR of 67.1%, and is expected to further increase to US$49.2 billion in 2024, representing a CAGR of 29.2%.

BUSINESS

Our Mission

        We aspire to drive educational excellence for a better world forever.

Our Vision

        We endeavor to transform learning into a fun journey for every child.

What We Do

        According to the Frost & Sullivan Report, we are a leading childhood edutainment company in China, with core expertise in providing integrated and innovative products and services catering to the education demands for children mainly aged between three and eight. According to the Frost & Sullivan Report, we ranked No. 1 across each of the following metrics in the first half of 2020:

  •
  No. 1 in terms of paying users among online childhood edutainment providers in China; and

  •
  No. 1 in terms of MAUs among online childhood edutainment providers in China.

        With innovative and high-quality products and services targeting both individual users and education organizations, we have built a trusted and well recognized brand, as well as a massive and loyal following among families and educators throughout China. Our learning apps have attracted a user base of 10.3 million average total MAUs in the second quarter of 2020.

        Our line-up of highly effective edutainment products and services include (i) interactive and self-directed learning apps, and (ii) learning materials and smart learning devices.

•	Interactive and self-directed learning apps that are engaging, innovative and fun, designed to maximize effective learning among children, which deliver an immersive learning experience and enable children to conduct self-directed learning in an efficient manner, making working parents' lives easier at the same time: iHuman Chinese (" "), iHuman English World (" "), iHuman Pinyin (" "), iHuman Magic Math (" "), iHuman Books (" "), and iHuman Stories (" "). Our learning apps seamlessly integrate solid pedagogy, attractive gamification features and systematic assessment tools, thereby striking a proper balance between education and entertainment.
•
Time-tested learning materials and smart learning devices that encompass learning materials in both physical and digital formats, as well as smart learning devices that augment the effectiveness of our learning materials. Our learning materials serve both individual users and education organizations, covering diverse subjects including literacy and reading, English, mathematics and critical thinking, Chinese learning, music and painting. Our smart learning devices, designed to be used in tandem, further drive the effectiveness of our learning materials.

        We launched our online operations with the debut of our first interactive and self-directed learning app iHuman Chinese in 2016 and began to monetize this learning app in the second quarter of 2018. In late 2019, through a business combination under common control between our online operations and certain traditionally offline businesses of Hongen Education, we embarked on a new chapter of integrated development. The combination merged the decades-long operational experience and deep insights in China's childhood education sector from Hongen Education with our industry-leading product development and original content creation capabilities.

        Content.    Leveraging our deep insights in China's childhood education sector and technological strength in gamification and animation, we offer a variety of high-quality original education content covering various subjects in rich formats, catering to the evolving and diversified needs of both individual users and education organizations for childhood education. We have strong in-house content development expertise in educational materials, gamification features, video and audio effects as well as art design. In addition, our products and services are imbued with the rich operational know-how and deep understanding of China's childhood education sector accumulated throughout the past decades, making our content highly compelling to our users. We also selectively collaborate with leading global learning content providers to jointly develop educational materials to further enhance our content origination capabilities.

        Technology.    We consistently pioneer new products that capture new market opportunities generated by the latest technological breakthroughs, meeting the evolving user demands for effective learning services. We deploy advanced game technologies, AI technologies and big data analysis to provide superior user experience. According to the Frost & Sullivan Report, we were among the first in the education sector in China to apply sophisticated game engines to the design of online education products. Our proprietary game technologies enable our online education products to offer a uniquely interactive and entertaining experience, inspiring children's learning interests and driving their engagement. We also deploy advanced AI technologies that power various teaching and voice assessment tools, all to improve the learning effectiveness for children. Leveraging our proprietary big data system, we are able to consistently refine and upgrade our products, as well as to intelligently recommend content to our users, continually improving user experience.

        Capitalizing on our proprietary technology infrastructure and innovative products and services, we have built a scalable business. We mainly generate revenues from users' paid subscriptions for the premium content of our learning apps, as well as the sale of learning materials and smart learning devices to both individual users and education organization.

        Our total revenues nearly doubled from RMB131.9 million in 2018 to RMB218.7 million (US$30.9 million) in 2019. In particular, our learning services revenues increased nearly five-fold from RMB22.0 million in 2018 to RMB107.4 million (US$15.2 million) in 2019. Our total revenues also nearly doubled from RMB91.8 million in the six months ended June 30, 2019 to RMB185.5 million (US$26.3 million) in the six months ended June 30, 2020. In particular, our learning services revenues increased nearly four-fold from RMB41.3 million in the six months ended June 30, 2019 to RMB152.5 million (US$21.6 million) in the six months ended June 30, 2020. Our gross profit also doubled from RMB66.0 million in 2018 to RMB134.5 million (US$19.0 million) in 2019 and continued the growth to have reached RMB125.4 million (US$17.7 million) in the six months ended June 30, 2020 compared to RMB54.3 million in the six months ended June 30, 2019. We had operating losses of RMB22.1 million and RMB278.8 million (US$39.5 million) in 2018 and 2019, respectively, and adjusted operating losses of RMB22.1 million and RMB8.3 million (US$1.2 million) in 2018 and 2019, respectively. In the six months ended June 30, 2020, we had an operating income of RMB5.8 million (US$0.8 million) and an adjusted operating income of RMB5.8 million (US$0.8 million). We had net losses of RMB17.6 million and RMB275.6 million (US$39.0 million) in 2018 and 2019, respectively, and adjusted net losses of RMB17.6 million and RMB5.1 million (US$0.7 million) in 2018 and 2019, respectively. In the six months ended June 30, 2020, we had a net income of RMB5.6 million (US$0.8 million) and an adjusted net income of RMB5.6 million (US$0.8 million). For discussions of adjusted operating income (loss) and adjusted net income (loss) and reconciliation of adjusted operating income (loss) to operating income (loss) and adjusted net income (loss) to net income (loss), see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

Our Competitive Strengths

        We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

Leading childhood edutainment company in China with well-established brand recognition

        According to the Frost & Sullivan Report, we are a leading childhood edutainment company in China, across each of the following metrics in the first half of 2020:

  •
  No. 1 in terms of paying users among online childhood edutainment providers in China; and

  •
  No. 1 in terms of MAUs among online childhood edutainment providers in China.

        We have accumulated rich experience in the education sector and have established extensive operations in China, as demonstrated by our diverse portfolio of product and service offerings, both online and offline. As a result, we have achieved all-rounded coverage of children's learning needs.

        Our relentless pursuit of quality and innovation has shaped iHuman (" ") to be one of the most reputable brands in the childhood education industry in China. Since the introduction of its first product Genesis (" ") in 1996, which was one of the earliest computer-focused educational software in China and was influential among the generation of Chinese millennials in welcoming the age of computers, according to the Frost & Sullivan Report, Hongen Education has enjoyed wide and long-lasting brand recognition among families and educators throughout China. The recent phenomenal success of our self-directed learning apps has further propelled our brand as the go-to choice for parents seeking quality childhood educational resources.

        Our products have won accolades from leading mobile app stores, such as Apple, Huawei and Tencent. In 2018, our apps were named as one of the Best Apps of the Year (" App") by the Apple App Store, and, in 2019, our apps were named as the Premium Education App of the Year (" ") from Huawei AppGallery and as the Best New App (" ") by Tencent Appstore.

Proven product and content innovation capabilities

        Our business model is product-centric and innovation-driven. Compared with the sales-driven business model, we take pride in our long-standing focus on and excellence in innovative product development and original content creation.

        We have a proven track record of consistently pioneering a broad array of innovative and high-quality product and service offerings, which deliver an immersive and effective learning experience and meet the diverse needs of childhood education, for both families and education organizations. The breadth of our product portfolio is manifest not only in the diverse subject matters featured but also in the rich formats in which our products are showcased. We offer children a solid academic foundation with products covering literacy and reading, English, mathematics and critical thinking, Chinese learning, music and painting. Individual users and education organizations can access our educational content through our online learning apps, teaching materials and courses (both physical and digital), teaching tools, audio books and smart reading pens.

        Our industry-leading product innovation capabilities stem from our in-depth know-how in content development and expertise in applying advanced technologies. We currently have a talented R&D team of over 400 professionals that are well-respected in the industry for their versatility and expertise in learning content, gamification features, video and audio effects, as well as product art design.

  Original content development.

        Leveraging our rich industry and operational know-how, as well as the real-world teaching experiences and feedbacks gained through our nation-wide school coverage, we infuse our content with solid pedagogy and elements of fun. Sharing a powerful centralized reservoir of content, technology, art design and operational know-how, our product development personnel are organized into studios that function as creative hubs. Each studio is staffed with dedicated teams of gamification designers and professional teachers. This studio model allows us to replicate the success at the product level at scale, with consistent high quality. Furthermore, we also selectively collaborate with leading global learning content providers to jointly develop educational materials to further enhance our content origination capabilities.

  Application of advanced technologies.

  •
  Game technologies.  Innovation and excellence in gamification are chiseled in our corporate DNA. According to the Frost & Sullivan Report, we were among the first in the education sector in China to apply sophisticated game engines to the design of online education products. Our proprietary game technologies enable our products to offer an uniquely interactive and entertaining experience, inspiring children's learning interests and driving their engagement. Meticulously designed and imbued with expertise in children psychology, cognizant capabilities and learning curves, distilled from decades of experience, our learning app delivers a balanced mixture of fun and intellectual stimulation that creates a lasting memory. According to the Frost & Sullivan Report, we are among the first movers in China to heavily apply 3D technology in the design of online learning apps, to deliver more vivid images, better learning experience and cultivate the aesthetic sense of young children.

  •
  AI technologies.  AI technologies power various teaching and voice assessment tools featured in our learning apps, which significantly improve learning effectiveness for children. For example, we developed our AI-driven voice assessment technology that is tailored to the phonetics of young children and that can tone up incorrect pronunciations, which demands a significantly higher level of accuracy than the voice recognition tools embedded in learning products commonly available on the market.

  •
  Big data analysis.  Leveraging our advanced big data algorithms and massive user base, we are able to consistently and effectively upgrade our products and improve our intelligent content recommendation for our users, thus continually enhancing user experience.

Integrated suite of online and offline products and services

        We offer our users an integrated suite of childhood edutainment products and services that cover children's educational needs in both online and offline scenarios and capture both block and fragmented use time, thereby maximizing our monetization potential. Our online learning apps for children transform their fragmented playtime into productive hours of learning. We integrate our offline products and services with the extensive learning resources and advanced technologies available through our online products, so as to empower kindergartens and after-school learning centers with the ability to transform their teaching approach and, thus, better cater to the dynamic needs of childhood education.

        Our learning materials and smart learning devices target both individual users studying at home, as well as kindergartens and after-school learning centers seeking quality edutainment resources for their students. Whether at school or at home, whether during weekend days or weekday nights, our products and services immerse children into an enriching environment by filling their block and fragmented time alike. The online-offline hybrid nature of our product offerings drives learning effectiveness by allowing online app users to timely practice and hone their skills with physical exercises, untethered from the typical daily usage time restraints imposed by online apps.

        The integrated nature of our product and service offering strategy creates significant synergies across various aspects of our business operations. In terms of content development, such strategy allows us to holistically take relevant pedagogy, teaching content and technologies into consideration when making overall product planning and resources allocation for both online and offline businesses. The integrated product strategy also enables us to offer packaged products for similar group of users, expanding their use cases across online and offline scenarios. In terms of sales and marketing, such strategy helps us to organically direct user traffic between our online and offline businesses, whereby we can effectively leverage our offline sales network to promote our online products.

Scalable business model with highly popular product and service offerings

        We adopt a product-centric business model that focuses on consistently upgrading the quality of our product and service offerings, in order to build long-lasting brand recognition. Leveraging our trusted brand, we have amassed a large user base mainly through word-of-mouth referrals among our users. Our products and services are well received by both individual users and education organizations. We received the recognitions of being the Best Solution Provider in the China Service Industry (" "), according to the China Association of Trade in Services, and of being the Star in Information Industry Innovative Development (" "), according to the China Information Industry Trade Association, each in 2019. In the first half of 2020, iHuman Chinese was ranked top 1 of the bestselling education apps category of the Apple App Store in China for 181 days among iPad users, and for 79 days among iPhone users. As children grow up to demand more sophisticated education across a broader array of subjects, the trusted nature of our brand has allowed us to consistently increase the lifetime value of our existing users, through the efficient cross-selling of our more advanced learning products and services at scale.

        We adopted an integrated approach in growing and managing our product and service offerings, which results in significant economies of scale and maximizing our monetization potential. Such integrated approach has effectively lowered our marginal R&D costs, allowing us to invest in new edutainment content, technology and products in a scalable manner. Our core technology and content development capabilities support the full range of our product and service offerings, and the extensive user traffic further deepens our data insights, improving operational efficiencies and user experience. We have built a powerful and centralized reservoir of know-how spanning across fields such as gamification, AI technology, art design and product development that can be widely applied to the rapid development of new products and services. Our various studios can easily overlay their pedagogic insights, subject matter knowledge and creative process onto our central platform to create new units of learning content that can be deployed and replicated at scale.

Visionary and experienced management team with passion for education and innovation

        We have a visionary management team with a proven track record of entrepreneurial success, as well as decades-long passion for education and innovation. Mr. Michael Yufeng Chi, our founder and chairman as well as the founder and chairman of the Perfect World Group, is a pioneer and renowned business veteran with over 25 years of experience and profound industry insights. Motivated by the desire to make quality educational opportunities available to each child, Mr. Chi chose the education industry 25 years ago and founded Hongen Education. Mr. Chi also established the Perfect World Group in 2004, a leading global entertainment company focusing on content creation and technology. His track record of founding industry-leading businesses in education, gaming and film industry, decade-long experience of managing a public company in both the U.S. and Chinese stock markets, as well as his extraordinary business acumen in innovating products that always capture customers' needs and imaginations, cultivated our corporate DNA of innovation, excellence and integration of education, gaming and entertainment, which led to our inspirations of providing innovative childhood edutainment products and services. Mr. Chi received his bachelor's degree in chemistry from Tsinghua University in 1994, his MBA degree from China Europe International Business School in 2004 and his DBA degree from the Singapore Management University in 2019.

        Mr. Peng Dai, our CEO, has extensive experience in technology, operations and strategy, having served in leadership positions of both multinational conglomerate and international management consulting firm, such as Lenovo and Boston Consulting Group. Other members of our senior management team also have rich and complementary experiences in a wide range of fields, covering education, technology, game development, finance and operations. Together with Mr. Chi, they have led our company to continually drive innovation and achieve market leadership in China. We are confident that our senior management will further grow our company, strengthen our brand, and pave the way for us to achieve our mission.

Our Growth Strategies

        We intend to pursue the following strategies to further grow our business:

Expand the scope and further improve the quality of our product and service offerings

        We plan to introduce new products and services that will significantly boost our monetization channels and demographic coverage. In addition to paid subscription-based learning apps, we plan to explore various formats of online courses. We also intend to expand the demographic coverage of our products and services to elder children groups, particularly those aged between eight and twelve, in order to increase user lifetime value. We are designing product and course offerings that are more advanced in terms of knowledge level for older children.

        In terms of product quality, we will continue to enrich the edutainment content offerings of our existing products and services. We also plan to further integrate our online and offline products to improve the learning efficiency and experience of our users. We intend to introduce learning materials such as knowledge cards, drawing books and analytical toys to supplement our online learning apps. We will also broaden learning consumption scenarios for our education organization clients, by connecting them with more online resources to drive the effectiveness of offline learning, and by developing online products for education organizations to facilitate closer family-school interactions.

Strengthen our content development capabilities and technology leadership

        We will continue to enhance our content development capabilities, especially for courses relating to our core subjects of Chinese, mathematics and English. Our emphasis will be on in-house innovation and technological advancement, such as proprietary AR/VR technologies, AI technologies underlying children-focused voice recognition, and assessment tools and adaptive learning functionalities, as well as product gamification and interactive features. In addition to our in-house efforts, we plan to deepen cooperation with renowned content and IP providers through joint content development or IP licensing, to enrich and refine our content library and to improve the attractiveness of our products and services to children. We will also recruit more creative and R&D talents, for both technology and edutainment content development.

Expand user base and enhance user engagement

        Leveraging the quality and popularity of our products, we intend to further strengthen our collaboration with leading mobile app stores to enhance app store promotion and user recommendation. We will continue to embrace the latest online trends in advertising, such as social media, internet video and livestreaming-based promotional campaigns. We are also exploring various new sales channels to expand our footprint into the markets in smaller cities across China. To ensure the efficiency of our sales and marketing efforts, we will continue to improve our user data analytics capabilities and proficiency in other relevant technologies in order to optimize decision-making for investments in new user acquisition channels.

        We plan to enhance cross-selling opportunities across our library of online learning apps, as well as among our online and offline products and services, to expand consumption scenarios and further drive average user spending. We will upgrade the interconnectivity of our learning apps in order to encourage parents to consistently try out and select more advanced products for their children.

        We are building an online community tool for parents to drive interactions among families and to enable us to offer real-time updates to parents on their children's learning progress across our product and service matrix. Furthermore, we will continue to strengthen our technological prowess in AI and big data analytics to further upgrade our products and services, particularly in terms of personalized learning recommendations features.

Further expand into overseas markets

        We plan to further build and solidify our iHuman brand overseas as the leading online edutainment product for childhood Chinese learning. We launched the acclaimed iHuman Chinese International, the international version of iHuman Chinese, in May 2020. We plan to strengthen and localize the content and functionalities of iHuman Chinese International and expand into more foreign markets with large Chinese diaspora. We intend to introduce more products and services tailored to overseas markets. We also plan to selectively cooperate with local distribution partners to effectively promote our product and service offerings overseas.

Pursue selective strategic investments, acquisitions and partnerships

        We intend to pursue acquisition, investment or strategic cooperation opportunities with prudence and will consider opportunities that complement or enhance our existing operations and are strategically beneficial to our long-term goals. We believe that selective strategic acquisitions of and alliances with complementary businesses can further broaden our product and service offerings, attract new users and strengthen the quality of our products and services.

Our Products and Service Offerings

        We have built an integrated suite of innovative childhood edutainment products and services offered to both individual users and education organizations that cover childhood education needs in both online and offline scenarios. Through our interactive and self-directed online learning apps, as well as our time-tested learning materials and smart learning devices that stay abreast of the childhood educational trends, we deliver an immersive and effective learning experience to children that fills block and fragmented use time.

        The graph below illustrates the integrated suite of childhood edutainment products and services we offer:

Interactive and Self-directed Learning Apps

        We offer the following interactive learning apps catering to the education needs of children mainly aged between three and eight in China. We provide an engaging and effective learning experience to children by integrating solid pedagogy, attractive gamification features and systematic assessment tools into our educational content.

iHuman Chinese

        We launched our first learning app for children, iHuman Chinese, in December 2016. iHuman Chinese utilizes a combination of interactive games and activities with Chinese language and literature to help children learn, comprehend and master basic Chinese characters. iHuman Chinese has been our most popular learning app. In the first half of 2020, iHuman Chinese was ranked top 1 of the bestselling education apps category of the Apple App Store in China for 181 days among iPad users, and for 79 days among iPhone users.

        The screenshot below illustrates the homepage of our iHuman Chinese app and its key features:

        iHuman Chinese has a library of 1,300 basic Chinese characters that meets the first grade curriculum in China. Our education experts infuse our content with early language learning pedagogies to maximize effective learning for children. The characters are categorized by level of difficulty into three levels on our app to allow children to learn progressively. We provide a systematic learning cycle for each character, which includes play, study, drill, write, review and read, over a series of interactive activities. To stimulate a lasting memory, for every group of new characters, we offer a set of review activities and provide original stories for children to read that includes the new characters. The entire learning cycle is driven by interactive games and scenario-based activities. Parents can track their children's learning progress in a password protected section of the app.

  Play

        We have created one tailor-made interactive game for each Chinese character based on their glyph-vectors to allow children to learn new characters easily through an entertaining experience.

  Study

        We provide vivid explanations that trace the etymology of each character and provide sample sentences, combined with intuitive illustrations, for children to better understand the new characters. Our explanations are tailored to the level of understanding of young children.

  Drill

        We provide fun and interactive exercises for children to practice and effectively memorize newly learnt characters.

  Write

        We offer personalized chirography for each child, combined with feedback from animation characters, for children to practice writing newly learnt characters through an enjoyable experience.

  Review

        Based on the Ebbinghaus forgetting curve and our AI algorithms, we provide a series of daily review activities to enhance children's memory of the characters.

  Read

        We offer leveled reading materials that include 130 original stories, with each story containing ten new characters, for children to comprehend and fully grasp newly learnt characters.

        Through our unique gamification features and educational content infused with relevant pedagogies, iHuman Chinese inspires children's learning interests and drive their engagement, thereby enabling children to conduct self-directed learning in an efficient manner on our app.

        Leveraging our experience in growing a large user base in China, we launched iHuman Chinese International, the international version of iHuman Chinese, in May 2020. We intend to strengthen and localize the content and functionalities of iHuman Chinese International and continue to expand into more foreign markets in the near future.

        iHuman Chinese accounted for over 80% of the total learning services revenues in 2018, 2019 and the six months ended June 30, 2020 due to its earlier launch in 2016 and commercialization in 2018. We have since expanded our online product portfolio to six learning apps that cover various subject matters, and we plan to continue to introduce new online products in the foreseeable future to diversify our monetization channels and drive our business growth. Although we commercialized other learning apps, including iHuman Books in 2017, iHuman Magic Math in 2018, iHuman Stories in 2018, iHuman Pinyin in late 2019 and iHuman English World and iHuman Chinese International in 2020, the growth of these offerings may not outpace the growth of iHuman Chinese and our reliance on iHuman Chinese may continue in the near future. See "Risk Factors—Risk Factors Related to Our Business and Industry—We rely on a single learning app, iHuman Chinese, for a substantial portion of our subscription service revenue and any changes in the market and popularity of iHuman Chinese could have a material adverse effect on our business, financial condition and results of operations."

iHuman English World

        iHuman English World creates an immersive 3D English learning environment for young children to improve their English listening, speaking, reading and spelling capabilities.

        iHuman English World offers a step-by-step English curriculum with 100 learning units designed and organized by level of difficulty. For each learning unit, the app offers a systematic six-step learning cycle, which includes learn, listen, speak, read, spell, and review, over a series of teaching activities. Our gamification designers have developed over 800 3D learning scenarios that include interactive activities and games for all learning units. Our curriculum is developed by experienced English language teaching experts in the childhood education industry, who holistically takes into consideration the cognitive development stages of young children and the curricula of English courses in primary schools in the U.S., Europe and China when creating our curriculum. Our curriculum and education content are reviewed and updated on a regular basis in order for us to stay abreast of the latest English education trends.

        Children can practice their English speaking with AI-based animation characters in a specific section of the app, Dialogue City. We utilize our AI-driven voice assessment engine tailored to the phonetics of young children in Dialogue City to correct their pronunciations. iHuman English World also provides automated learning reports to keep parents informed of their children's learning progress.

        The screenshot below illustrates the homepage of our iHuman English World app and its key features:

        The screenshot below illustrates the interactive features of our iHuman English World app:

iHuman Pinyin

        iHuman Pinyin provides an interactive environment for children to learn Pinyin, the phonetic system for Chinese characters, and teaches children all 63 elements and over 400 common combinations of such elements. Pinyin is typically embedded in the standard Chinese curriculum when children start primary school in China.

        iHuman Pinyin offers over 100 interactive games that encompass a fun and enjoyable learning cycle for children. Our interactive games drive children's engagement and enable children to conduct self-directed learning in an efficient manner. Our content development expertise has created one original song for each Pinyin element to help children easily differentiate between Pinyin and English alphabet letters and tailor-made nursery rhymes and illustrations for children to firmly understand and remember the phonetic notations. Our education experts design iHuman Pinyin's educational content to align with the standard Pinyin curriculum in primary schools in China.

        iHuman Pinyin utilizes our proprietary voice assessment engine to help children learn and practice the correct Pinyin pronunciation effectively. We deploy AI technology in our voice recognition engine tailored to recognize the phonetics of young children and help correct their pronunciations.

        The screenshot below illustrates the homepage of our iHuman Pinyin app and its key features:

iHuman Magic Math

        iHuman Magic Math cultivates and improves young children's mathematical thinking skills through a gamified learning process immersed in a magical environment. Children partner up with an in-game animated wizard companion to embark on the journey of mathematical learning in our app. iHuman Magic Math offers learning content to children in both English and Chinese.

        We have experienced mathematics teachers in the childhood education industry developing a comprehensive age-based curriculum that covers lessons on numbers and quantity, arithmetic, geometry and space, and mathematical thinking. Children may choose to follow a systematic learning path of study, play, drill, assessment and testing to learn our age-based curriculum, or to focus their learning on specific topics. Our talented gamification designers have designed a virtual mathematics classroom enhanced with gamified magical features, the Wizard's Workshop, that provides over 100 interactive lessons curated to improve young children's mathematical thinking and skills.

        Our educational content is continually updated by our education experts for us to stay aligned with that of kindergarten and primary school in China. Parents may review learning reports in the app to monitor their children's learning progress.

        The screenshot below illustrates the homepage of our iHuman Magic Math app and its key features:

iHuman Books

        iHuman Books offers story books for children in English and Chinese with original high-quality illustrations. We select modern and classic stories based on pedagogical principals and all stories may be read in full story books or in shorter, leveled reading books. The stories can be narrated in English and Chinese. iHuman Books offers leveled reading materials to improve children's literacy and reading skills. Leveraging our advanced animation technologies, iHuman Books provide high-quality illustrations through interactive animations, creating an innovative AR reading experience for children which enhances their reading interests.

        The screenshot below illustrates the homepage of our iHuman Books app and its key features:

iHuman Stories

        iHuman Stories has a carefully curated selection of classic and popular bedtime stories for young children. The stories are narrated in both Chinese and English to offer a bilingual environment to young children. iHuman Stories employs advanced data analysis technologies to recommend stories based on children's age and preferences.

        The screenshot below illustrates the homepage of our iHuman Stories app and its key features:

Our Learning Materials and Smart Learning Devices

        We develop learning materials, including books, digital media, and teaching tools for children. Our learning materials serve both education organizations that seek quality edutainment resources for childhood education and families who have childhood education needs at home.

        Our learning materials lay a solid academic foundation for young children, covering diverse subjects including literacy and reading, English, STEM, Chinese learning, music, painting and physical education. We develop substantially all of our learning materials in-house and have education experts dedicated to designing, evaluating and regularly updating course materials for each subject. Leveraging experience from our education experts and our deep understanding of China's childhood education sector, we have developed our proprietary curriculum in order to effectively improve the academic outcomes and comprehensive mental and physical aptitudes of young children.

        We offer smart learning devices, including smart reading pens, building blocks and learning consoles, to make learning more productive and efficient for children. Our smart learning devices are designed to be used in tandem with our learning materials.

        Our smart reading pens are designed to be used with our reading materials for children. When the reading pen is placed on a specific sentence in the book, it will automatically read out the sentence.

        The following picture illustrates how our smart reading pen works:

        We offer various sets of building blocks embedded with processing chips for children to build robotic toys that help children to understand basic science concepts. Our building blocks stimulate children's hands-on capabilities and inspire their interests in science through a playful learning experience. We also provide learning consoles, such as learning cards for various subjects, to augment the effectiveness of our learning materials. For example, we have learning cards illustrating Chinese characters and their use in sentences and phrases for children to fully comprehend newly learnt characters.

Our Users and Customers

Our Users for Learning Apps

        Our users are primarily children aged between three and eight, with parents who seek quality childhood educational resources for their children. These parents are generally of the young generation born in 1980s and 1990s, who are more tech savvy.

        The number of our average total MAUs grew from 1.4 million in 2018 to 3.7 million in 2019 and from 3.2 million in the first half of 2019 to 9.3 million in the first half of 2020. The number of paying users who paid subscriptions for the premium content on our apps increased from 0.5 million in 2018 to 1.3 million in 2019, and increased from 0.6 million in the first half of 2019 to 2.1 million in the first half of 2020. Based on information provided by users on our apps, our users are generally aged between three and eight.

        We intend to expand the demographic coverage of our learning apps to elder children groups, particularly those aged between eight and twelve, in order to increase user lifetime value.

Our Customers for Learning Materials and Smart Learning Devices

        We primarily target kindergartens and education organizations seeking quality edutainment resources for children, as well as parents who have childhood education needs at home. Based on information provided by our third-party distribution partners and our internal data, as of June 30, 2020, we have sold our learning materials and smart learning devices to kindergartens and other education organizations covering approximately 380 cities in 30 provinces or municipalities in China.

Content Development

        We focus on cultivating creativity and teamwork to develop the best educational content with interactive features suited for young children. As part of our integrated product strategy, we take a holistic approach in overall product planning and resources allocation for both online and offline businesses in our content development process. Leveraging our rich industry and operational know-how in childhood education and our expertise in applying advanced technologies, we develop our curriculum and educational content with solid pedagogy and elements of fun.

        We have a dedicated content development team employing a total of 359 professionals as of June 30, 2020. Our content development team consists of education experts, gamification designers, artwork and graphics personnel, and product managers. As of June 30, 2020, we have 107 education experts with expertise in children psychology and education content development.

Studio Model

        Our content development personnel are organized into studios, each of which functions as a creative hub. As of June 30, 2020, we had 12 studios covering our diverse subject matters. Furthermore, we also selectively collaborate with leading global learning content providers to jointly develop educational materials to further enhance our content origination capabilities.

Composition of Studio

        Each studio is staffed with dedicated teams of gamification designers and professional teachers.

  •
  Develop and update education content.  Our education experts infuse solid pedagogy into the development of our curriculum and education content. To ensure we stay abreast of the latest childhood educational trends, our education experts review and update our content on a regular basis.

  •
  Innovative gamification features.  Leveraging our advanced game technologies, our gamification designers create interactive activities with gamification features on our learning apps, thereby infusing the children's learning experience with a balanced mixture of fun and intellectual stimulation. Our gamification designers continually develop new and refine existing gamification features based on feedback from users, user retention rate of relevant products, and our big data analysis to drive user engagement.

  •
  Design artwork.  Our artwork and graphics personnel focus on creating the lay-out and artwork of our learning materials and the illustrations on our learning apps.

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  Effective product development.  Our product managers are responsible for streamlining the content development process from product development and marketing perspectives.

Branding, Marketing and Sales

        We have focused on delivering superior quality education products and services for children since our inception. This has allowed us to build a long-lasting brand recognition among families and educators throughout China, which generates significant organic traffic through word-of-mouth referrals. In 2018, our apps were named as one of the Best Apps of the Year (" App") by the Apple App Store, and, in 2019, our apps were named as the Premium Education App of the Year (" ") from Huawei AppGallery, and as the Best New App (" ") by Tencent Appstore. We believe our focus on innovative product development and original content creation will continue to strengthen our brand awareness, which is our best and most cost-efficient marketing measure.

        In addition, we promote our products and services through a variety of marketing and brand promotion activities. We place online and mobile marketing mainly through advertisements on app stores. We also conduct marketing on social media platforms and promotional campaigns on internet video and livestreaming platforms in China. To extend our geographic reach, we are also exploring various new sales channels to expand our footprint into the markets in smaller cities across China.

        We have an offline sales team to promote our learning materials and smart learning devices. Our offline sales team sells our learning materials and smart learning devices to education organizations and kindergartens directly and to third-party distribution partners. Individual users can also purchase our learning materials and smart learning devices through third-party e-commerce platforms. As part of our integrated approach in managing our offline and online products and services, we leverage our offline sales network to cross-sell our online products, which allows us to scale our business cost-effectively.

Monetization

        We mainly generate revenues from the subscription fees that users paid for the premium content of our online learning apps, as well as the sales of learning materials and smart learning devices to both individual users and education organizations.

Subscription fees from online learning apps

        We attract users with free content on our learning apps and convert them into paying users. For all of our learning apps, users can use beginner-level content for free but would need to pay subscription fees to use our premium content.

Time-based subscription

        We offer time-based subscription packages for the premium content that range from one month to twelve months for our various learning apps. For our apps offered in China, our one-month subscription packages are priced between RMB18 and RMB38, our three-month subscription packages are priced between RMB48 and RMB68, and our twelve-month subscription packages are priced between RMB108 and RMB268. For our apps offered overseas, the prices of subscription packages are generally higher than the prices in China.

Content-based subscription

        We also offer content-based subscription packages on some of our products such as iHuman Chinese and iHuman Books. Through such subscription, our users can select specific packages comprising premium content for an indefinite term, without subscribing for time-based packages. Our content-based subscription fees range from RMB128 to RMB388.

Sales of learning materials and smart learning devices

        We generate our revenues from learning materials and smart learning devices through sales to distribution partners and sales to end users directly.

Technology and Infrastructure

Gamification

        According to the Frost & Sullivan Report, we were among the first in the education sector in China to apply sophisticated game engines to the design of online education products. Our game technologies have enabled us to offer an uniquely interactive and entertainment experience to children. Our gamification features in our learning apps are meticulously designed and imbued with expertise in children psychology, cognizant capabilities and learning curves to deliver a balanced mixture of fun and intellectual stimulation to children. According to the Frost & Sullivan Report, we are among the first movers in China to heavily apply 3D technology in the design of our apps, to deliver more vivid images, better learning experience and cultivate the aesthetic sense of young children. We have developed our proprietary shader system, which employs next generation physically-based rendering (PBR) techniques customized to optimize content design in mobile apps.

Artificial Intelligence

        We have applied various AI and machine learning technologies in our learning apps for children to learn effectively with minimal parental guidance or supervision. For example, we developed our proprietary AI-driven voice assessment engine that is tailored to the phonetics of young children and that can correct their pronunciations. Voice assessment technology tailored to young children demands a significantly higher level of accuracy than the voice recognition tools embedded in learning products commonly available on the market. Our voice assessment engine also addresses the challenges created by background noise.

Big Data

        We can access to the large volume user behavioral data accumulated on our learning apps and obtain feedback from parents. All such data are important to keep us informed of children's learning needs. We have built strong data analytics capabilities using algorithms, models and data analytics tools to analyze such data. Leveraging our big data analytics technologies, we effectively upgrade our products and services and improve our intelligent content recommendation for our users, thereby enhancing user experience.

Network Infrastructure

        We have built a scalable network infrastructure that can support a large active mobile user base. We use proprietary servers hosted in third-party IDC centers, and also utilize public servers and bandwidth. We also use third-party clouds outside China to host our network infrastructure. We also have on-premise physical servers to support our business. Our users typically generate peak traffic during afternoons, evenings and weekends. We focus on maintaining and enhancing the reliability, stability and scalability of our network infrastructure. Our IT department regularly monitors the performance of our learning apps and infrastructure to enable us to respond quickly to potential problems.

Data Privacy and Security

        We are committed to protecting our users' personal information and privacy. We collect personal information and data with users' prior consent and in accordance with applicable laws. We have established and implemented privacy policy on data collection, processing and usage.

        To ensure the confidentiality and integrity of our data, we maintain comprehensive and rigorous data security measures. We anonymize and encrypt confidential personal information and take other technological measures to ensure the secure processing, transmission and usage of data. We have also established stringent internal protocols under which we grant classified access to confidential personal data only to limited employees with strictly defined and layered access authorization.

        See "Risk Factors—Risks Related to Our Business and Industry—We are subject to a variety of laws and other obligations regarding data privacy and protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, financial condition and results of operations."

Competition

        The markets in which we operate are competitive and evolving. We face competition from other childhood edutainment service providers in China

        We compete primarily on the basis of the following factors:

  •
  quality of products and services;

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  accumulated user and customer bases;

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  technology infrastructure and data analytics capabilities;

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  the development of new product and service offerings; and

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  brand recognition and reputation.

        We believe that we are well-positioned to effectively compete on the basis of the factors listed above. However, some of our current or future competitors may have longer operating histories, greater brand recognition, or more financial, technical or marketing resources than we do. For a discussion of risks relating to competition, see "Risk Factors—Risks Related to Our Business—We face competition, which may divert users to our competitors, lead to pricing pressure and loss of market share."

Employees

        We had 389, 437 and 630 full-time employees as of December 31, 2018, 2019 and as of June 30, 2020, respectively. All of our full-time employees are located in China. The following table sets forth the number of our full-time employees as of June 30, 2020:

Function	Number of Employees
Research and development	450
Sales and marketing	116
General and administrative	33
Product and service operations	31

Total	630

        Our success depends on our ability to attract, motivate, train and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees are represented by labor unions.

        As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under PRC law to make contributions from time to time to employee benefit plans for our PRC-based employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China.

        We enter into standard employment agreements, as well as confidentiality and non-compete agreements with our employees in accordance with market practice.

Properties

        We lease offices in Beijing with premises of 4,186 square meters, with lease terms of approximately two years, 100 square meters of which are leased from Perfect World (Beijing) Software Co., Ltd., an affiliate of ours, with lease term of two years. We lease employee dormitory facilities in Hubei Province, Shandong Province and Beijing, for an aggregate of 406.83 square meters, with lease terms of up to one year. We also lease warehouse facilities in Zhongshan, Guangdong Province, for an aggregate of 12,473 square meters, with lease terms ranging from 66 to 78 months.

Intellectual Property

        Our trademarks, copyrights, domain names, trade secrets and other intellectual property rights distinguish our products and services from those of our competitors and contribute to our ability to compete in our target markets. We rely on a combination of copyright and trademark law, trade secret protection, confidentiality agreements with employees and contractual restrictions on intellectual property and confidentiality clauses in our agreements with third-party suppliers to protect our intellectual property rights. In addition, under the employment agreements we enter into with our employees and consultants, they acknowledge that the intellectual property made by them in connection with their employment with us are our property. We also regularly monitor any infringement or misappropriation of our intellectual property rights.

        As of June 30, 2020, we have registered five domain names relating to our business, including our www.ihuman.com website, 70 software copyrights, 38 art work copyrights (32 of which are in the process of being transferred from Hongen Education to us), six other copyrights (all in the process of being transferred from Hongen Education to us), 50 patents (two of which are in the process of being transferred from Hongen Education to us) and 242 trademarks (237 of which are in the process of being transferred from Hongen Education to us and two of which are in the process of being transferred from a third party to us) in the PRC. We are also in the process of applying registrations for 15 patents and 19 trademarks (3 of which are in the process of being transferred from Hongen Education to us) in the PRC. We have applied for 63 trademark registrations outside of China.

Insurance

        In addition to providing social security insurance for our employees as required by PRC law, we also provide supplemental commercial medical insurance for our employees. We maintain product liability insurance for certain learning materials used in offline scenarios. We do not maintain insurance policies covering damages to our network infrastructures or information technology systems. We also do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key personnel insurance. We consider our insurance coverage to be in line with that of other companies of similar size and business nature in China.

        For a discussion of risks relating to our insurance coverage, see "Risk Factors—Risks Related to Our Business—We have limited business insurance coverage, which could expose us to significant costs and business disruption. "

Legal Proceedings

        We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We are currently not a party to any material legal or administrative proceedings.

        Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management's time and attention. For potential impact of legal or administrative proceedings on us, see "Risk Factors—Risks

Relating to Our Business and Industry—We may be subject to liability claims for any inappropriate content on our learning apps, which could cause us to incur legal costs and damages our reputation." and "—Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly and ineffective."

REGULATION

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights of our shareholders to receive dividends and other distributions from us.

        We operate our business in China under a legal regime created and made by PRC lawmakers consisting of the National People's Congress, or the NPC, the country's highest legislative body, the State Council, the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Education, or the MOE, the MIIT, the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce), or the SAMR, and the National Press and Publication Administration (formerly known as the General Administration of Press and Publication, or the GAPP). This section summarizes the principal PRC regulations related to our business.

Regulation Related to Foreign Investment

        On March 15, 2019, the NPC promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The existing foreign-invested enterprises established prior to the effective of the Foreign Investment Law may keep their corporate forms within five years. Pursuant to the Foreign Investment Law, "foreign investors" means natural person, enterprise, or other organization of a foreign country, "foreign-invested enterprises" (FIEs) means any enterprise established under PRC law that is wholly or partially invested by foreign investors and "foreign investment" means any foreign investor's direct or indirect investment in mainland China, including: (i) establishing FIEs in mainland China either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new projects in mainland China either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations, or State Council provisions.

        The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment and the government generally will not expropriate foreign investment, except under special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on that list. When a license is required to enter a certain industry, the foreign investor must apply for one, and the government must treat the application the same as one by a domestic enterprise, except where laws or regulations provide otherwise. In addition, foreign investors or FIEs are required to file information reports and foreign investment shall be subject to the national security review.

        On December 26, 2019, the State Council promulgated the Implementation Rules of Foreign Investment Law and became effective on January 1, 2020. The Implementation Rules of Foreign Investment Law restates certain principles of the Foreign Investment Law and further provides, among others, the existing FIEs established prior to the effectiveness date of the pursuant to the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law may, within the five-year period following the effective date of the Foreign Investment Law, adjust their corporate form or the governing structure and complete the change in registration pursuant to the provisions of the PRC Company Law, the PRC Partnership Enterprise Law and relevant laws and regulations, and if it fails to do so, the enterprise registration authority will not process other registration matters of the FIE and may publicize such non-compliance starting from January 1, 2025. On December 26, 2019, the Supreme People's Court issue an Interpretation of the Application of Foreign Investment Law, which further provides details with respects to the validity of foreign investment contracts. For a detailed discussion of the risk associated with the Foreign Investment Law, see "Risk Factors—Risks Related to Our Corporate Structure—Our current corporate structure and business operations may be substantially affected by the newly enacted Foreign Investment Law."

Regulation Related to Foreign Investment Restrictions

        Investment activities in China by foreign investors are principally governed by the Special Administrative Measures for Access of Foreign Investment (Negative List) and Encouraged Catalogue of Industries for Foreign Investment (Encouraged Catalogue), which were promulgated and were amended from time to time by the PRC Ministry of Commerce and the NDRC. The current effective version of the Negative List and Encouraged Catalogue were both promulgated jointly by the Ministry of Commerce and the NDRC in June 2019, and both became effective in July 2019. The Negative List specifies the restrictive measure for the entry of foreign investment. Foreign investors are not allowed to invest in industries in the prohibited categories listed in the Negative List. Industries that are not listed in the Negative List are permitted areas for foreign investments and are generally open to foreign investment unless specifically restricted by other PRC regulations. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects may be subject to higher-level government approvals. The provision of value-added telecommunications services falls in the restricted category under the 2019 Negative List and the percentage of foreign ownership cannot exceed 50% (except for e-commerce, domestic multi-party communications, store-and-forward and call center). In June 2020, the Ministry of Commerce and the NDRC jointly promulgated the 2020 Negative List, which came into effect on July 23, 2020. Under the 2020 Negative List, the provision of value-added telecommunications services still falls in the restricted category, with the same ownership restriction as set forth in the 2019 Negative List.

        The Regulations on Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which took effect on January 1, 2002 and last amended on February 6, 2016, are the key regulations for foreign direct investment in telecommunications companies in China. The FITE Regulations stipulate that the foreign investor of a telecommunications enterprise is prohibited from holding more than 50% of the equity interest in a foreign-invested enterprise that provides value-added telecommunications services. In addition, the main foreign investor who invests in a value-added telecommunications enterprise in China must demonstrate a positive track record and experience in providing such services. Moreover, foreign investors that meet these qualification requirements that intend to invest in or establish a value-added telecommunications enterprise operating the value-added telecommunications business must obtain approvals from the MIIT and the Ministry of Commerce, or their authorized local counterparts, which retain considerable discretion in granting approvals.

        On July 13, 2006, the MIIT, issued the Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Services, or the MIIT Circular 2006, which requires that (i) foreign investors can only operate a telecommunications business in China through establishing a telecommunications enterprise with a valid telecommunications business operation license; (ii) domestic license holders are prohibited from leasing, transferring or selling telecommunications business operation licenses to foreign investors in any form, or providing any resource, sites or facilities to foreign investors to facilitate the unlicensed operation of telecommunications business in China; (iii) value-added telecommunications services providers or their shareholders must directly own the domain names and registered trademarks they use in their daily operations; (iv) each value-added telecommunications services provider must have the necessary facilities for its approved business operations and maintain such facilities in the geographic regions covered by its license; and (v) all value-added telecommunications services providers should improve network and information security, enact relevant information safety administration regulations and set up emergency plans to ensure network and information safety. The provincial communications administration bureaus, as local authorities in charge of regulating telecommunications services, may revoke the value-added telecommunications business operation licenses of those who fail to comply with the above requirements or fail to rectify such noncompliance within specified time limits. Due to the lack of any additional interpretation from the regulatory authorities, it remains unclear what impact MIIT Circular 2006 will have on us or the other PRC internet companies with similar corporate structures and contractual arrangements. To comply with the above foreign investment restrictions, we rely on the contractual arrangements with our VIE to operate our business in China. However, there remain substantial uncertainties with respect to the interpretation and application of existing or future PRC laws and regulations on foreign investment. See "Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations."

Regulation Related to Value-added Telecommunications Services

        On September 25, 2000, the State Council issued the PRC Regulations on Telecommunications, or the Telecommunications Regulations, as last amended on February 6, 2016, to regulate telecommunications activities in China. The Telecommunications Regulations divided the telecommunications services into two categories, namely "infrastructure telecommunications services" and "value-added telecommunications services." Pursuant to the Telecommunications Regulations, operators of value-added telecommunications services, or VATS, must first obtain a Value-added Telecommunications Business Operating License, or VATS License, from the MIIT, or its provincial level counterparts. On July 3, 2017, the MIIT promulgated the Administrative Measures on Telecommunications Business Operating Licenses, which set forth more specific provisions regarding the types of licenses required to operate VATS, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses.

        The Classified Catalog of Telecommunications Services (2015 Version), or the 2016 MIIT Catalog, which took effect on March 1, 2016, and amended on June 6, 2019, defines information services as "the information services provided for users through public communications networks or internet by means of information gathering, development, processing and the construction of the information platform." Moreover, information services continue to be classified as a category of VATS and are clarified to include information release and delivery services, information search and query services, information community platform services, information real-time interactive services, and information protection and processing services under the 2016 MIIT Catalog. The Administrative Measures on Internet Information Services, or ICP Measures, promulgated by the PRC State Council on September 25, 2000 and most recently amended on January 8, 2011, set forth more specific rules on the provision of internet information services. According to ICP Measures, any company that engages in the provision of commercial internet information services shall obtain a sub-category VATS License for Internet Information Services, or ICP License, from the relevant government authorities before providing any commercial internet information services within the PRC. Pursuant to the above-mentioned regulations, "commercial internet information services" generally refer to provision of specific information content, online advertising, web page construction and other online application services through internet for profit making purpose.

        In addition to the Telecommunications Regulations and the other regulations discussed above, the provision of commercial internet information services on mobile internet applications is regulated by the Administrative Provisions on Mobile Internet Applications Information Services, which was promulgated by Cyberspace Administration of China on June 28, 2016 and came into effect on August 1, 2016. The providers of mobile internet applications are subject to requirements under these provisions, including acquiring the qualifications and complying with other requirements provided by laws and regulations and being responsible for information security. We provide information and services to our users through our mobile apps and website, which is classified as commercial internet information services as defined in the above provisions. To comply with the relevant laws and regulations, Tianjin Hongen, our VIE, has obtained an ICP License which will remain effective until November 22, 2024.

Regulation Related to Educational Apps

        On August 10, 2019, the MOE, jointly with certain other PRC government authorities, issued Opinions on Guiding and Regulating the Orderly and Healthy Development of Educational Mobile Apps, or the Opinions on Educational Apps, which require, among others, for mobile apps that provide services for school teaching and management, student learning and student life, or home-school interactions, with school faculty, students or parents as the main users, and with education or learning as the main application scenarios (the "Educational Apps"), be filed with competent provincial regulatory authorities for education before the end of 2019. The Opinions on Educational Apps also require, among others, that: (i) before such filing, the Educational App's provider shall have obtained ICP License or completed ICP License filing and obtained the certificate and grade evaluation report for graded protection of cybersecurity; (ii) Educational Apps with main users under the age of 18 shall limit the users' usage time, specify the range of suitable ages, and strictly monitor contents; (iii) before an Educational App is introduced as a mandatory app to students, such Educational App shall be approved by the applicable school through collective decision-making process and be filed with the competent education authority; and (iv) Educational Apps adopted by education authorities and schools as their uniformly used teaching or management tools shall not charge the students or parents any fees, and shall not offer any commercial advertisements or games. On November 11, 2019, the MOE issued the Management Rules on Filing of Educational Mobile Apps, which supplement the filing requirements of the Educational Apps. We have fulfilled the filings in accordance with the Opinions on Educational Apps, and have been taking necessary measures to comply with the above requirements.

Regulation Related to Online Publishing

        On February 4, 2016, the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT (currently reformed into the State Administration of Press and Publication (National Copyright Bureau) under the Propaganda Department of the Central Committee of the Communist Party of China) and the MIIT jointly issued the Administrative Provisions on Online Publishing Services, or the Online Publishing Provisions, which came into effect on March 10, 2016. Under the Online Publishing Provisions, any entity providing online publishing services shall obtain an Online Publishing Services Permit. "Online publishing services" refer to the provision of online publications to the public through information networks; and "online publications" refer to digital works with publishing features such as having been edited, produced or processed and are available to the public through information networks, including: (i) written works, pictures, maps, games, cartoons, audio/video reading materials and other original digital works containing useful knowledge or ideas in the field of literature, art, science or other fields; (ii) digital works of which the content is identical to that of any published book, newspaper, periodical, audio/video product, electronic publication or the like; (iii) network literature databases or other digital works, derived from any of the aforesaid works by selection, arrangement, collection or other means; and (iv) other types of digital works as may be determined by the SAPPRFT. We currently do not hold an Online Publishing Service Permit. As of the date of this prospectus, there are no implementation rules, explicit interpretation from the government authorities or prevailing enforcement practice deeming the provision of our edutainment content to our users through our learning apps as "online publishing" and requires an Online Publishing Service Permit. Nevertheless, it remains unclear whether the local PRC authorities would adopt a different practice. In addition, it remains uncertain whether the PRC governmental authorities would issue more explicit interpretation and rules or promulgate new laws and regulations. See "Risk factors—Risks Related to Our Business and Industry—We face uncertainties with respect to the development of relevant regulations. Failure to renew requested licenses or permits in a timely manner or obtain newly required ones, including the Online Publishing Service Permit, Online Transmission of Audio-Visual Programs License and the Production and Operation of Radio and TV Programs Permit due to adverse changes in regulations or policies could have a material adverse impact on our business, financial condition and results of operations."

Regulation Related to Internet Information Security and Privacy Protection

        The PRC Constitution states that the PRC laws protect the freedom and privacy of communications of citizens and prohibit infringement of such rights. PRC governmental authorities have enacted laws and regulations on internet information security and protection of personal information from any abuse or unauthorized disclosure. The Decisions on Maintaining Internet Security which was enacted by the Standing Committee of the PRC National People's Congress, or the SCNPC on December 28, 2000 and amended on August 27, 2009, may subject violators to criminal punishment in the PRC for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security, or MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an information service provider violates these measures, the MPS and the local security bureaus may revoke its operating license and shut down its websites.

        Pursuant to the Decision on Strengthening the Protection of Online Information issued by the SCNPC on December 28, 2012, and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT on July 16, 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. "Personal information" is defined as information that identifies a citizen, the time or location for his/her use of telecommunication and internet services or involves privacy of any citizen such as his/her birth date, ID card number, and address. An internet information service provider must also keep information collected strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. Any violation of the above decision or order may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

        Pursuant to the Notice of the Supreme People's Court, the Supreme People's Procuratorate and the MPS on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued on April 23, 2013, and the Interpretation of the Supreme People's Court and the Supreme People's Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen's personal information:(i) providing a citizen's personal information to specified persons or releasing a citizen's personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen's consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen's personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen's personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

        Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC on August 29, 2015, which became effective on November 1, 2015, any person or entity that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client's information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information is subject to criminal penalty in severe situation.

        Pursuant to the PRC Cyber Security Law issued by the SCNPC on November 7, 2016, effective as of June 1, 2017, "personal information" refers to all kinds of information recorded by electronic or otherwise that can be used to independently identify or be combined with other information to identify individuals' personal information including but not limited to: individuals' names, dates of birth, ID numbers, biologically identified personal information, addresses and telephone numbers, etc. The PRC Cyber Security Law also provides that: (i) to collect and use personal information, network operators shall follow the principles of legitimacy, rightfulness and necessity, disclose rules of data collection and use, clearly express the purposes, means and scope of collecting and using the information, and obtain the consent of the persons whose data is gathered; (ii) network operators shall neither gather personal information unrelated to the services they provide, nor gather or use personal information in violation of the provisions of laws and administrative regulations or the scopes of consent given by the persons whose data is gathered; and shall dispose of personal information they have saved in accordance with the provisions of laws and administrative regulations and agreements reached with users; (iii) network operators shall not divulge, tamper with or damage the personal information they have collected, and shall not provide the personal information to others without the consent of the persons whose data is collected. However, if the information has been processed and cannot be recovered and thus it is impossible to match such information with specific persons, such circumstance is an exception.

        Pursuant to the Provisions on Internet Security Supervision and Inspection by Public Security Organs, which was promulgated by the MPS on September 15, 2018 and became effective on November 1, 2018, the public security departments are authorized to carry out internet security supervision and inspection of the internet service providers from the following aspects, among others: (i) whether the service providers have completed the recordation formalities for online entities, and filed the basic information on and the changes of the accessing entities and users; (ii) whether they have established and implemented the cybersecurity management system and protocols, and appointed the persons responsible for cybersecurity; (iii) whether the technical measures for recording and retaining users' registration information and weblog data are in place according to the law; (iv) whether they have taken technical measures to prevent computer viruses, network attacks and network intrusion; (v) whether they have adopted preventive measures to tackle the information that is prohibited to be issued or transmitted by the laws and administrative regulations in the public information services; (vi) whether they provide technical support and assistance as required by laws to public security departments to safeguard national security and prevent and investigate on terrorist activities and criminal activities; and (vii) whether they have fulfilled the obligations of the grade-based cybersecurity protection and other obligations prescribed by the laws and administrative regulations. In particular, public security departments shall also carry out supervision and inspection on whether an internet service provider has taken required measures to manage information published by users, adopted proper measures to handle the published or transmitted information that is prohibited to be published or transmitted, and kept the relevant records.

        In addition, the Office of the Central Cyberspace Affairs Commission, the MIIT, the MPS, and the SAMR jointly issued an Announcement of Launching Special Crackdown Against Illegal Collection and

Use of Personal Information by Apps on January 23, 2019 to implement special rectification works against mobile Apps that collect and use personal information in violation of applicable laws and regulations, where business operators are prohibited from collecting personal information irrelevant to their services, or forcing users to give authorization in disguised manner. On November 28, 2019, the National Internet Information Office, the MIIT, the MPS and the SAMR further jointly issued a notice to classify and identify illegal collection and use of personal information.

        On August 22, 2019, the Office of the Central Cyberspace Affairs Commission issued the Provisions on the Cyber Protection of Children's Personal Information, which took effect on October 1, 2019. The Provisions on the Cyber Protection of Children's Personal Information apply to the collection, storage, use, transfer and disclosure of the personal information of children under the age of 14 via the internet. The Provisions on the Cyber Protection of Children's Personal Information require that network operators shall establish special rules and user agreements for protection of personal information for children under the age of 14, inform their guardians in a noticeable and clear manner, and shall obtain the consent of their guardians. When obtaining the consent of their guardians, network operators shall explicitly disclose several matters, including, without limitation, the purpose, method and scope of collection, storage, use, transfer and disclosure of such personal information, and methods for correcting and deleting such personal information. Provisions on the Cyber Protection of Children's Personal Information also require that when collecting, storing, using, transferring and disclosing such personal information, network operators shall comply with certain regulatory requirements, including, without limitation, that network operators shall designate specific personnel to take charge of the protection of such personal information and shall strictly grant information access authorization for their staff to such personal information under the principle of minimal authorization. As we provide information and services through our mobile apps and website, we are subject to these laws and regulations relating to protection of internet security and protection of privacy, and failure to comply with these laws and regulations could have a material adverse effect on us. For a detailed discussion, see "Risk factors—Risks Related to Our Business and Industry—We are subject to a variety of laws and other obligations regarding data privacy and protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, financial condition and results of operations."

Regulation Related to Distribution of Publications

        GAPP issued Administrative Regulations on Publications Market, effective on June 1, 2016. According to such regulations, any organization or individual engaged in wholesale or retail of publications shall obtain a Permit for Operating Publications. Distribution of publications in the PRC is regulated on different administrative levels. An entity engaged in wholesaling of publications shall obtain such permit from the provincial counterpart of GAPP; and an entity engaged in retail distribution of publications shall obtain such permit from the local counterpart of GAPP at the county level.

        In addition, pursuant to the Administrative Regulations on Audio-Video Products last amended and effective on February 6, 2016, any entity engaged in the wholesale or retail distribution of audio-video products needs to hold a Permit for Operating Publications. To comply with the relevant laws and regulations, each of Tianjin Hongen, our VIE, and its subsidiary, Beijing Jinhongen Education Technology Co., Ltd., has obtained a Permit for Operating Publications which will remain effective until March 31, 2025 and April 30, 2022, respectively.

Regulation Related to Online Transmission of Audio-Visual Programs

        To regulate the provision of audio-visual program services to the public via the internet, including through mobile networks, within the territory of the PRC, the SAPPRFT and the MIIT jointly promulgated the Administrative Provisions on Internet Audio-Visual Program Service, or the Audio-

Visual Program Provisions, on December 20, 2007, which came into effect on January 31, 2008 and was last amended on August 28, 2015. Under the Audio-Visual Program Provisions, "online audio-visual program services" is defined as activities of producing, redacting and integrating audio-visual programs, providing them to the general public via internet, and providing service for other people to upload and transmit audio-visual programs, and providers of online audio-visual program services are required to obtain a License for Online Transmission of Audio-Visual Programs issued by the SAPPRFT, or complete certain registration procedures with the SAPPRFT. In general, providers of online audio-visual program services must be either state-owned or state-controlled entities, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by the SAPPRFT.

        On April 8, 2008, the SAPPRFT issued a Notice on Relevant Issues Concerning Application and Approval of License for the Online Transmission of Audio-Visual Programs, as amended on August 28, 2015, which sets out detailed provisions concerning the application and approval process regarding the License for Online Transmission of Audio-Visual Programs. According to the above regulations, providers of internet audio-visual program services that engaged in such services prior to the promulgation of the Audio-Visual Program Provisions are eligible to apply for the license so long as those providers did not violate the relevant laws and regulations in the past or their violation of the laws and regulations is minor in scope and can be rectified in a timely manner and they have no records of violation during the last three months prior to the promulgation of the Audio-Visual Program Provisions.

        On March 30, 2009, the SAPPRFT promulgated the Notice on Strengthening the Administration of the Content of Internet Audio-Visual Programs, which reiterates the pre-approval requirements for the audio-visual programs transmitted via the internet, including through mobile networks, where applicable, and prohibits certain types of internet audio-visual programs containing violence, pornography, gambling, terrorism, superstition or other similarly prohibited elements.

        On March 10, 2017, the SAPPRFT issued the Provisional Implementation of the Tentative Categories of Internet Audio-Visual Program Services, or the Categories, which revised the previous version issued on March 17, 2010. According to the Categories, there are four categories of internet audio and video programs services which are further divided into seventeen sub-categories. The third sub-category to the second category covers the making and editing of certain specialized audio-visual programs concerning, among other things, educational content, and broadcasting such content to the general public online.

        On March 16, 2018, the SAPPRFT promulgated the Notice on Further Regulating the Transmission Order of Internet Audio-Visual Program Services, providing that the classic literary works, radio, film and television programs, internet original audio-visual programs shall not be re-edited, re-dubbed, re-subtitled or partly captured and consolidated as a new program without authorizations and providers of internet audio-visual program services shall strictly manage and supervise such re-edited programs uploaded by the internet users and shall not provide any transmission channel for those internet audio-visual programs which have political orientation issues, copyright issues or content issues. We currently do not hold a License for Online Transmission of Audio-Visual Programs. As of the date of this prospectus, online edutainment institutions are not explicitly required to obtain the Online Transmission of Audio-Visual Programs License. Nevertheless, it remains unclear whether the local PRC authorities would adopt a different practice. In addition, it remains uncertain whether the PRC governmental authorities would issue more explicit interpretations and rules or promulgate new laws and regulations. See "Risk factors—Risks Related to Our Business and Industry—We face uncertainties with respect to the development of relevant regulations. Failure to renew requested licenses or permits in a timely manner or obtain newly required ones, including the Online Publishing Service Permit, Online Transmission of Audio-Visual Programs License and the Production and

Operation of Radio and TV Programs Permit due to adverse changes in regulations or policies could have a material adverse impact on our business, financial condition and results of operations."

Regulation Related to Production and Operation of Radio and Television Programs

        The Administrative Measures on the Production and Operation of Radio and Television Programs, or the Radio and TV Programs Measures, promulgated by the SAPPRFT are applicable for establishing institutions that produce and distribute radio and television programs or for the production of radio and television programs like programs with a special topic, column programs, variety shows, animated cartoons, radio plays and television dramas and for activities like transactions and agency transactions of program copyrights. Pursuant to the Radio and TV Programs Measures, any entity that intends to produce or operate radio or television programs must first obtain the Production and Operation of Radio and TV Programs Permit from the SAPPRFT or its local branches.

        We currently do not hold a Production and Operation of Radio and TV Programs Permit. As of the date of this prospectus, online edutainment institutions are not explicitly required to obtain the Production and Operation of Radio and TV Programs Permit. Nevertheless, it remains unclear whether the local PRC authorities would adopt a different practice. In addition, it remains uncertain whether the PRC governmental authorities would issue more explicit interpretation and rules or promulgate new laws and regulations. See "Risk factors—Risks Related to Our Business and Industry—We face uncertainties with respect to the development of relevant regulations. Failure to renew requested licenses or permits in a timely manner or obtain newly required ones, including the Online Publishing Service Permit, Online Transmission of Audio-Visual Programs License and the Production and Operation of Radio and TV Programs Permit due to adverse changes in regulations or policies could have a material adverse impact on our business, financial condition and results of operations."

Regulation Related to Safety of Kindergarten Toys and Tools

        Pursuant to the Kindergarten Management Regulations issued by the MOE on September 11, 1989, kindergartens shall establish a safety protection system and shall not use toxic and harmful substances to make teaching tools and toys.

        Pursuant to the Work Procedures for Kindergarten last amended by the MOE on January 5, 2016 and became effective on March 1, 2016, the quality of Kindergartens' teaching tools shall comply with the requirements of relevant national safety standard. The toys and teaching tools shall remain in good safety and sanitary condition. As a childhood edutainment service provider, we develop and provide various teaching tools and devices for children. We have adopted necessary measures and internal control systems to comply with the above requirements.

Regulation Related to Advertising

        All commercial advertising activities for direct or indirect introduction of products or services promoted by product business operators or service providers via a certain medium and in a certain form within the territory of PRC are applied to PRC Advertising Law, which was promulgated by the SCNPC on October 27, 1994 and was last amended on October 26, 2018. Pursuant to the PRC Advertising Law, advertisements must not contain, among other prohibited contents, terms such as "the state-level," "the highest grade," "the best" or other similar words. Particularly, an advertisement for education or training shall not contain any of the following items: (i) any promise relating to progression, passing examinations, or obtaining a degree or qualification certificate; (ii) any express or implied guaranteed promise relating to education or training results; (iii) use of the names or images of research institutes, academic institutions, educational institutions, industry associations, professionals or beneficiaries for recommendation or as proof. Any data, statistics, research result, summary, quotation and other quoted information used in an advertisement shall be authentic and accurate, with the source indicated. If the quoted information is subject to a scope of application or a valid period, the scope of application or valid period shall be clearly indicated. In addition, the minors under the age of ten shall not be used as advertisement endorsers. As we engage in advertising, we are subject to these laws and regulations relating to advertisement.

Regulation Related to Intellectual Property Rights

Copyright and Software Registration

        The SCNPC promulgated the PRC Copyright Law in 1990 and last revised it in 2010. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. To address the problem of copyright infringement related to the content posted or transmitted over the internet, the National Copyright Administration, or the NCAC, and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005, which became effective on May 30, 2005.

        On December 20, 2001, the State Council promulgated Computer Software Protection Regulations which came into effect on January 1, 2002 and was last amended on January 30, 2013. These regulations are formulated for protecting the rights and interests of computer software copyright owners, encouraging the development and application of computer software and promoting the development of software business. In order to further implement the Computer Software Protection Regulations, the NCAC issued the Computer Software Copyright Registration Procedures on February 20, 2002 and amended them on June 18, 2004, which apply to software copyright registration, license contract registration and transfer contract registration. See "Business—Intellectual Property" for more details on the current situation of our software copyrights.

Patents

        The SCNPC adopted the Patent Law of the PRC in 1984 and last amended it in 2008. A patentable invention, utility model or design must meet three conditions, namely novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, both starting from the application date. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, otherwise the use will constitute an infringement of the rights of the patent holder. See "Business—Intellectual Property" for more details on the current situation of our patents.

Trademark

        Trademarks are protected by the PRC Trademark Law, which was adopted in 1982, last revised in April 2019 and became effective in November 2019, as well as its implementation rules adopted in 2002 and revised in 2014. The Trademark Office of National Intellectual Property Administration under the SAMR handles trademark registrations and grants a protection term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a "sufficient degree of reputation" through such party's use. See "Business—Intellectual Property" for more details on the current situation of our trademarks.

Domain Name

        The Administrative Measures on Internet Domain Names, or the Domain Name Measures, were promulgated by the MIIT on August 24, 2017, and came into effect on November 1, 2017. According to the Domain Name Measures, any party that has domain name root servers, and the institution for operating domain name root servers, the domain name registry and the domain name registrar within the territory of China, shall obtain a permit for this purpose from the MIIT or the communications administration of the local province, autonomous region or municipality directly under the Central Government. The registration of domain names is generally on a "first-apply-first-registration" basis and a domain name applicant will become the domain name holder upon the completion of the application procedure. See "Business—Intellectual Property" for more details on the current situation of our domain names.

Regulation Related to Employment, Social Insurance and Housing Fund

Employment

        Pursuant to the PRC Labor Law effective from January 1, 1995 and last amended on December 29, 2018 and the PRC Labor Contract Law effective from January 1, 2008 and amended on December 28, 2012, a written labor contract shall be executed by an employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Furthermore, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. The employer must also pay severance to an employee in nearly all instances where a labor contract, including a contract with an unlimited term, is terminated or expires. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by State rules and standards and provide employees with appropriate workplace safety training. In addition, the PRC government has continued to introduce various new labor-related regulations after the PRC Labor Contract Law. Amongst other things, new annual leave requirements mandate that annual leave ranging from 5 to 15 days is available to nearly all employees and further require that the employer compensate an employee for any annual leave days the employee is unable to take in the amount of three times his daily salary, subject to certain exceptions. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and forty hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities. As all of our full-time employees are located in China, we are subject to the above laws and regulations in relation to employment.

Social Insurance

        The Law on Social Insurance of the PRC, which was promulgated on October 28, 2010 and amended on December 29, 2018, has established social insurance systems of basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

        According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by going through social insurance registration with local social insurance authorities or agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that the SAT will become solely responsible for collecting social insurance premiums. As required by relevant law and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance and medical insurance.

Housing Provident Fund

        According to the Administrative Regulations on the Administration of Housing Provident Fund, which was promulgated and became effective on April 3, 1999, and was last amended on March 24, 2019, housing provident fund paid and deposited both by employee themselves and their unit employer shall be owned by the employees.

        A unit employer shall undertake registration of payment and deposit of the housing provident fund in the housing provident fund management center and, upon verification by the housing provident fund management center, open a housing provident fund account on behalf of its employees in a commissioned bank. Employers shall timely pay and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. With respect to unit employers who violate the regulations hereinabove and fail to complete housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such unit employers shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to complete their registrations within the designated period shall be subject to a fine of between RMB10,000 and RMB50,000. When unit employers are in breach of these regulations and fail to pay deposit housing provident fund contributions in full amount as they fall due, the housing provident fund administration center shall order such unit employers to pay within a prescribed time limit, failing which an application may be made to a people's court for compulsory enforcement. As required by relevant law and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based employees, including the housing provident fund.

Regulation Related to Foreign Exchange

Regulation on Foreign Currency Exchange

        The principal regulations governing foreign currency exchange in China are the PRC Foreign Exchange Administration Regulations, or the Foreign Exchange Administration Regulations, which were promulgated by the State Council on January 29, 1996 and last amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as direct investment, loan or investment in securities outside China, unless prior approval of SAFE or its local counterparts has been obtained.

        On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies, or SAFE Notice 13. After SAFE

Notice 13 became effective on June 1, 2015 and was amended on December 30, 2019, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

        On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which came into effect on June 1, 2015 and was amended on December 30, 2019. According to Circular 19, the foreign exchange capital of foreign-invested enterprises shall be subject to the Discretionary Foreign Exchange Settlement, which means that the foreign exchange capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution have been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the foreign-invested enterprise. The proportion of Discretionary Foreign Exchange Settlement of the foreign exchange capital of a foreign-invested enterprise is temporarily set at 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a foreign-invested enterprise needs to make further payment from such account, it still needs to provide supporting documents and proceed with the review process with the banks. Furthermore, Circular 19 stipulates that the use of capital by foreign-invested enterprises shall follow the principles of authenticity and self-use within the business scope of enterprises. The capital of a foreign-invested enterprise and capital in Renminbi obtained by the foreign-invested enterprise from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for payments beyond the business scope of the enterprises or payments as prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities unless otherwise provided by the relevant laws and regulations; (iii) directly or indirectly used for granting entrust loans in Renminbi (unless permitted by the scope of business), repaying inter-enterprise borrowings (including advances by the third-party) or repaying the bank loans in Renminbi that have been sub-lent to third parties; or (iv) directly or indirectly used for expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

        The Circular on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, was promulgated by SAFE on June 9, 2016 and became effective on the same date. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a self- discretionary basis. Circular 16 provides a unified standard for the conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC Laws, while such converted Renminbi shall not be provided as loans to its non-affiliated entities.

        On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years' losses before remitting the profits. Moreover, pursuant to Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

        On October 23, 2019, SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice. See "Risk Factors—Risks Related to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment."

Regulation on Foreign Debt

        A loan made by a foreign entity as direct or indirect shareholder in a foreign-invested enterprise is considered to be foreign debt in China and is regulated by various laws and regulations, including the Regulation of the People's Republic of China on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of External Debt, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within 15 business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the maximum amount of the aggregate of (i) the outstanding balance of foreign debts with a term not longer than one year, and (ii) the accumulated amount of foreign debts with a term longer than one year, of a foreign-invested enterprise shall not exceed the difference between its registered total investment and its registered capital, or Total Investment and Registered Capital Balance.

        On January 12, 2017, the People's Bank of China, or PBOC, promulgated the Notice of the People's Bank of China on Full-coverage Macro-prudent Management of Cross- border Financing, or PBOC Circular 9, which sets forth an upper limit for PRC entities, including foreign-invested enterprises and domestic-invested enterprises, regarding their foreign debts. Pursuant to PBOC Circular 9, the limit of foreign debts for enterprises shall be calculated based on the following formula: the limit of foreign debt = net assets * cross-border financing leverage ratio * macro-prudent regulation parameter. "Net assets" is calculated as the net assets value stated in the relevant entity's latest audited financial statement. The cross-border financing leverage ratio for enterprises is two (2). The macro-prudent regulation parameter is one (1). The PBOC Circular 9 does not supersede the Interim Provisions on the Management of Foreign Debts, but rather serves as a supplement to it. PBOC Circular 9 provided for a one-year transitional period, or the Transitional Period, from its promulgation date for foreign-invested enterprises, during which period foreign-invested enterprise could choose to calculate their maximum amount of foreign debt based on either (i) the Total Investment and Registered Capital Balance, or (ii) the Net Assets Limit. After the Transition Period, the maximum amount applicable to foreign-invested enterprises is to be determined by PBOC and SAFE separately. However, although the Transitional Period ended on January 10, 2018, as of the date of this prospectus, neither PBOC nor SAFE has issued any new regulations regarding the appropriate means of calculating the maximum amount of foreign debt for foreign-invested enterprises. Domestic-invested enterprises have only been subject to the Net Assets Limit in calculating the maximum amount of foreign debt they may hold from the date of promulgation of PBOC Circular 9. In addition, according to PBOC Circular 9, a foreign loan must be filed with SAFE through the online filing system of SAFE after the loan agreement is signed and at least three business days prior to the borrower withdraws any amount from such foreign loan. We may not be able to obtain these government approvals or complete such registrations on a timely basis, or at all, with respect to future foreign loans provided by us to our PRC subsidiaries. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries and our VIE in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

Regulation on Foreign Exchange Registration of Overseas Investment by PRC Residents

        SAFE issued Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to regulate foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents (including individuals and entities) for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while "round trip investment" refers to direct investment in China by PRC residents through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. The term "control" under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by PRC residents in the offshore special purpose vehicles by means of acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which provides that applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the FIE that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant FIE, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. See "Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries' ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws."

Regulation Related to Stock Incentive Plans

        SAFE promulgated the Circular of the State Administration of Foreign Exchange on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals' Participation in Equity Incentive Plans of Companies Listed Overseas, or the Stock Option Rules on February 15, 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of the participants. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents' exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in China opened by the PRC agents before distribution to such PRC residents.

        In addition, the SAT, has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities. See "Risk Factors—Risks Related to Doing Business in China—Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject our share incentive plan participants or us to fines and other legal or administrative sanctions."

Regulation Related to Dividend Distribution

        The principal laws, rule and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and its implementing rules, which apply to foreign-invested companies. Under these laws, regulations and rules, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulation Related to Taxation

Enterprise Income Tax

        On March 16, 2007, the NPC enacted the Enterprise Income Tax Law, which was last amended on December 29, 2018, and on December 6, 2007, the State Council promulgated the Implementing Rules of the Enterprise Income Tax Law, which was amended on April 23, 2019 (or collectively, the PRC EIT Law). The PRC EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects.

        Under the PRC EIT Law, an enterprise established outside China with its "de facto management body" located in China is considered a "resident enterprise", which means it can be treated as domestic enterprise for enterprise income tax purposes. A non-resident enterprise that does not have an establishment or place of business in China, or has an establishment or place of business in China but the income of which has no actual relationship with such establishment or place of business, shall pay enterprise income tax on its income deriving from inside China at the reduced rate of enterprise income tax of 10%. Dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement.

        Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends.

        On January 9, 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, pursuant to which entities that have direct obligations to make certain payments to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise. Further, the Non-resident Enterprises Measures provides that, in case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file a tax declaration with the PRC tax authority located at the place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. On December 10, 2009, the SAT issued the Notice on Strengthening the Administration of the Enterprise Income Tax concerning Proceeds from Equity Transfers by Non-resident Enterprises, or Circular 698, which provided that where a foreign investor transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company (an "Indirect Transfer"), and such an overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax the foreign income of its residents, the foreign investor shall report this Indirect Transfer to the competent tax authority of the location in which the PRC resident enterprise is located. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an "abusive arrangement" in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the Indirect Transfer.

        On February 3, 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, to supersede the provisions in relation to the Indirect Transfer as set forth in Circular 698. SAT Bulletin 7 introduces a new tax regime that is significantly different from that under Circular 698 and extends its tax jurisdiction to capture not only Indirect Transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interests in a foreign intermediate holding company widely. In addition, SAT Bulletin 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the Indirect Transfer as set forth in Circular 698 as they have to make self-assessment on whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly.

        On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect and superseded the Non-resident Enterprises Measures and Circular

698 on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. For more details, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Taxation—PRC"

Value-Added Tax

        Pursuant to the Provisional Regulations on PRC Value-Added Tax and its implementation regulations, unless otherwise specified by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchase can be offset against such output VAT.

        On November 16, 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for imposition of Value-Added Tax to Replace Business Tax. On March 23, 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which became effective on May 1, 2016. Pursuant to the pilot plan and relevant notices, VAT is generally imposed in lieu of business tax in the modern service industries, including the value-added telecommunications services, on a nationwide basis. VAT of a rate of 6% applies to revenue derived from the provision of some modern services and VAT of a rate of 3% applies to small-scale taxpayers. Unlike business tax, a general VAT taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%. The Notice of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates, or the Notice, was promulgated on April 4, 2018 and came into effect on May 1, 2018. According to the Notice, the VAT tax rates of 17% and 11% are changed to 16% and 10%, respectively. On March 20, 2019, the Ministry of Finance, the SAT, and General Administration of Customs jointly promulgated the Relevant Policies Notice on Deepening Reform of VAT Tax, or the Notice 39, which became effective on April 1, 2019. The Notice 39 further changes the VAT tax rates of 16% and 10% to 13% and 9%. For more details, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Taxation—PRC"

Regulation Related to M&A and Overseas Listings

        On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the SAT, the SAMR, the CSRC and SAFE jointly issued the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, require that (i) PRC entities or individuals obtain the Ministry of Commerce's approval before they establish or control an SPV overseas, provided that they intend to use the SPV to acquire their equity interests in a PRC company at the consideration of newly issued share of the SPV, or Share Swap, and list their equity interests in the PRC company overseas by listing the SPV in an overseas market; (ii) the SPV obtains the Ministry of Commerce's approval before it acquires the equity interests held by the PRC entities or PRC individual in the PRC company by Share Swap; and (iii) the SPV obtains CSRC approval before it lists overseas.

        The Anti-Monopoly Law promulgated by the SCNPC on August 30, 2007 and effective on August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the Ministry of Commerce before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, the Ministry of Commerce promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the Ministry of Commerce Security Review Regulations, which became effective on September 1, 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having "national defense and security" concerns and mergers and acquisitions by which foreign investors may acquire the "de facto control" of domestic enterprises with "national security" concerns. Under the Ministry of Commerce Security Review Regulations, the Ministry of Commerce will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If the Ministry of Commerce decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the NDRC, and the Ministry of Commerce under the leadership of the State Council, to carry out the security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. See "Risk Factors—Risks Related to Doing Business in China—China's M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Michael Yufeng Chi	48	Chairman of the Board of Directors
Peng Dai	40	Director and Chief Executive Officer
Hanfeng Chi	53	Director
Vivien Weiwei Wang	42	Director and Chief Financial Officer
Wenbin Lu	36	Chief Technology Officer
Wendy Hayes*	50	Independent Director Appointee
Xuenan Li*	43	Independent Director Appointee

Note

*
Each of Ms. Wendy Hayes and Dr. Xuenan Li has accepted the appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

        Mr. Michael Yufeng Chi is our founder and has served as the chairman of our board of directors since our inception. Mr. Chi founded Beijing Jinhongen Co., Ltd. in 1996, the predecessor of Hongen Education & Technology Co., Ltd., or Hongen Education. Mr. Chi has served as the chairman of Hongen Education since its inception. From 2003 to 2004, Mr. Chi also served as the vice president and the chief technology officer of Tsinghua Unisplendour Corporation Limited, an information technology infrastructure product and service provider in China listed on the Shenzhen Stock Exchange. In 2004, Mr. Chi founded the Perfect World Group, a leading global entertainment company focusing on original content creation and technology. From 2006 to 2015, Mr. Chi served as the chairman of the board of Perfect World Co., Ltd., a leading online game developer and operator in China that was listed on the Nasdaq from 2007 to 2015. Mr. Chi currently serves as the chairman of the board of Perfect World Group, the chairman of the board of Perfect World Co., Ltd. (SZ:002624), a leading online games and film company listed on the Shenzhen Stock Exchange, and a visiting professor at Tsinghua University. Mr. Chi received a bachelor's degree in chemistry from Tsinghua University in 1994, an MBA from China Europe International Business School in 2004, and a doctoral degree in business administration from Singapore Management University in 2019. Mr. Michael Yufeng Chi is the brother of Mr. Hanfeng Chi.

        Mr. Peng Dai has served as our chief executive officer since July 2017 and served as our director since June 2020. Mr. Dai joined us since our inception and has led the establishment and development of a series of our childhood education products and services. Prior to joining us, Mr. Dai served as the senior strategy and investment director of Perfect World Group from September 2015 to January 2016. Prior to that, Mr. Dai served as the strategy and business development director of the mobile business group of Lenovo from January 2012 to August 2015, where he was responsible for global strategic operations and business development of Lenovo's smart phone, tablet and smart television business. Mr. Dai worked as a consultant at Boston Consulting Group with a focus on serving technology companies in respect of strategy, operation, and mergers and acquisitions from September 2008 to December 2011. Mr. Dai received a bachelor's degree in computer science and technology, a master's degree in computer science and technology, and a doctoral degree in computer science from Tsinghua University in 2002, 2004 and 2008, respectively.

        Mr. Hanfeng Chi has served as our director since our inception. Mr. Chi has over 20 years of experience and expertise in the childhood education industry in China. Since 1996, Mr. Chi has held various positions in Hongen Education. Mr. Chi received an associate's degree from Shenzhen University in 1991. Mr. Hanfeng Chi is the brother of Mr. Michael Yufeng Chi.

        Ms. Vivien Weiwei Wang has served as our director since June 2020 and as our chief financial officer since September 2020. Ms. Wang has served as a director of Perfect World Group since September 2020. Prior to that, Ms. Wang served as the senior vice president and secretary of the board of directors of Perfect World Co., Ltd. (SZ:002624) from August 2016 to September 2020, responsible for capital markets, investment, financing, intellectual property, corporate development, internal control and risk management. Ms. Wang served as the vice president of Perfect World Co., Ltd. (a then Nasdaq-listed company) and held various positions at Perfect World Group from July 2007 to August 2016. Ms. Wang has extensive experience in the U.S. and Chinese domestic capital markets. Ms. Wang was extensively involved in the IPO and Nasdaq-listing of Perfect World Co., Ltd. in 2007, and led its privatization in 2015 and the subsequent listing on the Shenzhen Stock Exchange in 2016. Before that, Ms. Wang worked as a senior financial analyst at Autodesk, Inc., a Nasdaq-listed technology company based in North California, from 2006 to 2007. Previously, Ms. Wang worked as a senior associate at PricewaterhouseCoopers Zhong Tian LLP from 2000 to 2004. Ms. Wang received a bachelor's degree in business administration from Peking University in 2000 and an MBA from UCLA Anderson School of Management in 2006.

        Mr. Wenbin Lu has served as our chief technology officer since July 2019. Mr. Lu joined us since our inception and is responsible for our overall technology research and development and technical team management, including application development, data and artificial intelligence. Prior to joining us, Mr. Lu worked at Perfect World Group since April 2010 and held several roles as senior engineer, technology manager and director of technology, where he was responsible for technology research and development with a focus on online games. Prior to that, Mr. Lu worked as an engineer at Renren Inc., a NYSE-listed company which operated social media services in China, from April 2009 to April 2010, with a focus on technical research and development. From July 2008 to April 2009, Mr. Lu worked as an engineer at the China office of AOL Inc., a web portal and online service provider in the United States. Mr. Lu received a bachelor's degree and a master's degree in computer science from Tsinghua University in 2005 and in 2008, respectively.

        Ms. Wendy Hayes will serve as our independent director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Hayes has served as an independent director of Burning Rock Biotech Limited (NASDAQ: TC) since November 2018 and Xinyuan Real Estate Co., Ltd. (NYSE: XIN) since January 2020. Between May 2013 and September 2018, Ms. Hayes served as the inspections leader at the Public Company Accounting Oversight Board in the United States. Prior to that, Ms. Hayes was an audit partner at Deloitte (China). Ms. Hayes received her bachelor's degree in international finance from University of International Business and Economics in 1991, and her executive MBA from Cheung Kong Graduate School of Business in 2012. Ms. Hayes is a certified public accountant in the United States (California) and China.

        Dr. Xuenan Li will serve as our independent director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Dr. Li has served as an associate professor in finance at Cheung Kong Graduate School of Business since 2016, where she had been an assistant professor from 2012 to 2016. Before joining Cheung Kong Graduate School of Business as a visiting assistant professor in 2011, Dr. Li served as an assistant professor in finance at University of Michigan, Stephen M. Ross School of Business from 2007 to 2011. Dr. Li has served as an independent director of Beijing ABT Networks Co., Ltd. (SHA: 688168) since January 2018. Dr. Li received her bachelor's degrees in physics and economics from Peking University in 1998, her Ph.D. in physics from University of Massachusetts, Amherst, in 2002, and her Ph.D. in finance from University of Rochester in 2008.

Board of Directors

        Our board of directors will consist of six directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his or her interest at a meeting of our directors. Subject to the NYSE rules and disqualification by the chairman of the relevant board meeting, a director may vote with respect to any contract or transaction, or proposed contract or transaction notwithstanding that he or she may be interested therein, and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our company to raise or borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third-party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

        We will establish four committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part: an audit committee, a compensation committee, a nominating and corporate governance committee and a strategies committee. We will adopt a charter for each of the audit committee, compensation committee and nominating and corporate governance committee. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee will consist of Wendy Hayes, Vivien Weiwei Wang and Xuenan Li. Wendy Hayes will be the chairperson of our audit committee. We have determined that Wendy Hayes and Xuenan Li satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and Rule 10A-3 under the Exchange Act. We have determined that Wendy Hayes qualifies as an "audit committee financial expert." The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

  •
  reviewing with the independent auditors any audit problems or difficulties and management's response;

  •
  discussing the annual audited financial statements with management and the independent auditors;

  •
  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

  •
  reviewing and approving all proposed related party transactions;

  •
  meeting separately and periodically with management and the independent auditors; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

        Compensation Committee.    Our compensation committee will consist of Michael Yufeng Chi, Wendy Hayes and Xuenan Li. Michael Yufeng Chi will be the chairperson of our compensation committee. We have determined that Wendy Hayes and Xuenan Li satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

  •
  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

  •
  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Xuenan Li, Michael Yufeng Chi and Wendy Hayes. Xuenan Li will be the chairperson of our nominating and corporate governance committee. We have determined that Xuenan Li and Wendy Hayes satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

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  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

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  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

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  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

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  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

        Strategies Committee.    Our strategies committee will consist of Michael Yufeng Chi, Peng Dai and Vivien Weiwei Wang. Michael Yufeng Chi will be the chairperson of our strategies committee. The strategies committee will be responsible for, among other things, overseeing our strategic development.

        We have also established a cybersecurity committee under the board of directors, whose members and functions are described below.

        Cybersecurity Committee.    Our cybersecurity committee consists of Michael Yufeng Chi, Peng Dai and Vivien Weiwei Wang. Michael Yufeng Chi is the chairperson of our cybersecurity committee. The cybersecurity committee is responsible for, among other things, setting up cybersecurity measures, overseeing the implementation of the measures and dealing with major cybersecurity issues if such issues arise.

Duties of Directors

        Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

        Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

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  convening shareholders' annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

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  declaring dividends and distributions;

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  appointing officers and determining the term of office of the officers;

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  exercising the borrowing powers of our company and mortgaging the property of our company; and

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  approving the transfer of shares in our company, including the registration of such shares in our register of members.

Terms of Directors and Officers

        Our directors may be elected by the affirmative vote of a simple majority of our board of directors present and voting at a board meeting, or by an ordinary resolution of our shareholders. The service of our independent directors has an initial term of three years and may be terminated by the director or by us with a 30-day advance written notice or such other shorter period of notice as mutually agreed. A director may be removed from office by the affirmative vote of two-thirds (2/3) of the directors then in office (except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors), or by an ordinary resolution of our shareholders (except with regard to the removal of the chairman, who may be removed from office by a special resolution). In addition, a director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his or her office by notice in writing to our company, or (iv) is removed from office pursuant to any other provision of our articles of association.

        Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

        We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer's employment without cause upon 60-day advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as may be agreed between the executive officer and us. The executive officer may resign at any time with a 60-day advance written notice.

        Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer's employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

        In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, direct or end customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by us; or (iv) otherwise interfere with our business or accounts.

        We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

        For the year ended December 31, 2019, we paid an aggregate of RMB4.0 million (US$0.6 million) in cash to our executive officers and RMB1.1 million (US$0.2 million) to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and our VIE are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

        In January 2019, our VIE adopted a share incentive plan to provide incentives and rewards to our employees, directors and consultants and to promote the success of our business. In June 2020, iHuman Inc. adopted a share incentive plan, or the 2020 Plan, under which outstanding options previously granted by our VIE were carried over on a one-on-one basis with identical terms and conditions under the 2020 Plan. The maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the 2020 Plan is initially 19,684,555 ordinary shares, plus an annual increase on the first day of each fiscal year during the ten-year term of the plan commencing with the fiscal year beginning January 1, 2021, by an amount equal to 2.0% of the total number of issued and outstanding shares on the last day of the immediately preceding fiscal year. As of the date of this prospectus, 14,487,864 options have been granted and are outstanding under the plan, excluding awards that were exercised, forfeited or canceled after the relevant grant dates.

        The following paragraphs summarize the principal terms of the 2020 Plan.

        Type of Awards.    The plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by the plan administrator.

        Plan Administration.    Our board of directors or a committee of one or more members of the board of directors will administer the plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award granted.

        Award Agreement.    Awards granted under the plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

        Eligibility.    We may grant awards to our employees, directors and consultants. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our subsidiaries.

        Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

        Exercise of Awards.    The plan administrator determines the exercise or purchase price, as applicable, for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

        Transfer Restrictions.    Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

        Termination and Amendment.    Unless terminated earlier, the plan has a term of ten years from its date of effectiveness. Our board of directors has the authority to terminate, amend or modify the plan, provided that we shall obtain shareholder approval to the extent necessary to comply with applicable law or stock exchange rules, unless we decide to follow home country practice. However, without the prior written consent of the participant, no such action may adversely affect in any material way any outstanding award previously granted pursuant to the plan.

        As of the date of this prospectus, our employees held options to purchase 14,487,864 ordinary shares, with exercise prices ranging from US$0.05 per share to US$1.9 per share, including options to purchase 3,200,000 shares held by Ms. Vivien Weiwei Wang, our director and chief financial officer, with an exercise price of US$0.05, a grant date of September 8, 2020 and an expiration date of September 7, 2030.

PRINCIPAL SHAREHOLDERS

        Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

  •
  each of our principal shareholders who beneficially own 5% or more of our total outstanding ordinary shares.

        The calculations in the table below are based on 226,372,382 ordinary shares outstanding as of the date of this prospectus, and                Class A ordinary shares and 144,000,000 Class B ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

			Ordinary Shares Beneficially Owned After This Offering
	Ordinary Shares Beneficially Owned Prior to This Offering	%	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares on an As-converted Basis	% of total ordinary shares on an as-converted basis	% of aggregate voting power***
Directors and Executive Officers**:
Michael Yufeng Chi(1)	144,000,000	63.6
Peng Dai(2)	16,000,000	7.1
Hanfeng Chi	—	—
Vivien Weiwei Wang(3)	3,200,000	1.4
Wenbin Lu(4)	8,000,000	3.5
Wendy Hayes†	—	—
Xuenan Li†	—	—
All Directors and Executive Officers as a Group	171,200,000	74.6
Principal Shareholders:
Academy Management Ltd.(1)	144,000,000	63.6
HPF Fusion Holding Ltd.(5)	16,000,000	7.1
Lei Hong DP Holding Ltd.(2)	16,000,000	7.1
Tianjin Share Xinghan Enterprise Management Consulting Partnership (Limited Partnership)(6)	11,318,619	5.0

Notes:

*
Aggregate number of shares account for less than 1% of our total ordinary shares outstanding as of the date of this prospectus.

**
Except as indicated otherwise below, the business address of our directors and executive officers is K2, North America International Business Park, No. 108 Beiyuan Road, Chaoyang District, Beijing 100012, People's Republic of China. The business address of Ms. Wendy Hayes is 2370 Roanoke Trail, Reno, NV 89523, United States. The business address of

  Dr. Xuenan Li is 1 East Chang An Avenue, Oriental Plaza, Dongcheng District, Beijing, 100738, People's Republic of China.

***
For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to ten votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

†
Each of Ms. Wendy Hayes and Dr. Xuenan Li has accepted the appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)
Represents 144,000,000 ordinary shares held by Academy Management Ltd., a British Virgin Islands company wholly owned by Beans Holding Ltd. The entire interest in Beans Holdings Ltd. is held by a trust for the benefit of Mr. Hanfeng Chi, Mr. Jianfeng Chi and Mr. Michael Yufeng Chi, and their families. Mr. Michael Yufeng Chi has the sole power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Academy Management Ltd. The registered address of Academy Management Ltd. is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

(2)
Represents 16,000,000 ordinary shares held by Lei Hong DP Holding Ltd, a British Virgin Islands company wholly owned by Hong Lei Holding Ltd. The entire interest in Hong Lei Holding Ltd. is held by a trust that is controlled by Mr. Peng Dai for the benefit of Mr. Peng Dai. The registered address of Lei Hong DP Holding Ltd. is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(3)
Represents 3,200,000 ordinary shares that Ms. Wang may acquire upon the exercise of options within 60 days after the date of this prospectus.

(4)
Represents 8,000,000 ordinary shares held by Hui Yu LWB Holding Ltd., a British Virgin Islands company wholly owned by Yu Hui Holding Ltd. The entire interest in Yu Hui Holding Ltd. is held by a trust that is controlled by Mr. Wenbin Lu for the benefit of Mr. Wenbin Lu. The registered address of Hui Yu LWB Holding Ltd. is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(5)
Represents 16,000,000 ordinary shares held by HPF Fusion Holding Ltd., a British Virgin Islands company beneficially owned by Mr. Tian Liang, our shareholder. The registered address of HPF Fusion Holding Ltd. is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. The business address of Mr. Tian Liang is Building A, Power-Creative, No. 1 Shangdi East Road, Haidian District, Beijing, People's Republic of China.

(6)
Represents 11,318,619 ordinary shares held by Tianjin Share Xinghan Enterprise Management Consulting Partnership (Limited Partnership), a PRC company. The registered address of Tianjin Share Xinghan Enterprise Management Consulting Partnership (Limited Partnership) is North 2-204-Gongyefuhua-5-239, No. 18 Haitai West Road, Tianjin Huayuan Industrial Zone, Tianjin, People's Republic of China.

        As of the date of this prospectus, none of our ordinary shares are held by record holders in the United States.

        None of our shareholders has informed us that it is affiliated with a FINRA member.

        We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIE and its Shareholders

        See "Corporate History and Structure."

Shareholders Agreement

        See "Description of Share Capital—History of Securities Issuances."

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

Share Incentive Plan

        See "Management—Share Incentive Plan."

Transactions with Our Shareholders and Related Entities

        Transactions with Mr. Michael Yufeng Chi and Mr. Tian Liang.    On January 15, 2018, we entered into a two-year loan facility agreement with Mr. Michael Yufeng Chi and Mr. Tian Liang, our shareholders, pursuant to which we could draw down up to RMB9.0 million from Mr. Chi and RMB3.0 million from Mr. Liang. The loans were unsecured and non-interest bearing. We withdrew RMB9.0 million from Mr. Chi and RMB1.0 million from Mr. Liang, in 2018, and we further withdrew RMB2.0 million (US$0.3 million) from Mr. Liang in 2019. We fully repaid the loans in 2019.

        Transactions with Shihezi Happy Forever Equity Investment Co., Ltd.    Shihezi Happy Forever Equity Investment Co.,  Ltd., or Shihezi Happy Forever, is an affiliate of ours under Mr. Michael Yufeng Chi's control. On May 1, 2016 and January 1, 2017, Shihezi Happy Forever provided us with on-demand, unsecured and non-interest bearing loans with an upper limit of RMB25.0 million and RMB45.0 million, respectively. We withdrew RMB24.7 million in 2018. As of December 31, 2018, we had amounts due to Shihezi Happy Forever of RMB51.8 million, representing the total amount we withdrew. We fully repaid the loans in 2019.

        Transactions with Hongen Education.    Hongen Education is an affiliate of ours. As of December 31, 2018 and 2019, we had amounts due to Hongen Education of nil and RMB66.2 million (US$9.4 million), respectively, primarily representing the cash consideration of RMB66.0 million (US$9.3 million) in connection with the business combination under common control of us with Hongen Education's learning materials and smart learning devices business line. We paid RMB33.0 million (US$4.7 million) and RMB33.0 million (US$4.7 million) in January 2020 and June 2020, respectively, to Hongen Education. As of June 30, 2020, our amounts due to Hongen Education was nil.

        Transactions with Perfect World Group Entities.    We paid rental fees and other services fees to entities controlled by Perfect World Group for property rental and administrative and other supporting services. In 2018 and 2019 and the six months ended June 30, 2020, such services amounted to RMB1.3 million, RMB2.3 million (US$0.3 million) and RMB0.9 million (US$0.1 million) to these entities, respectively. As of December 31, 2018 and 2019 and June 30, 2020, we had amounts due to these entities of RMB1.1 million, RMB3.2 million (US$0.5 million) and RMB0.8 million (US$0.1 million), respectively in aggregate, representing accounts payable to the entities.

        Transactions with Kindergartens controlled by Hongen Education.    We sold learning materials and devices to kindergartens controlled by Hongen Education. In 2018, 2019 and the six months ended June 30, 2020, such revenues we generated from Hongen Education were RMB0.7 million, RMB1.6 million (US$0.2 million) and RMB0.4 million (US$0.1 million), respectively. The amounts due from Hongen Education in relation to such sale was nil, RMB0.9 million (US$0.1 million) and RMB1.2 million (US$0.2 million) in 2018, 2019 and the six months ended June 30, 2020.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.

        As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each. As of the date of this prospectus, 226,372,382 ordinary shares are issued and outstanding. All of our issued and outstanding shares are fully paid.

        Immediately prior to the completion of this offering, our authorized share capital will be changed into US$100,000 divided into 1,000,000,000 shares comprising of (i) 700,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 200,000,000 Class B ordinary shares of a par value of US$0.0001, and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering memorandum and articles of association. Immediately prior to the completion of this offering, all of our issued and outstanding ordinary shares will be converted into, and/or re-designated and re-classified, as Class A ordinary shares on a one-for-one basis, save and except that the 144,000,000 ordinary shares held by Academy Management Ltd. will be converted into, and/or re-designated and re-classified as, Class B ordinary shares. Following such conversion and/or re-designation, we will have 82,372,382 Class A ordinary shares issued and outstanding and 144,000,000 Class B ordinary shares issued and outstanding. Following completion of this offering, we will have            Class A ordinary shares issued and outstanding and 144,000,000 Class B ordinary shares issued and outstanding, assuming the underwriters do not exercise their option to purchase additional ADSs. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

[Our Post-Offering Memorandum and Articles of Association

        Our shareholders have conditionally adopted an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

        Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.

        Ordinary Shares.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

        Conversion.    Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person other than our founder, Mr. Michael Yufeng Chi, one of his affiliates or any other "Founder Affiliate" as defined in our post-offering memorandum and articles of association, or upon a change of control of the ultimate beneficial ownership of any Class B ordinary share to any person other than Mr. Chi, one of his affiliates or any other "Founder

Affiliate" as defined in our post-offering memorandum and articles of association, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.]

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights.    Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to ten votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

        General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

        Shareholders' general meetings may be convened by a majority of our board of directors. Advance notice of at least seven days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at the general meeting.

        The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        Transfer of Ordinary Shares.    Subject to the restrictions set out in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of ordinary shares;

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  the instrument of transfer is properly stamped, if required;

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  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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  a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

        Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    If at any time, our share capital is divided into different classes of shares, the rights attached to any class may be materially adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class or with the sanction of a resolution passed by a simple majority of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

        Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent out of available authorized but unissued ordinary shares.

        Our post-offering memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series;

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  the dividend rights, dividend rates, conversion rights, voting rights; and

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  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue preference shares without action by our shareholders to the extent out of authorized but unissued preference shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Exempted Company.    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

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  does not have to file an annual return of its shareholders with the Registrar of Companies;

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  is not required to open its register of members for inspection;

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  does not have to hold an annual general meeting;

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  may issue negotiable or bearer shares or shares with no par value;

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  may register as a limited duration company; and

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  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

        The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a "parent" of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

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  a company acts or proposes to act illegally or ultra vires (and is therefore incapable of ratification by the shareholder);

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

        In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third (1/3) of the total number votes attaching to all issued and the outstanding shares of our company as at the date of the deposit that are entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if he

(i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; or (iv) is removed from office pursuant to any other provision of our articles of association.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

        Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

        The following is a summary of our securities issuances in the past three years.

Ordinary Shares

        On September 11, 2019, we issued (i) 144,000,000 ordinary shares to Academy Management Ltd. in consideration of the entry into contractual arrangements with respect to its equity interest in our VIE, (ii) 16,000,000 ordinary shares to HPF Fusion Holding Ltd. in consideration of the entry into contractual arrangements with respect to its equity interest in our VIE, (iii) 8,000,000 ordinary shares to Ren Chang Holding Ltd. for a cash consideration of RMB500,000 and past services provided to us, (iv) 16,000,000 ordinary shares to Hong Lei Holding Ltd. for a cash consideration of RMB1,000,000 and past services provided to us, (v) 8,000,000 ordinary shares to Yu Hui Holding Ltd. for a cash consideration of RMB500,000 and past services provided to us, and (vi) 8,000,000 ordinary shares to Shun Ying Holding Ltd. for a cash consideration of RMB500,000 and past services provided to us.

        On September 30, 2019, we issued 15,053,763 ordinary shares to Ju Shengyi Holding Ltd. for a cash consideration of RMB940,860 and past services provided to us.

        On October 25, 2019, we entered into a subscription agreement with Tianjin Share Xinghan Enterprise Management Consulting Partnership (Limited Partnership), or Tianjin Share Xinghan, pursuant to which Tianjin Share Xinghan subscribed to purchase 5% of our post-money ordinary shares for an aggregate consideration of RMB160,000,000. The share issuance occured on June 8, 2020, when we issued 11,318,619 contingently redeemable ordinary shares with preferential rights to Tianjin Share Xinghan.

Grant of Options

        We have granted options to certain of our employees. As of the date of this prospectus, the aggregate number of outstanding options is 14,487,864. See "Management—Share Incentive Plan."

Shareholders Agreement

        We entered into our shareholders agreement in June 2020 with our shareholders. The shareholders agreement provides for certain shareholders' rights, including information and inspection rights, right of participation, right of first refusal and co-sale rights, anti-dilution rights, and contains provisions governing our board of directors and other corporate governance matters. The special rights, as well as the corporate governance provisions, will automatically terminate upon the completion of this offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

[American Depositary Shares

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of [    •    ] shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See "—Jurisdiction and Arbitration."

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information."

Holding the ADSs

How will you hold your ADSs?

        You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

  •
  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into

    U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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  Elective Distributions in Cash or Shares.  If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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  Rights to Purchase Additional Shares.  If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash.

    The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

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  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled "Shares Eligible for Future Sales—Lock-up Agreements."

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

        The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

        Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

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To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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  Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

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  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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  are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Jurisdiction and Arbitration

        The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

        The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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  compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our ordinary shares;

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  when you owe money to pay fees, taxes and similar charges;

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

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  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.]

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have            ADSs outstanding, representing            Class A ordinary shares or,       % of our outstanding Class A and Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs. We intend to apply to list the ADSs on the New York Stock Exchange, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

        We[, our directors and executive officers, our existing shareholders and holders of options] have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

        The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See "Underwriting."

        Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

        All of our ordinary shares that will be issued and outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding Class A ordinary shares, in the form of ADSs or otherwise, which will equal              Class A ordinary shares immediately after this offering; or

  •
  the average weekly trading volume of our Class A ordinary shares in the form of ADSs or otherwise, on the New York Stock Exchange, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

        The following summary of Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or Class A ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Tian Yuan Law Firm, our PRC counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of our ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or the ADSs, nor will gains derived from the disposal of our ordinary shares or the ADSs be subject to Cayman Islands income or corporation tax.

People's Republic of China Taxation

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe that iHuman Inc. is not a PRC resident enterprise for PRC tax purposes. iHuman Inc. is a company incorporated outside of the PRC. iHuman Inc. is not controlled by a PRC enterprise or PRC enterprise group, and we do not believe that iHuman Inc. meets all of the conditions above. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

        If the PRC tax authorities determine that iHuman Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20%. Any PRC tax imposed on dividends or gains may be subject to a reduction if a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of iHuman Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that iHuman Inc. is treated as a PRC resident enterprise.

        Provided that our Cayman Islands holding company, iHuman Inc., is not deemed to be a PRC resident enterprise, holders of the ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our ordinary shares or ADSs. However, under SAT Bulletin 7 and SAT Bulletin 37, where a non-resident enterprise conducts an "indirect transfer" by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Bulletin 7 and SAT Bulletin 37, and we may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37, or to establish that we should not be taxed under these bulletins.

United States Federal Income Tax Considerations

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs or Class A ordinary shares as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the "IRS") with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

  •
  banks and other financial institutions;

  •
  insurance companies;

  •
  pension plans;

  •
  cooperatives;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  traders that elect to use a mark-to-market method of accounting;

  •
  certain former U.S. citizens or long-term residents;

  •
  tax-exempt entities (including private foundations);

  •
  persons liable for alternative minimum tax;

  •
  persons who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

  •
  investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  investors that have a functional currency other than the U.S. dollar;

  •
  persons that actually or constructively own ADSs or Class A ordinary shares representing 10% or more of our stock (by vote or value); or

  •
  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities;

        all of whom may be subject to tax rules that differ significantly from those discussed below.

        Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.

General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

        For U.S. federal income tax purposes, a U.S. Holder of ADSs generally will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs generally will not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

        A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company's goodwill and other unbooked intangibles not reflected on its balance sheet are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

        Although the law in this regard is not entirely clear, we intend to treat our VIE (including its subsidiaries) as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. If it were determined, however, that we are not the owner of our VIE for U.S. federal income tax purposes, the composition of our income and assets would change and we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

        Assuming that we are the owner of our VIE (including its subsidiaries) for U.S. federal income tax purposes, and based upon our current and expected income and assets, including the expected proceeds from this offering, and projections as to the market price of our ADSs immediately following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC will depend, in part, upon the composition of our income and assets. Furthermore, fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of our VIE for U.S. federal income tax purposes, our risk of becoming classified as a PFIC may substantially increase. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

        If we are a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or Class A ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a "deemed sale" election with respect to the ADSs or Class A ordinary shares.

        The discussion below under "—Dividends" and "—Sale or Other Disposition" is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under "—Passive Foreign Investment Company Rules."

Dividends

        The gross amount of any distributions paid on our ADSs or Class A ordinary shares (including the amount of any PRC tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

        Individuals and other non-corporate U.S. Holders will be subject to tax on any such dividends at the lower capital gains tax rate applicable to "qualified dividend income," provided that certain conditions are satisfied, including that (1) our ADSs or Class A ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the U.S.-PRC income tax treaty (the "Treaty"), (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. For this purpose, ADSs listed on the New York Stock Exchange will generally be considered to be readily tradable on an established securities market in the United States. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our ADSs or Class A ordinary shares. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see "Taxation—People's Republic of China Taxation"), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, and regardless of whether our ADSs are readily tradable on an established securities market in the United States, would be potentially eligible for the reduced rates of taxation described in the preceding paragraph.

        For U.S. foreign tax credit purposes, dividends paid on our ADSs or Class A ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our

ADSs or Class A ordinary shares (see "Taxation—People's Republic of China Taxation"). Depending on the U.S. Holder's particular facts and circumstances and subject to a number of complex conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder's U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

        A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or Class A ordinary shares. The gain or loss will generally be capital gain or loss. Any capital gain or loss will be long term if the ADSs or Class A ordinary shares have been held for more than one year at the time of disposition. The deductibility of a capital loss may be subject to limitations.

        Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, and if PRC tax were to be imposed on any gain from the disposition of the ADSs or Class A ordinary shares, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC source income for foreign tax credit purposes. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to make the election to treat any gain as PRC source income, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid to the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or Class A ordinary shares), and (ii) any gain recognized on the sale or other disposition (including, under certain circumstances, a pledge) of ADSs or Class A ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or Class A ordinary shares;

  •
  the amount allocated to the taxable year of the distribution or gain and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income; and

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our VIE or any of the subsidiaries of our VIE is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our VIE or any of the subsidiaries of our VIE.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to our ADSs, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of our ADSs and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

        The mark-to-market election is available only for "marketable stock," which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury regulations. We expect that our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange, provided that they are regularly traded. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

        Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax considerations of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

UNDERWRITING

        Under the terms and subject to the conditions contained in the underwriting agreement dated                    , 2020, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are acting as the representatives, the following respective numbers of ADSs:

Underwriters	Number of ADSs
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
Tiger Brokers (NZ) Limited

Total

        The underwriters and the representatives are referred to as the "underwriters" and the "representatives," respectively. The underwriting agreement provides that the underwriters are obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in that respect.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to            additional ADSs from us at the initial public offering price less the underwriting discounts and commissions. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs that are the subject of this offering. The option may be exercised only to cover any over-allotments of ADSs.

        The underwriters propose to offer the ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to US$        per ADS. After the initial public offering, the underwriters may change the offering price and concession and discount to broker/dealers. The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

        The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	US$	US$	US$	US$
Expenses payable by us	US$	US$	US$	US$

        We estimate that our out of pocket expenses of the offering, exclusive of underwriting discounts and commissions, payable by us will be approximately US$        . We have agreed to reimburse the underwriters for certain out-of-pocket expenses of the underwriters, in an aggregate amount not to exceed US$        .

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any ordinary shares, ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus.

        Each of our directors, executive officers, existing shareholders and option holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ordinary shares, ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, enter into a transaction that would have the same effect, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, whether any of these transactions are to be settled by delivery of ordinary shares, ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, to establish, increase, liquidate or decrease any such position, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days after the date of this prospectus, subject to certain exceptions.

        In addition, through a letter agreement, we will instruct Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we consent to such deposit or issuance. We have also agreed not to provide such consent without the prior written consent of the representatives. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.

        We have submitted an application to have the ADSs listed on the New York Stock Exchange under the symbol "IH."

        Prior to this offering, there has been no public market for the ADSs. Consequently, the initial public offering price for the ADSs will be determined by negotiations between us and the representatives and will not necessarily reflect the market price of the ADSs following this offering. The principal factors that were considered in determining the initial public offering price included:

  •
  the information presented in this prospectus and otherwise available to the underwriters;

  •
  the history of, and prospects for, the industry in which we will compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development, results of operations and our current financial condition;

  •
  the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded securities of generally comparable companies.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of the ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of the ADSs over-allotted by the underwriters is not greater than the number of the ADSs that they may purchase in the over-allotment option. In a naked short position, the number of the ADSs involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the ADSs to close out the short position, the underwriters will consider, among other things, the price of the ADSs available for purchase in the open market as compared to the price at which they may purchase the ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE and, if commenced, may be discontinued at any time.

        Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Sales of ADSs made outside the United States may be made by affiliates of the underwriters. Tiger Broker (NZ) Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through US Tiger Securities, Inc., its SEC-registered broker-dealer affiliate in the United States, in compliance with applicable laws and regulations.

        The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New York 10010, United States of America. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013, United States of America.

        A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors

  Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of ADSs described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the ADSs have not authorized and do not authorize the making of any offer of ADSs through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ADSs as contemplated in this prospectus. Accordingly, no purchaser of the ADSs, other than the underwriters, is authorized to make any further offer of the ADSs on behalf of the sellers or the underwriters.

  Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

  Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the ADSs to the public in France.

  •
  Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1, or –2, or –3 of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

  Notice to Prospective Investors in Switzerland

        This document, as well as any other offering or marketing material relating to the ADSs which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the ADSs nor the shares underlying the ADSs will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the ADSs, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

        The ADSs are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the ADSs with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the ADSs, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the ADSs in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

  Notice to Prospective Investors in Australia

        This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ADSs.

        The ADSs are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

        This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the ADSs, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the ADSs shall be deemed to be made to such recipient and no applications for the ADSs will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the ADSs you undertake to us that, for a period of 12 months from the date of issue of the ADSs, you will not transfer any interest in the ADSs to any person in Australia other than to a wholesale client.

  Notice to Prospective Investors in Hong Kong

        The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus' within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Notice to Prospective Investors in Japan

        The ADSs offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

  Notice to Prospective Investors in South Korea

        The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the South Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of South Korea for public offering in South Korea.

        Furthermore, the ADSs may not be resold to South Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

  Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

        shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000

    (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

  Notice to Prospective Investors in Canada

        The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  Notice to Prospective Investors in the Cayman Islands

        This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

  Notice to Prospective Investors in Bermuda

        ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

  Notice to Prospective Investors in the British Virgin Islands

        The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of our company. The ADSs may be offered to companies incorporated under the British Virgin Islands Business Companies Act, 2004, or BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

  Notice to Prospective Investors in Malaysia

        No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

  Notice to Prospective Investors in the PRC

        This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

  Notice to Prospective Investors in Taiwan

        The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

  Notice to Prospective Investors in Qatar

        In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

  Notice to Prospective Investors in Kuwait

        Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds", its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

  Notice to Prospective Investors in the United Arab Emirates

        The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

  Notice to Investors in the Dubai International Financial Centre

        This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

  Notice to Prospective Investors in Saudi Arabia

        This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

  Notice to Prospective Investors in Israel

        This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
Stock Exchange Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm and for the underwriters by Haiwen & Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Haiwen & Partners with respect to matters governed by PRC law.

EXPERTS

        The consolidated financial statements of iHuman Inc. as of December 31, 2018 and 2019, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young Hua Ming LLP are located at Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People's Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

        Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

iHuman Inc.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of iHuman Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of iHuman Inc. (the Company) as of December 31, 2018 and 2019, the related consolidated statements of comprehensive loss, changes in shareholders' deficit and cash flows for the years then ended, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young Hua Ming LLP

We have served as the Company's auditor since 2020.
Beijing, the People's Republic of China
June 26, 2020, except for Note 18, as to which the date is September 8, 2020

iHuman Inc.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

		As of December 31,
	Notes	2018	2019	2019
		RMB	RMB	US$
ASSETS
Current assets
Cash and cash equivalents		6,124	104,883	14,845
Accounts receivable, net of allowance of RMB180 and RMB316 (US$45) as of December 31, 2018 and 2019, respectively	5	13,624	20,118	2,848
Amounts due from related parties	15	—	867	123
Inventories, net	2	29,628	20,665	2,925
Prepayments and other current assets	6	7,949	16,529	2,339

Total current assets		57,325	163,062	23,080

Non-current assets
Property and equipment, net	7	660	2,487	352
Intangible assets, net	8	136	103	15
Other non-current assets		478	2,663	376

Total non-current assets		1,274	5,253	743

Total assets		58,599	168,315	23,823

LIABILITIES

Current liabilities (including current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB122,334 and RMB182,764 (US$25,868) as of December 31, 2018 and 2019, respectively)

Accounts payable		13,134	10,302	1,458
Amounts due to related parties	15	62,924	69,431	9,827
Deferred revenue and customer advances	4	28,153	71,831	10,167
Accrued expenses and other current liabilities	9	18,123	31,200	4,416

Total current liabilities		122,334	182,764	25,868

Total liabilities		122,334	182,764	25,868

Commitments and contingencies	17

The accompanying notes are an integral part of the consolidated financial statements.

iHuman Inc.

CONSOLIDATED BALANCE SHEETS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

		As of December 31,
	Notes	2018	2019	2019	2019	2019
		RMB	RMB	US$	RMB	US$
					Pro forma shareholders' deficit (unaudited)
MEZZANINE EQUITY
Contingently redeemable ordinary shares (par value of US$0.0001 per share, nil share issued and outstanding as of December 31, 2018; 11,318,619 shares issued and outstanding as of December 31, 2019; and nil share outstanding on a pro forma basis as of December 31, 2019)	11	—	120,821	17,101	—	—
SHAREHOLDERS' DEFICIT
Ordinary shares (par value of US$0.0001 per share, 500,000,000 shares authorized, 160,000,000 shares issued and outstanding as of December 31, 2018; 500,000,000 shares authorized as of December 31, 2019; 215,053,763 shares issued and outstanding as of December 31, 2019; and 226,372,382 shares outstanding on a pro forma basis as of December 31, 2019)		111	149	21	158	22
Additional paid-in capital		9,055	213,079	30,159	333,891	47,259
Accumulated deficit		(72,901)	(348,498)	(49,326)	(348,498)	(49,326)

Total shareholders' deficit		(63,735)	(135,270)	(19,146)	(14,449)	(2,045)

Total liabilities, mezzanine equity and shareholders' deficit		58,599	168,315	23,823

The accompanying notes are an integral part of the consolidated financial statements.

iHuman Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

		For the year ended December 31,
	Notes	2018	2019	2019
		RMB	RMB	US$
Revenues
Learning services		22,010	107,409	15,203
Learning materials and devices		109,857	111,247	15,746

Total revenues	4, 15	131,867	218,656	30,949

Cost of revenues
Learning services		(5,919)	(25,793)	(3,651)
Learning materials and devices		(59,935)	(58,370)	(8,262)

Gross profit		66,013	134,493	19,036
Operating expenses
Research and development expenses		(52,103)	(170,155)	(24,084)
Sales and marketing expenses		(21,987)	(53,716)	(7,603)
General and administrative expenses		(13,986)	(189,433)	(26,812)

Total operating expenses		(88,076)	(413,304)	(58,499)

Operating loss		(22,063)	(278,811)	(39,463)
Other income, net		6,069	4,578	648

Loss before income taxes		(15,994)	(274,233)	(38,815)
Income tax expenses	10	(1,610)	(1,364)	(193)

Net loss		(17,604)	(275,597)	(39,008)

Accretion to redemption value of contingently redeemable ordinary shares	11	—	(821)	(116)

Net loss attributable to ordinary shareholders		(17,604)	(276,418)	(39,124)

Loss per share:	13
Basic and diluted		(0.11)	(1.52)	(0.22)
Shares used in loss per share computation:
Basic and diluted		160,000,000	181,427,603	181,427,603
Pro forma loss per share (unaudited):	14
Basic and diluted			(1.43)	(0.20)
Shares used in pro forma loss per share computation (unaudited):
Basic and diluted			192,746,222	192,746,222
Total comprehensive loss		(17,604)	(275,597)	(39,008)

The accompanying notes are an integral part of the consolidated financial statements.

iHuman Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated deficit	Total shareholders' deficit
		RMB	RMB	RMB	RMB
Balance as of January 1, 2018	160,000,000	111	19,941	(55,297)	(35,245)
Net loss	—	—	—	(17,604)	(17,604)
Distribution to Hongen Education (Note 1)	—	—	(10,886)	—	(10,886)

Balance as of December 31, 2018	160,000,000	111	9,055	(72,901)	(63,735)

Net loss	—	—	—	(275,597)	(275,597)
Distribution to Hongen Education (Note 1)	—	—	(69,099)	—	(69,099)
Shares issued for share-based awards (Note 12)	55,053,763	38	3,403	—	3,441
Share-based compensation (Note 12)	—	—	270,541	—	270,541
Accretion of contingently redeemable ordinary shares to redemption value (Note 11)	—	—	(821)	—	(821)

Balance as of December 31, 2019	215,053,763	149	213,079	(348,498)	(135,270)

Balance as of December 31, 2019 (US$)	215,053,763	21	30,159	(49,326)	(19,146)

The accompanying notes are an integral part of the consolidated financial statements.

iHuman Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollar ("US$"))

		For the year ended December 31,
	Notes	2018	2019	2019
		RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		(17,604)	(275,597)	(39,008)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization		365	597	84
Share-based compensation	12	—	270,541	38,293
Allowance for doubtful accounts	5	116	136	19
Provision for inventories		78	113	16
Changes in operating assets and liabilities:
Accounts receivable		(12,409)	(6,630)	(939)
Amounts due from related parties		—	(867)	(123)
Inventories		4,617	8,850	1,253
Prepayments and other current assets		(3,446)	(8,580)	(1,214)
Other non-current assets		(10)	(2,185)	(309)
Accounts payable		(1,955)	(2,832)	(401)
Amounts due to related parties		1,104	2,326	329
Deferred revenue and customer advances		22,724	43,678	6,182
Accrued expenses and other current liabilities		1,916	13,077	1,851

Net cash (used in) provided by operating activities		(4,504)	42,627	6,033

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, and intangible assets		(529)	(2,391)	(338)

Net cash used in investing activities		(529)	(2,391)	(338)

The accompanying notes are an integral part of the consolidated financial statement.

iHuman Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollar ("US$"))

		For the year ended December 31,
	Notes	2018	2019	2019
		RMB	RMB	US$
CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to Hongen Education	1	(10,886)	(3,099)	(439)
Proceeds from issuance of contingently redeemable ordinary shares	11	—	120,000	16,985
Proceeds received from issuance of shares for share-based awards	12	—	3,441	487
Proceeds from loans from related parties	15	34,700	2,000	283
Repayments of loans from related parties	15	(13,500)	(63,819)	(9,033)

Net cash provided by financing activities		10,314	58,523	8,283

Net change in cash and cash equivalents		5,281	98,759	13,978
Cash and cash equivalents at the beginning of the year		843	6,124	867

Cash and cash equivalents at the end of the year		6,124	104,883	14,845

Supplemental disclosures of cash flow information:
Cash paid for income taxes		—	—	—
Supplemental disclosures of non-cash information:
Consideration for acquisition under common control included in amounts due to related parties	1, 15	—	66,000	9,342

The accompanying notes are an integral part of the consolidated financial statement.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

1. ORGANIZATION, CONSOLIDATION and PRINCIPAL ACTIVITIES

        iHuman Inc. (the "Company") is an exempted company incorporated in the Cayman Islands in September 2019. The Company, its subsidiaries, variable interest entity ("VIE"), and subsidiaries of the VIE are hereinafter collectively referred to as the "Group". The Group is principally engaged in offering an integrated suite of innovative childhood edutainment products and services to individual users and education organizations. The Group generates its revenue from its interactive and self-directed online learning apps (the "Online Business") and from learning materials and smart learning devices (the "Product Business") in the childhood education market in the People's Republic of China (the "PRC").

  Restructuring

        The Group underwent a series of restructurings in 2019 and 2020 to reorganize the Product Business into the Group (the "Onshore Restructuring") and to establish the Company as the parent company and Tianjin Hongen Perfect Future Education Technology Co., Ltd. ("Tianjin Hongen", or the "VIE") as the VIE of the Company (the "Offshore Restructuring"). The Onshore Restructuring and Offshore Restructuring are hereinafter collectively referred to as the "Restructuring".

  Onshore Restructuring

        Tianjin Hongen was established to carry out the Group's Online Business and commenced operations in March 2016. Prior to the Onshore Restructuring, the operation of the Product Business was carried out by Hongen Education & Technology Co., Ltd. and certain of its subsidiaries (collectively, "Hongen Education"). In November 2019, Tianjin Hongen, through its wholly-owned subsidiary Beijing Jinhongen Education Technology Co., Ltd. ("Beijing Jinhongen"), acquired certain operating assets and liabilities relating to the Product Business for a cash consideration of RMB66,000 (US$9,342) from Hongen Education.

        Upon the completion of the Onshore Restructuring, Tianjin Hongen succeeded all of the Product Business of Hongen Education. As Tianjin Hongen and Hongen Education were under common control of Mr. Michael Yufeng Chi (the "Controlling Shareholder") through an act-in-concert agreement with his brother, Mr. Hanfeng Chi, for all the periods presented, the Onshore Restructuring was accounted for in a manner similar to a pooling of interest with acquired assets and liabilities recognized at their historical amount in the consolidated financial statements. Accordingly, the Company retrospectively adjusted its consolidated financial statements to include the related assets, liabilities and operations for all periods presented. The difference between the cash consideration and the net book value of acquired net assets has been accounted for as a distribution to Hongen Education in the consolidated statements of changes in shareholders' deficit.

  Offshore Restructuring

        In September 2019, the Company issued a total of 215,053,763 ordinary shares to the shareholders of Tianjin Hongen as consideration in exchange for their respective equity interests in Tianjin Hongen. In October 2019, the Company incorporated a wholly-owned subsidiary, iHuman Online Limited ("iHuman Online") in Hong Kong, and in November 2019, the Company incorporated another wholly-owned subsidiary, Hongen Perfect Future (Tianjin) Investment Co., Ltd. ("Hongen Investment", or the

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

1. ORGANIZATION, CONSOLIDATION and PRINCIPAL ACTIVITIES (Continued)

  Offshore Restructuring (Continued)

"WFOE") in the PRC. In June 2020, the Company, Hongen Investment, Tianjin Hongen and its registered shareholders entered into a series of contractual agreements (the "Contractual Agreements") pursuant to which the Company became the primary beneficiary of Tianjin Hongen.

        As the Company and Tianjin Hongen were under common control of the Controlling Shareholder, the Offshore Restructuring was also accounted for in a manner similar to a pooling of interest as if the corporate structure of the Company had been in existence since the beginning of the periods presented. Furthermore, the ordinary shares of the Company were recorded at their original issue price, and have been retrospectively presented to reflect the historical equity transactions of the Group.

        The Company's principal subsidiaries, VIE and the VIE's subsidiaries are as follows:

Name	Date of establishment	Place of establishment	Percentage of equity interest attributable to the Company	Principal activities
Subsidiaries
iHuman Online	October 2, 2019	HK	100%	Investment holding
Hongen Investment	November 11, 2019	PRC	100%	Management and technical consulting
Variable interest entity:
Tianjin Hongen	March 30, 2016	PRC	Nil	Education services
Subsidiaries of the VIE:
Beijing Hongen Perfect Future Education Technology Co., Ltd.	July 1, 2016	PRC	Nil	Education services
Tianjin Hongen Perfect Technology Development Co., Ltd.	August 26, 2019	PRC	Nil	Education services
Beijing Jinhongen	September 4, 2019	PRC	Nil	Education services and sales of learning materials and devices

        To comply with PRC laws and regulations which has certain limitation of foreign control of companies that engage in value-added telecommunication services and certain other businesses, the Group primarily conducts its business in the PRC through its VIE and the VIE's subsidiaries. The equity interests of the VIE are legally held by the PRC shareholders (the "Nominee Shareholders"). Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between the Company and the VIE through the Company's effective control of the VIE through the Contractual Agreements. Through the Contractual Agreements, the Nominee Shareholders effectively

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

1. ORGANIZATION, CONSOLIDATION and PRINCIPAL ACTIVITIES (Continued)

  Offshore Restructuring (Continued)

assigned all of their voting rights underlying their equity interests in the VIE to the WFOE, who immediately assigned the voting rights underlying their equity interests in the VIE to the Company. Therefore, the Company has the power to direct the activities of the VIE that most significantly impact its economic performance. The Company also has the ability and obligation to absorb substantially all of the profits and all the expected losses of the VIE that potentially could be significant to the VIE. Based on the above, the Company consolidates the VIE in accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification ("ASC") 810, Consolidation ("ASC 810").

        The following is a summary of the Contractual Agreements:

  Powers of Attorneys

        Pursuant to the powers of attorneys executed by the Nominee Shareholders, the Nominee Shareholders agreed to entrust to Hongen Investment an irrevocable proxy to exercise all of their rights as shareholders of Tianjin Hongen, the VIE, and to approve, on behalf of the Nominee Shareholders, all related legal documents pertinent to the exercise of their rights in their capacity as the shareholders of Tianjin Hongen. Hongen Investment is also entitled to transfer or assign its voting rights to any other person or entity at its own discretion and without giving prior notice to the Nominee Shareholders or obtaining their consent. The powers of attorneys remains valid until the exclusive management services and business cooperation agreement expires or terminates.

  Exclusive Call Option Agreement

        Pursuant to the exclusive call option agreement among Hongen Investment, Tianjin Hongen and its Nominee Shareholders, the Nominee Shareholders irrevocably granted Hongen Investment or its designee(s) an exclusive call option to purchase, when and to the extent permitted under PRC laws, all or part of the equity interests in Tianjin Hongen. Hongen Investment has the sole discretion to decide when to exercise the option, whether in part or full. The exercise price of the call option to purchase all or part of the equity interests in Tianjin Hongen or assets held by Tianjin Hongen will be the minimum amount of consideration permitted under the then-applicable PRC laws. Without the prior consent of Hongen Investment, Tianjin Hongen and its Nominee Shareholders shall not: (i) amend the articles of association, (ii) increase or decrease the registered capital, (iii) sell or otherwise dispose of their assets or beneficial interest, (iv) create or allow any encumbrance on their assets or other beneficial interests, (v) extend any loans to third parties, (vi) enter into any material contracts (except those contracts entered into in the ordinary course of business), (vii) merge with or acquire any other persons or make any investments, or (viii) distribute dividends to their shareholders. The exclusive call option agreement will remain in effect until all the equity interests held by Nominee Shareholders or the assets held by Tianjin Hongen are transferred to Hongen Investment or its designee(s). Hongen Investment may terminate the exclusive call option agreement at its sole discretion, whereas under no circumstances may Tianjin Hongen or its Nominee Shareholders terminate this agreement. Any proceeds received by the Nominee Shareholders from the exercise of the option and distribution of profits or dividends, shall be remitted to Hongen Investment or its designee(s), to the extent permitted under PRC laws.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

1. ORGANIZATION, CONSOLIDATION and PRINCIPAL ACTIVITIES (Continued)

  Exclusive Management Services and Business Cooperation Agreement

        Pursuant to the exclusive management services and business cooperation agreement between Hongen Investment, Tianjin Hongen and the Nominee Shareholders, Hongen Investment has the exclusive right to provide technical and consulting services to Tianjin Hongen and its subsidiaries related to the education business, including but not limited to education management consultancy services, permission of intellectual property rights, technical support and business support. Without the prior written consent of Hongen Investment, Tianjin Hongen may not accept any services subject to this exclusive management services and business cooperation agreement from any third party, while Hongen Investment has the right to designate any party to provide such services. In return, Tianjin Hongen agrees to pay a service fee to Hongen Investment. Hongen Investment has the right to unilaterally adjust the service fee. The exclusive management services and business cooperation agreement is effective within the operating period of Tianjin Hongen. Hongen Investment may terminate this agreement unilaterally, whereas under no circumstances can the Tianjin Hongen and the Nominee Shareholders terminate this agreement.

  Equity Interest Pledge Agreement

        Under the equity interest pledge agreement among Hongen Investment, Tianjin Hongen and its Nominee Shareholders, the Nominee Shareholders have pledged all of their equity interests in Tianjin Hongen to Hongen Investment to guarantee the performance of Tianjin Hongen and their obligations under the Contractual Agreements described above. During the term of the equity interest pledge agreement, Hongen Investment has the right to receive all of Tianjin Hongen's dividends and profits distributed on the pledged equity. In the event of a breach by Tianjin Hongen or any of its Nominee Shareholders of the contractual obligations under the equity interest pledge agreement, Hongen Investment or its designee(s), as pledgee, will have the right to purchase, auction or sell all or part of the pledged equity interests in Tianjin Hongen and will have priority in receiving the proceeds from such disposal. Tianjin Hongen and its Nominee Shareholders, undertake that, without the prior written consent of Hongen Investment, they will not transfer, create or allow any encumbrance on the pledged equity interests. The equity interest pledge agreement will be valid until Tianjin Hongen and its Nominee Shareholders fulfill all contractual obligations under the Contractual Agreements.

  Financial Support Letter

        Pursuant to the financial support letter, the Company is obligated and hereby undertakes to provide unlimited financial support to Tianjin Hongen, to the extent permissible under the applicable PRC laws and regulations. The Company agrees to forego the right to seek repayment in the event if Tianjin Hongen is unable to repay such funding.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

1. ORGANIZATION, CONSOLIDATION and PRINCIPAL ACTIVITIES (Continued)

  Resolution of the Company's board of directors

        The Company's board of directors resolved that the rights under the powers of attorneys and the exclusive call option agreement were assigned to any officer authorized by the Company's board of directors.

        In the opinion of the Company's legal counsel, (i) the ownership structures of the VIE and WFOE, both currently and immediately after giving effect to the initial public offering ("IPO"), are not in violation of applicable PRC laws and regulations currently in effect; and (ii) the Contractual Agreements are valid, binding and enforceable, and will not result in any violation of applicable PRC laws and regulations currently in effect; (iii) the financial support letter issued by the Company to the VIE, and the resolutions are valid in accordance with the articles of association of the Company.

        However, uncertainties in the PRC legal system could cause relevant regulatory authorities to find the current Contractual Agreements and businesses to be in violation of any existing or future PRC laws or regulations and could limit the Company's ability to enforce its rights under these Contractual Agreements. Furthermore, the Nominee Shareholders of the VIE may have interests that are different from those of the Company, which could potentially increase the risk that they would seek to act contrary to the terms of the Contractual Agreements with the VIE. In addition, if the Nominee Shareholders will not remain the shareholders of the VIE, breach, or cause the VIE to breach, or refuse to renew, the existing Contractual Agreements the Company has with them and the VIE, the Company may not be able to effectively control the VIE and receive economic benefits from it, which may result in deconsolidation of the VIE.

        In addition, if the current structure or any of the Contractual Agreements were found to be in violation of any existing or future PRC laws or regulations, the Company may be subject to penalties, including but not be limited to, revocation of business and operating licenses, discontinuing or restricting business operations, restricting the Company's right to collect revenues, temporary or permanent blocking of the Company's internet platforms, restructuring of the Company's operations, imposition of additional conditions or requirements with which the Company may not be able to comply, or other regulatory or enforcement actions against the Company.

        As there were no material operations conducted by the Company, iHuman Online and Hongen Investment for the years ended December 31, 2018 and 2019, the assets, liabilities, results of operations and cash flows of the VIE and its subsidiaries are substantially the same as presented in the Group's consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows as of and for the years ended December 31, 2018 and 2019. The VIE and its subsidiaries contributed 100% of the Group's consolidated revenue for the years ended December 31, 2018 and 2019.

        As of December 31, 2019, there were no pledge or collateralization of the VIE and its subsidiaries' assets that can only be used to settle their obligations. All liabilities of the VIE and its subsidiaries are without recourse to the Company.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

        The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

  Principles of consolidation

        The consolidated financial statements of the Group include the financial statements of the Company, its subsidiaries, the VIE and the VIE's subsidiaries for which the Company is the primary beneficiary. All significant intercompany balances and transactions have been eliminated upon consolidation.

  Liquidity

        As of December 31, 2018 and 2019, the Group had net current liabilities of RMB65,009 and RMB19,702 (US$2,789), respectively. The Group had RMB42,627 (US$6,033) of net cash generated from operating activities for the year ended December 31, 2019, and RMB104,883 (US$14,845) of cash and cash equivalents as of December 31, 2019. The Group believes that it will meet its working capital requirements and repay liabilities as they become due through operating cash flows and additional financing.

  Use of estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions reflected in the Group's consolidated financial statements include, but are not limited to, allowance for doubtful accounts, reserve for inventories, fair value of financial instruments, useful lives of long-lived assets, impairment of long-lived assets, realization of deferred tax assets, expected contract period for indefinite term subscriptions, return allowances and share-based compensation. The results of the Product Business are determined by using a combination of specific identification of revenues and certain costs as well as a reasonable allocation of the remaining costs using applicable cost drivers where specific identification is not determinable. Management bases the estimates on historical experience and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could materially differ from those estimates.

  Convenience translation

        Amounts in U.S. dollars are presented for the convenience of the reader and are translated at the noon buying rate of RMB7.0651 per US$1.00 on June 30, 2020 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Foreign currency

        The Group's financial information is presented in Renminbi ("RMB"). The functional currency of the Company and its subsidiary in Hong Kong is U.S. dollars ("US$"). The functional currency of WFOE, the VIE and subsidiaries of the VIE located in the PRC is RMB.

        Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains and losses are included in the consolidated statements of comprehensive loss.

        The Group uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in "Accumulated other comprehensive income", a component of shareholders' deficit. No translation differences were recorded as of December 31, 2018 and 2019.

  Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand, time deposits and highly liquid investments placed with banks which are unrestricted as to withdrawal or use and have original maturities of less than three months.

  Accounts receivable and allowance for doubtful accounts

        Accounts receivable represents uncollected payments from customers for (i) completed transactions where customer payments settled by mobile app stores and third-party online channels but not yet remitted to the Group, or (ii) completed shipments where the Group charges customers and payment has not been received. Accounts receivable are carried at net realizable value. An allowance for doubtful accounts is recorded when collection of the full amount is no longer probable. In evaluating the collectability of receivable balances, the Group considers specific evidence including the aging of the receivable, the customer's payment history, its current credit-worthiness and current economic trends. Accounts receivable are written off when deemed uncollectible.

  Inventories, net

        Inventories primarily consisting of products available for sale are stated at the lower of cost or net realizable value. Cost of inventory is determined using the weighted average cost method. Inventory reserve is recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged goods, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. Write downs are recorded in cost of revenues in the consolidated statements of comprehensive loss.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Inventories, net (Continued)

        As of December 31, 2018 and 2019, the Group had inventories cost of RMB30,592 and RMB21,742 (US$3,077), and the related inventory reserve was RMB964 and RMB1,077 (US$152), respectively.

  Property and equipment, net

        Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated Useful Life
Electronic equipment	4 years

        Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterments that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

  Intangible assets, net

        Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets with finite useful lives are amortized using a straight-line method of amortization that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The estimated useful life for the intangible assets is as follows:

Category	Estimated Useful Life
Copyrights	5 years

  Impairment of long-lived assets

        The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. For all periods presented, there was no impairment of any of the Group's long-lived assets.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Segment reporting

        In accordance with ASC 280-10, Segment Reporting: Overall ("ASC 280"), operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group's chief operating decision makers ("CODM") in deciding how to allocate resources and assess performance. After the acquisition of the Product Business under common control, the Group began to integrate the Online Business with the Product Business which creates significant synergies across various aspects of the Group' business operations. The Group's CODM has been identified as the Chief Executive Officer who reviews the consolidated results of operations when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one operating segment. The Group does not distinguish between markets or segments for purposes of internal reporting. The majority of the Group's revenues for the years ended December 31, 2018 and 2019 were generated from the PRC. As of December 31, 2018 and 2019, all of the long-lived assets of the Group are located in the PRC, and therefore, no geographical segments are presented.

  Revenue recognition

        Effective January 1, 2018, the Group elected to early adopt the requirements of ASC 606, Revenue from Contracts with Customers ("ASC 606") using the full retrospective method. The Group applies the five-step model outlined in ASC 606. The Group accounts for a contract when it has approval and commitment from the customer, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. The adoption of ASC 606 did not have a material impact on the Group's accumulated deficit balance as of January 1, 2018.

        The Group has elected to exclude from revenue sales taxes and other similar taxes that are both imposed on and are concurrent with revenue producing transactions. Therefore, revenues are recognized net of value added taxes ("VAT").

  Learning services

        The majority of the Group's learning service revenue is generated from non-cancellable subscriptions on its various online learning applications.

        The non-cancellable subscription contracts provide customers the access to hosted software over a contract term without the customer taking possession of the content software. Subscription revenue is recognized ratably over the contract period as the performance obligation is satisfied. The learning subscription services are sold in short term periods, typically no more than 12 months. Certain content-based learning subscription have contracts with no fixed duration and are marketed as indefinite term subscriptions. For these indefinite term subscriptions, the Group estimates the expected contract period based on historical usage patterns and recognizes related revenue over the expected contract period.

        The Group also offers its customers to purchase specified completed digital contents on certain learning applications. The completed digital contents can be downloaded and used offline indefinitely.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Revenue recognition (Continued)

Therefore, customers take possession of these contents, and revenues from sales of completed digital content is recognized at a point in time when the content is made available for the customer's use.

  Learning materials and devices

        The Group sells learning materials and smart learning devices to individual users, education organizations and distributors. Revenue from learning materials and devices is recognized when control of the promised goods is transferred to the customer, at an amount that reflects the consideration the Group expects to be entitled to in exchange for the goods.

        The Group offers certain customers with rights of return. These rights are accounted for as variable consideration when estimating the amount of revenue to be recognized by utilizing expected value method. As of December 31, 2018 and 2019, the liabilities for return allowances and rights to recover products from customers associated with the Group's liabilities for return allowances were not material.

  Deferred revenue and customer advances

        Timing of revenue recognition may differ from the timing of invoicing to customers and cash collection. For certain revenue contracts, customers are required to pay before the services and goods are delivered to the customer. The Group recognizes the excess of payments received as compared to the recognized revenue as deferred revenue or customer advances, which primarily consist of unearned revenue related to subscription services which is recognized ratably over the subscription period, and advanced payments received from customers for goods to be delivered and services to be provided.

        Payment terms and conditions vary by contract type and customer. For the learning services and sales of learning materials and devices to individual users, immediate payment upon purchase is required. Payments made through certain third-party payment service providers are collected on a real time basis, and payments made through mobile app stores and other third party online channels are generally collected within 60 days. For sales of learning materials and devices to education organizations and distributors, payment terms generally require advanced payments or payment within 60 days. In instances where the timing of revenue recognition differs from the timing of payment, the Group has determined that its contracts do not include a significant financing component.

  Practical expedients

        The Group has utilized the practical expedient available under ASC 606-10-50-14 to not to disclose information about its remaining performance obligations because the Group's contracts with customers generally have an expected duration of no more than one year.

  Assets recognized from costs to obtain a contract with a customer:

        The Group has determined that certain costs, primarily channel costs associated with sales made in mobile app stores, meet the requirements to be capitalized as costs of obtaining contracts. The Group recognizes an asset for these costs incurred for non-cancellable subscription contracts in "Prepayments and other current assets" in the consolidated balance sheets. The amortization of these costs over the applicable subscription term are included in cost of revenues.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Cost of revenues

        Cost of revenues primarily includes costs incurred to support and maintain online learning apps including channel costs, product costs, freight, rental costs, salaries and benefits for employees directly involved in revenue generation activities.

  Research and development expenses

        Research and development expenses primarily consist of salaries, benefits and share-based compensation for research and development personnel, and third-party outsourcing service provider costs. The Group expenses research and development costs as they are incurred.

  Advertising expenditures

        Advertising costs are expensed when incurred and are included in sales and marketing expenses in the consolidated statements of comprehensive loss. The advertising expenses were RMB3,015 and RMB4,593 (US$650) for the years ended December 31, 2018 and 2019, respectively.

  Employee benefit expenses

        All eligible employees of the Group in the PRC are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Group is required to accrue for these benefits based on certain percentages of the qualified employees' salaries and to make contributions to the plans out of the amounts accrued. The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Group's obligations are limited to the amounts contributed. The Group recorded employee benefit expenses of RMB14,503 and RMB22,107 (US$3,129) for the years ended December 31, 2018 and 2019, respectively.

        The Group has no further payment obligations once the contributions have been paid.

  Share-based compensation

        The Groups applies ASC 718, Compensation—Stock Compensation ("ASC 718"), to account for its employee share-based payments. In accordance with ASC 718, the Group determines whether an award should be accounted for as a liability award or equity award. All the Group's share-based awards to employees were classified as equity awards and are recognized in the consolidated financial statements based on their grant date fair values.

        The Group early adopted ASU No. 2018-7, Compensation—Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting ("ASU 2018-7") on January 1, 2018 and applies ASC 718 to account for share-based payments for acquiring goods and services from non-employees at grant date fair value.

        The Group has elected to recognize share-based compensation using the accelerated method, for all share-based awards granted with graded vesting or cliff vesting based on service conditions and performance conditions and only if performance-based conditions are considered probable to be

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Share-based compensation (Continued)

satisfied. The Group has early adopted ASU No. 2016-09, Compensation—Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting on January 1, 2018 and elected to account for forfeitures as they occur. The Group, with the assistance of an independent valuation firm, determined the fair value of the share options.

  Leases

        Each lease is classified at the inception date as either a capital lease or an operating lease. Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of comprehensive loss on a straight-line basis over the lease periods. The Group had no capital lease for any of the periods presented.

  Income taxes

        The Group follows the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes ("ASC 740"). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

        The Group accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties arising from underpayment of income taxes shall be computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest and penalties recognized in accordance with ASC 740 are classified in the consolidated statements of comprehensive loss as income tax expense.

        In accordance with the provisions of ASC 740, the Group recognizes in its consolidated financial statements the impact of a tax position if a tax return position or future tax position is "more likely than not" to prevail based on the facts and technical merits of the position. Tax positions that meet the "more likely than not" recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group's estimated liability for unrecognized tax benefits, if any, will be recorded in the "other non-current liabilities" in the accompanying consolidated financial statements is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The actual benefits ultimately realized may differ from the Group's estimates. As each audit is concluded, adjustments, if any, are recorded in the Group's consolidated financial statements. Additionally, in future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Income taxes (Continued)

measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur.

  Loss per share

        In accordance with ASC 260, Earnings Per Share, basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net loss is allocated between ordinary shares and other participating securities based on their participating rights. The Company's contingently redeemable ordinary shares are participating securities. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Company is in a net loss position and the participating securities do not have contractual rights and obligations to share in the losses of the Company.

        Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of the contingently redeemable ordinary shares using the if-converted method; and ordinary shares issuable upon the exercise of share options, using the treasury stock method. Ordinary share equivalents are excluded from the computation of diluted per share if their effects would be anti-dilutive. Share options with performance conditions are considered contingently issuable shares and are included in the computation of diluted loss per share to the extent that the performance conditions are met such that the ordinary shares will be issued at the end of the reporting period, assuming it was the end of the contingency period.

  Unaudited pro forma shareholders' equity and loss per share

        Pursuant to the Company's shareholder agreement with the holder of contingently redeemable ordinary shares, upon a firm commitment underwritten initial public offering of the ordinary shares and the listing of such shares (or securities representing such shares) for trading on an internationally recognized stock exchange, which has an offering price per share that results in a pre-money market capitalization of the Company at no less than RMB3,200,000 on a fully-diluted basis immediately upon the consummation of the initial public offering (the "Qualified IPO"), the preferential rights associated with the contingently redeemable ordinary shares will automatically be terminated and the contingently redeemable ordinary shares will be redesignated into ordinary shares. Unaudited pro forma shareholders' deficit as of December 31, 2019, as adjusted for the redesignation of contingently redeemable ordinary shares and its corresponding reclassification from mezzanine equity to permanent equity, is set forth on the consolidated balance sheets.

        The unaudited pro forma net loss per ordinary share is computed using the weighted-average number of ordinary shares outstanding as of December 31, 2019, and assumes the automatic redesignation of the contingently redeemable ordinary shares upon the closing of the Company's Qualified IPO, as if it had occurred on January 1, 2019.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Fair value measurements

        Financial instruments of the Group primarily include cash and cash equivalents, accounts receivable, amounts due from and due to related parties, accounts payable, certain other current and non-current assets and liabilities, and contingently redeemable ordinary shares. The Group applies ASC 820, Fair Value Measurements and Disclosures ("ASC 820"), in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement. The contingently redeemable ordinary shares were initially recorded at issue price net of issuance costs. As it relates to the contingently redeemable ordinary shares, the Group recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the contingently redeemable ordinary shares to equal the redemption value at the end of each reporting period. The carrying values of the remaining financial instruments approximate their fair values due to their short-term maturities.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        There were no assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 and 2019.

  Recent accounting pronouncements

        The Group is an emerging growth company ("EGC") as defined by the Jumpstart Our Business Startups Act ("JOBS Act"). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group elected to take advantage of the extended transition periods. However, this election will not apply should the Group cease to be classified as an EGC.

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02"). ASU 2016-02 modifies existing guidance for off-balance sheet treatment of a lessees' operating leases by requiring lessees to recognize lease assets and lease liabilities. Under ASU 2016-02, lessor accounting is

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Recent accounting pronouncements (Continued)

largely unchanged. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU No 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, and private companies that have not yet issued (or made available for issuance) financial statements are now required to adopt the new leases standard for annual reporting periods beginning after December 15, 2021 and interim reporting periods in annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Group will adopt ASU 2016-02 on January 1, 2020 using the modified retrospective method and will not restate comparable periods. The Group is currently evaluating the impact on its consolidated financial statements of adopting this guidance. The Group currently believes the most significant change will be related to the recognition of right-of-use assets and operating lease liabilities on the consolidated balance sheets upon adoption, which will increase total assets and liabilities.

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. The standard will replace the "incurred loss" approach with an "expected loss" model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. For U.S. SEC filers that are not smaller reporting companies, ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Group is currently evaluating the impact on the consolidated financial statements of adopting this guidance.

        In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The update eliminates, modifies, and adds certain disclosure requirements for fair value measurements. This update is effective in fiscal years, including interim periods, beginning after December 15, 2019, and early adoption is permitted. The added disclosure requirements and the modified disclosure on the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented. The Group is currently evaluating the impact on its consolidated financial statements of adopting this guidance.

        In December 2019 the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes. This update eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance is effective for public business entities (PBEs) for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Group is currently evaluating the impact on its consolidated financial statements of adopting this guidance.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

3. CONCENTRATION OF RISKS

  Business, customer, political, social and economic risks

        The Group participates in a dynamic and competitive high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Group's future financial position, results of operations or cash flows: changes in the overall demand for services; competitive pressures due to existing competitors; and new trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; regulatory considerations; and risks associated with the Group's ability to attract and retain employees necessary to support its growth. The Group's operations could be adversely affected by significant political, economic and social uncertainties in the PRC.

        The Group did not have customers accounted for more than 10% of the total revenue for the years ended December 31, 2018 and 2019.

  Concentration of credit risk

        Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. The Group expects that there is no significant credit risk associated with cash and cash equivalents, which were held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries, the VIE and subsidiaries of the VIE are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

        Accounts receivable are typically unsecured and denominated in RMB. Accounts receivable primarily comprise of net cash to be collected from reputable mobile app stores, third-party online channels, education organizations and distributors. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

  Currency convertibility risk

        The Group transacts a majority of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China ("PBOC"). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into U.S. dollar or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts. Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

3. CONCENTRATION OF RISKS (Continued)

  Foreign currency exchange rate risk

        From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. For RMB against U.S. dollar, there was depreciation of approximately 5.5% and 1.3% during the year ended December 31, 2018 and 2019, respectively. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. To the extent that the Group needs to convert U.S. dollar into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Group would receive from the conversion. Conversely, if the Group decides to convert RMB into U.S. dollar for the purpose of making payments for dividends on ordinary shares, strategic acquisitions or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Group. In addition, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of the Group's earnings or losses.

4. REVENUE AND DEFERRED REVENUE

        The following table presents the Group's revenues from contracts with customers disaggregated by material revenue category:

	For the year ended December 31,
	2018	2019	2019
	RMB	RMB	US$
Learning services:
Recognized over time	20,805	106,163	15,027
Recognized at a point in time	1,205	1,246	176

	22,010	107,409	15,203

Learning materials and devices recognized at a point in time	109,857	111,247	15,746

Total revenues	131,867	218,656	30,949

  Contract cost

        Deferred channel costs were recorded under "Prepayment and other current assets" (Note 6). For the year ended December 31, 2018 and 2019, the Group recognized RMB4,991 and RMB22,381 (US$3,168), respectively, of amortization of deferred channel costs as "Cost of revenues". There was no impairment recognized to the deferred channel costs during the years ended December 31, 2018 and 2019.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

4. REVENUE AND DEFERRED REVENUE (Continued)

  Deferred revenue and customer advances

        Deferred revenue and customer advances primarily consist of deferred revenue from learning services and advanced consideration received from customers for the sales of learning materials and devices, which are recognized as contract liability until products are delivered and services are provided to the customer.

        Revenue recognized during the year ended December 31, 2019 that was included in the deferred revenue and customer advances balance of RMB21,053 at January 1, 2019 was RMB20,887 (US$2,956).

5. ACCOUNTS RECEIVABLE

	As of December 31,
	2018	2019	2019
	RMB	RMB	US$
Accounts receivable	13,804	20,434	2,893
Allowance for doubtful accounts	(180)	(316)	(45)

Accounts receivable, net	13,624	20,118	2,848

        The movements in the allowance for doubtful accounts were as follows:

	For the year ended December 31,
	2018	2019	2019
	RMB	RMB	US$
Balance at beginning of the year	64	180	26
Provisions	116	136	19

Balance at end of the year	180	316	45

6. PREPAYMENTS AND OTHER CURRENT ASSETS

	As of December 31,
	2018	2019	2019
	RMB	RMB	US$
Deferred channel costs	4,213	12,890	1,824
Advances to suppliers	1,511	627	89
Prepaid expenses	313	369	52
Prepaid taxes	—	2,069	293
Others	1,912	574	81

	7,949	16,529	2,339

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

7. PROPERTY AND EQUIPMENT

	As of December 31,
	2018	2019	2019
	RMB	RMB	US$
Electronic equipment	1,192	3,530	500
Less: accumulated depreciation	(532)	(1,043)	(148)

Property and equipment, net	660	2,487	352

        Depreciation expense for the years ended December 31, 2018 and 2019 was RMB305 and RMB511 (US$72), respectively.

8. INTANGIBLE ASSETS

	As of December 31,
	2018	2019	2019
	RMB	RMB	US$
Copyrights	167	167	24
Less: accumulated amortization	(31)	(64)	(9)

Intangible, net	136	103	15

        The Group recorded amortization expense of RMB60 and RMB86 (US$12) for the years ended December 31, 2018 and 2019, respectively. As of December 31, 2019, estimated amortization expense of the existing intangible assets for each of the next five years is RMB33, RMB33, RMB33, RMB4 and nil, respectively.

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2018	2019	2019
	RMB	RMB	US$
Payroll payable	12,956	23,087	3,267
Accrued expenses	3,380	4,036	571
Other tax and surcharges payable	1,701	3,197	453
Others	86	880	125

	18,123	31,200	4,416

10. TAXATION

  Cayman Islands

        Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

10. TAXATION (Continued)

  Hong Kong

        iHuman Online is incorporated in Hong Kong and is subject to Hong Kong Profits Tax, which is currently imposed at the rate of 16.5%, with half-rate of 8.25% that may be applied for the first HK$2 million of assessable profits for years of assessment beginning on or after April 1, 2018. No provision for Hong Kong profits tax was made in the consolidated financial statements as iHuman Online had no assessable income for any of the periods presented.

  PRC

        In accordance with the Enterprise Income Tax law (the "EIT Law") effective since January 1, 2008, WFOE, VIE and VIE's subsidiaries in the PRC are subject to the statutory income tax rate of 25%, except for Beijing Jinhongen, subject to the applicable tax rate of 20% in 2019. In 2019, Beijing Jinhongen was qualified for the requirements of small and micro-sized enterprise, and it would be eligible for 75% reduction for its first RMB1,000 of annual taxable income, and 50% of reduction for its annual taxable income between RMB1,000 and RMB3,000.

        Dividends, interests, rent or royalties payable by the Company's PRC subsidiaries, to non-PRC resident enterprises, and proceeds from any such non-resident enterprise investor's disposition of assets (after deducting the net value of such assets) shall be subject to 10% withholding tax, unless the respective non-PRC resident enterprise's jurisdiction of incorporation has a tax treaty or arrangements with China that provides for a reduced withholding tax rate or an exemption from withholding tax. The current and deferred components of income tax expense appearing in the consolidated statements of comprehensive loss are as follows:

	For the year ended December 31,
	2018	2019	2019
	RMB	RMB	US$
Current income tax expenses	1,610	1,364	193
Deferred income tax expenses	—	—	—

Total income tax expenses	1,610	1,364	193

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

10. TAXATION (Continued)

        A reconciliation of the differences between the statutory tax rate and the effective tax rate for enterprise income tax is as follows:

	For the year ended December 31,
	2018	2019	2019
	RMB	RMB	US$
Loss before income tax	(15,994)	(274,233)	(38,815)
Income tax computed at the PRC statutory tax rate of 25%	(3,999)	(68,558)	(9,704)
Research and development super-deduction	(9,596)	(8,774)	(1,242)
Shared-based compensation expenses	—	67,635	9,573
Non-deductible expenses	56	554	79
Change in valuation allowance	15,148	10,342	1,464
Others	1	165	23

Income tax expenses	1,610	1,364	193

        Income tax expense related to the Product Business is included in above effective tax rate reconciliation, in particular, deferred tax items not preserved due to Onshore Restructuring are included in above "valuation allowance" in the amounts of RMB1,340 and RMB(924) (US$(131)) for the years ended December 31, 2018 and 2019, respectively.

  Deferred tax

        The significant components of the Group's deferred tax assets are as follows:

	As of December 31,
	2018	2019	2019
	RMB	RMB	US$
Deferred tax assets
Tax loss carry forward	23,417	25,830	3,656
Deferred revenue and customer advances	4,210	13,001	1,840
Others	—	62	9
Less: Valuation allowance	(27,627)	(38,893)	(5,505)

Deferred tax assets, net	—	—	—

        The Company operates through its WFOE, VIE and the VIE's subsidiaries and valuation allowance is considered on an individual entity basis. The Group recorded valuation allowance against deferred tax assets of those entities that were in a three year cumulative financial loss as of December 31, 2018 and 2019. In making such determination, the Company also evaluated a variety of factors including the Company's operating history, accumulated deficit, forecasting profits, existence of taxable temporary differences and reversal periods.

        As of December 31, 2019, the Group had taxable losses of approximately RMB103,319 (US$14,624) mainly deriving from entities in the PRC. The tax losses in the PRC can be carried

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

10. TAXATION (Continued)

  Deferred tax (Continued)

forward for five years to offset future taxable profit. The tax losses of entities in the PRC will begin to expire in 2022, if not utilized.

  Unrecognized Tax Benefit

        The Group evaluated its income tax uncertainty under ASC 740. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group elects to classify interest and penalties related to an uncertain tax position, if and when required, as part of income tax expense in the consolidated statements of comprehensive loss. As of and for the years ended December 31, 2018 and 2019, there were no significant impact from tax uncertainties on the Group's financial position and result of operations. The Group does not expect the amount of unrecognized tax benefits would increase significantly in the next 12 months.

        In general, the PRC tax authority has up to five years to conduct examinations of the tax filings. Accordingly, as of December 31, 2019, the tax years ended December 31, 2016 through period ended as of the reporting date for the Company's PRC entities remain open to examination by the PRC tax authorities.

11. CONTINGENTLY REDEEMABLE ORDINARY SHARES

        On December 6, 2019, the Group issued 11,318,619 contingently redeemable ordinary shares with preferential rights (the "Contingently Redeemable Ordinary Shares") to a third-party investor (the "Investor Shareholder"), of which RMB120,000 (US$16,985) and RMB40,000 (US$5,662) were received on December 6, 2019 and May 18, 2020, respectively.

        The key features of the Contingently Redeemable Ordinary Shares are summarized as follows:

  Dividends

        The Investor Shareholder is entitled to receive dividends when and if declared by the Board of Directors, without preference on the ordinary shares or any other classes of shares of the Company.

  Voting Rights

        The Investor Shareholder is entitled to the number of votes equal to the number of the ordinary shares. The Investor Shareholder shall vote together with other ordinary shareholders, with respect to any matter upon which ordinary shareholders have the right to vote.

  Liquidation Preference

        In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Investor Shareholder shall be entitled to receive an amount equal to the sum of the issuance price of the Contingently Redeemable Ordinary Shares for each outstanding Contingently

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

11. CONTINGENTLY REDEEMABLE ORDINARY SHARES (Continued)

Redeemable Ordinary Share, plus all declared but unpaid dividends, before distributions are made to the ordinary shareholders.

  Redemption

        The Contingently Redeemable Ordinary Shares are subject to redemption by the Company at the option of the holder upon the Company's failure to complete the Qualified IPO before December 6, 2024 and the occurrence of certain events as specified in the shareholder agreement. The redemption price shall be equal to original issuance price and a return at the simple non-compounded rate of 10% per annum calculated from the date of the actual issuance of such Contingently Redeemable Ordinary Shares to the date on which such Contingently Redeemable Ordinary Shares are redeemed, plus all declared but unpaid dividends.

        The liquidation preference and redemption right as well as other rights including preemptive rights, right of first refusal and etc. will be automatically terminated upon the completion of the Qualified IPO. The Company considered such termination a conversion feature in substance.

  Accounting for Contingently Redeemable Ordinary Shares

        The Contingently Redeemable Ordinary Shares are classified as mezzanine equity as they may be redeemed at the option of the holder on or after an agreed upon date outside the sole control of the Company. The Company uses the whole instrument approach to determine whether the nature of the host contract in a hybrid instrument is more akin to debt or to equity. The Company evaluated the embedded conversion features to determine if there were any embedded derivatives required bifurcation and to determine if there were any beneficial conversion features ("BCF"). On the commitment date, there is no BCF to be recognized because the most favorable conversion price used to measure the BCF of the Contingently Redeemable Ordinary Shares was higher than the fair value per ordinary share. The Company determined the fair value of ordinary shares with the assistance of an independent valuation firm. There are no embedded derivatives that are required to be bifurcated because the underlying ordinary shares are not publicly traded nor readily convertible into cash.

        The Company concluded that Contingently Redeemable Ordinary Shares are not redeemable currently, but it is probable to become redeemable. The Company chose to recognize changes in the redemption value immediately as they occur and adjusted the carrying amount of the Contingently Redeemable Ordinary Shares to equal the redemption value at the end of each reporting period. An accretion charge of RMB821 (US$116) was recorded as an increase to the net loss attributable to ordinary shareholders for the year ended December 31, 2019.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

11. CONTINGENTLY REDEEMABLE ORDINARY SHARES (Continued)

        The movement in the carrying value of the Contingently Redeemable Ordinary Shares is as follows:

RMB
Balance as of January 1, 2019	—
Proceeds from the Investor Shareholder, net of issuance cost of nil	120,000
Accretion to redemption value	821

Balance as of December 31, 2019	120,821

Balance as of December 31, 2019 (US$)	17,101

12. SHARE-BASED PAYMENTS

  Share incentive plan

        In January 2019, the Group adopted a share incentive plan for the purpose of providing incentives and rewards to the Group's directors, employees and consultants. As part of the Restructuring, the outstanding options were carried over on a one-for-one basis for the options under the Company's share incentive plan (the "Share Incentive Plan") with identical terms and conditions. Under the Share Incentive Plan, a total of 19,684,555 ordinary shares of the Company were reserved. The options granted under the Share Incentive Plan have a contractual term of 10 years.

        The options granted are accounted for as equity awards and contain both service and performance vesting conditions. The options generally vest in several installments over certain service periods, subject to certain specified performance targets. In addition, all options granted will not be exercisable until the closing of an IPO and the lapse of the applicable lock-up periods after such IPO. The Company records shared-based compensation expense for options with performance conditions using an accelerated method over the requisite service period only if performance conditions are considered probable to be satisfied. As of December 31, 2019, the Company has not recognized shared-based compensation expense for the options because the IPO is a performance condition that is not considered probable until it occurs.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

12. SHARE-BASED PAYMENTS (Continued)

  Share incentive plan (Continued)

        A summary of the option activities under the Share Incentive Plan is stated below:

	Number of options	Weighted- average Exercise price	Weighted- average grant-date fair value	Weighted- average remaining contractual term	Aggregate intrinsic value
		US$	US$	Years	US$
Outstanding, January 1, 2019	—	—	—	—	—
Granted	4,882,343	0.50	0.65	9.15	6,990
Forfeited	—	—	—	—	—
Exercised	—	—	—	—	—

Outstanding, December 31, 2019	4,882,343	0.50	0.65	9.15	6,990

Vested and expected to vest at December 31, 2019	—

Exercisable at December 31, 2019	—

        The aggregate intrinsic value in the table above represents the difference between the fair value of the Group's ordinary share as of December 31, 2019 and the options' respective exercise price. The total intrinsic value of options exercised was RMB nil (US$ nil) during the year ended December 31, 2019. As of December 31, 2019, total unrecognized share-based compensation expenses related to unvested share-based awards were RMB21,923 (US$3,103).

  Fair value of options

        The fair value of options was determined using the binomial option pricing model, with the assistance from an independent valuer. The binomial option pricing model requires the input of highly subjective assumptions, including the expected share price volatility and the exercise multiple. For expected volatilities, the Group has made reference to historical volatilities of several comparable companies. The suboptimal exercise factor was estimated based on the Group's expectation of exercise behavior of the grantees. The risk-free rate for periods within the contractual life of the options is based on the market yield of U.S. Treasury Bonds in effect at the time of grant. The estimated fair value of the ordinary shares, at the option grant dates, was determined with the assistance from an independent valuation firm using the discounted cash flow method.

        The assumptions used to estimate the fair value of the options granted are as follows:

For the year ended December 31, 2019
Fair value per ordinary share as at valuation date	US$0.73 - US$1.93
Risk-free rate	1.92% - 2.69%
Expected volatility range	48.0% - 48.1%
Exercise multiple	2.2

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

12. SHARE-BASED PAYMENTS (Continued)

  Share incentive plan (Continued)

  Other share-based compensation

        In January 2019, the Group awarded certain employees and consultant, for their past services performed, 55,053,763 ordinary shares which were immediately vested on the grant date and issued upon the contribution of RMB3,441 (US$487) received from them. The fair value of the awards was based on the grant date fair value of Tianjin Hongen's ordinary shares, which is RMB4.98 per share, determined with the assistance of an independent valuation firm. For the year ended December 31, 2019, total share-based compensation expenses recognized for such awards were RMB270,541 (US$38,293).

        The following table sets forth the amount of share-based compensation expense included in each of the relevant financial statement line items:

	For the year ended December 31,
	2018	2019	2019
	RMB	RMB	US$
Research and development expenses	—	76,301	10,800
Sales and marketing expenses	—	25,892	3,665
General and administrative expenses	—	168,348	23,828

	—	270,541	38,293

13. LOSS PER SHARE

        Basic and diluted loss per share for each of the years presented are calculated as follows:

	For the year ended December 31,
	2018	2019	2019
	RMB	RMB	US$
Numerator:
Net loss attributable to ordinary shareholders—basic and diluted	(17,604)	(276,418)	(39,124)
Denominator:
Weighted average number of shares outstanding—basic and diluted	160,000,000	181,427,603	181,427,603
Basic and diluted loss per share	(0.11)	(1.52)	(0.22)

        For the years presented, the computation of basic loss per share using the two-class method is not applicable as the Group is in a net loss position and the participating securities, the contingently redeemable ordinary shares, do not have contractual rights and obligations to share the losses of the Group. The effects of all outstanding contingently redeemable ordinary shares and share options were excluded from the computation of diluted loss per share for the years ended December 31, 2018 and 2019 as their effects would be anti-dilutive.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

14. UNAUDITED PRO FORMA NET LOSS PER SHARE

        The unaudited pro forma net loss per share is computed using the weighted-average number of shares outstanding and assumes the automatic redesignation of the Company's contingently redeemable ordinary shares as of December 31, 2019, upon the closing of the Company's Qualified IPO, as if it had occurred on January 1, 2019. The Company believes the unaudited pro forma net loss per share provides material information to investors, as the redesignation of the Company's contingently redeemable ordinary shares and the disclosure of pro forma net loss per share provides an indication of net loss per share that is comparable to what will be reported by the Company as a public company following the closing of the Qualified IPO.

	For the year ended December 31,
	2019	2019
	RMB	US$
Numerator:
Net loss attributable to ordinary shareholders for computing net loss per ordinary share—basic and diluted	(276,418)	(39,124)
Accretion to redemption value of contingently redeemable ordinary shares	821	116

Numerator for pro forma net loss per share (unaudited)	(275,597)	(39,008)

Denominator:
Weighted average number of shares outstanding—basic and diluted	181,427,603	181,427,603
Re-designation of the Contingently Redeemable Ordinary Shares to ordinary shares (unaudited)	11,318,619	11,318,619

Pro forma weighted average number of shares outstanding—basic and diluted (unaudited)	192,746,222	192,746,222

Basic and diluted loss per share	(1.43)	(0.20)

15. RELATED PARTY TRANSACTIONS

        a)    Related parties

  Shareholders of the Group

  •
  Mr. Michael Yufeng Chi

  •
  Mr. Tian Liang

  Entities controlled by controlling shareholder

  •
  Hongen Education

  •
  Shihezi Happy Forever Equity Investment Co., Ltd. ("Shihezi Happy Forever")

  •
  Subsidiaries and affiliates of Perfect World Holding Group Co., Ltd. ("Perfect World Group")

  •
  Entities involved in the operation of kindergarten business ("Hongen Kindergartens")

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

15. RELATED PARTY TRANSACTIONS (Continued)

        b)    The Group had the following related party transactions:

	For the year ended December 31,
	2018	2019	2019
	RMB	RMB	US$
Learning material and devices sales to Hongen Kindergartens	726	1,624	230
Rental, administrative and other services from Perfect World Group	1,273	2,299	325
Proceeds of loans from shareholders(1)	10,000	2,000	283
Proceeds of loans from Shihezi Happy Forever(2)	24,700	—	—
Repayments of loans from shareholders(1)	—	12,000	1,698
Repayments of loans from Shihezi Happy Forever(2)	13,500	51,819	7,335

        The Group had the following related party balances at the end of the year:

	As of December 31,
	2018	2019	2019
	RMB	RMB	US$
Amounts due from related parties:
Hongen Education	—	867	123

Amounts due to related parties:
Shareholders(1)	10,000	—	—
Shihezi Happy Forever(2)	51,819	—	—
Hongen Education(3)	—	66,183	9,367
Perfect World Group entities	1,105	3,248	460

	62,924	69,431	9,827

(1)
In January 2018, Mr. Michael Yufeng Chi and Mr. Tian Liang entered into a two-year loan facility agreement with the Group, respectively. The loan is unsecured and non-interest bearing. The Group withdrew RMB10,000 and RMB2,000 (US$283) during the year ended December 31, 2018 and 2019, respectively. The Group fully repaid the loans from the two shareholders in 2019.

(2)
In May 2016 and January 2017, Shihezi Happy Forever provided the Group with an on-demand, unsecured and non-interest-bearing loan. The Group withdrew RMB24,700 during the year ended December 31, 2018, resulting in an accumulative balance of RMB51,819 as of December 31, 2018. The Group fully repaid the loans in 2019.

(3)
Amounts due to Hongen Education primarily consist of the cash consideration of RMB66,000 for the acquisition of the Product Business from Hongen Education, which was fully paid in 2020.

16. RESTRICTED NET ASSETS

        The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

16. RESTRICTED NET ASSETS (Continued)

payments of dividends by the Group's PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company's PRC subsidiaries.

        In accordance with the Regulations on Enterprises with Foreign Investment of China and their Articles of Association, the Company's wholly foreign-owned enterprises, being foreign invested enterprise established in the PRC, are required to allocate at least 10% of their after-tax profit determined based on the PRC accounting standards and regulations to the general reserve until the reserve has reached 50% of the relevant subsidiary's registered capital. Appropriations to the staff welfare and bonus fund are at the discretion of the Company's wholly foreign-owned enterprises. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends.

        In accordance with the PRC Company Laws, the VIE and its subsidiaries must make appropriations from their annual after-tax profits as reported in their PRC statutory accounts to non-distributable reserve funds, namely statutory reserve and discretionary surplus reserve. The VIE and its subsidiaries are required to allocate at least 10% of their after-tax profits to the statutory reserve until such fund has reached 50% of their respective registered capital. Appropriation to discretionary surplus reserve is at the discretion of the VIE and its subsidiaries. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends.

        As of December 31, 2019, the Group's PRC subsidiaries, VIE and subsidiaries of the VIE had appropriated RMB nil to their reserves.

        Furthermore, registered share capital and capital reserve accounts of the Company's PRC subsidiary, the VIE and the VIE's subsidiaries are also restricted from distribution. As a result, the restrictions amounted to approximately RMB144,441 (US$20,444) as of December 31, 2019. Therefore, in accordance with Rules 504 and 4.08(e)(3) of Regulation S-X, the condensed parent company only financial statements as of December 31, 2018 and 2019 and for each of the two years in the period ended December 31, 2019 are disclosed in Note 19.

        Cash transfers from the Company's PRC subsidiary to its subsidiaries outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may restrict the ability of the PRC subsidiary, the VIE and the VIE's subsidiaries to remit sufficient foreign currency to pay dividends or other payments to the Company, or otherwise satisfy their foreign currency denominated obligations.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

17. COMMITMENTS AND CONTINGENCIES

  Operating lease commitments

        Future minimum payments under non-cancelable operating leases related to offices consisted of the following at December 31, 2019:

Year ending December 31,
2020	11,971
2021	6,637
2022	1,525
2023	1,641
2024 and thereafter	4,718

26,492

        Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The terms of the leases do not contain rent escalation or contingent rents. For the years ended December 31, 2018 and 2019, total rental expense for all operating leases amounted to RMB3,937 and RMB7,425 (US$1,051), respectively.

  Contingencies

        The Group is currently not involved in any legal or administrative proceedings that may have a material adverse impact on the Group's business, financial position or results of operations.

18. SUBSEQUENT EVENTS

        The subsequent events were evaluated through September 8, 2020, the date the consolidated financial statements were issued.

        In January 2020, the Company issued options to certain employees and consultants of the Group to purchase 5,164,877 ordinary shares under the Share Incentive Plan. The options will vest in several installments over certain service periods when certain specified performance targets are achieved. In addition, all options granted will not be exercisable until the closing of an IPO and the lapse of the applicable lock-up periods after such IPO.

        Since January 2020, the wide spread of the novel coronavirus ("COVID-19") in the PRC is a fluid and challenging situation facing all industries. In March 2020, the World Health Organization declared the COVID-19 a pandemic. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and many other countries. The Group's Product Business has been negatively impacted by the COVID-19 outbreak most significantly, as education organizations, which are the major customers of the Group's learning materials and devices, have undergone temporary yet prolonged closure since February 2020. If the COVID-19 outbreak is not effectively controlled in a short period of time, the Group's business and results of operations could be adversely affected to the extent the COVID-19 outbreak harms the PRC or world economy generally, or otherwise harms the business of the Group's customers, who may experience reduced business volume, delay procurement of products, which in turn may have a negative impact on the demands for

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

18. SUBSEQUENT EVENTS (Continued)

the Group's services. Given the uncertainty of the situation, the duration of the business disruption and related financial impact cannot be reasonably estimated at this time.

        On September 8, 2020, the Company's shareholders and the Board of Directors approved to increase the Company's authorized number of ordinary shares to 1,000,000,000 shares, comprising (i) 700,000,000 Class A ordinary shares with par value of US$0.0001 per share, (ii) 200,000,000 Class B ordinary shares with par value of US$0.0001 per share and (iii) 100,000,000 ordinary shares (to be designated) with par value of US$0.0001 per share, respectively, which will become effective immediately prior to the completion of the Company's IPO. The 82,372,382 issued and outstanding ordinary shares (including 11,318,619 issued and outstanding Contingently Redeemable Ordinary Shares) and 144,000,000 issued and outstanding ordinary shares will be automatically re-designated into Class A and Class B ordinary shares, respectively, immediately prior to the completion of the IPO.

        On September 8, 2020, the Company issued options to certain employees of the Group to purchase 1,291,371 ordinary shares under the Share Incentive Plan with similar vesting and exercising terms of the previously issued options. At the same day, the Company granted 3,200,000 options under the Share Incentive Plan to a director and senior management, which will be fully vested and exercisable upon the closing of an IPO.

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

19. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

        The following is the condensed financial information of the Company on a parent company only basis.

		As of December 31,
	Notes	2018	2019	2019
		RMB	RMB	US$
LIABILITIES
Current liabilities
Amounts due to a subsidiary of the Group		—	86	12

Total current liabilities		—	86	12

Non-current liabilities
Loss in excess of investments in subsidiaries		63,735	14,363	2,033

Total non-current liabilities		63,735	14,363	2,033

Total liabilities		63,735	14,449	2,045

MEZZANINE EQUITY
Contingently redeemable ordinary shares (par value of US$0.0001 per share, nil share issued and outstanding as of December 31, 2018; 11,318,619 shares issued and outstanding as of December 31, 2019)	11	—	120,821	17,101
SHAREHOLDERS' DEFICIT
Ordinary shares (par value of US$0.0001 per share, 500,000,000 shares authorized, 160,000,000 shares issued and outstanding as of December 31, 2018; 500,000,000 shares authorized, 215,053,763 shares issued and outstanding as of December 31, 2019)		111	149	21
Additional paid-in capital		9,055	213,079	30,159
Accumulated deficit		(72,901)	(348,498)	49,326

Total shareholders' deficit		(63,735)	(135,270)	19,146

Total liabilities, mezzanine equity and shareholders' deficit		—	—	—

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

19. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (Continued)

	For the year ended December 31,
	2018	2019	2019
	RMB	RMB	US$
Operating expenses
General and administrative expenses	—	(86)	(12)

Total operating expenses	—	(86)	(12)

Operating loss	—	(86)	(12)
Share of losses from subsidiaries	(17,604)	(275,511)	(38,996)

Loss before income taxes	(17,604)	(275,597)	(39,008)
Income tax expenses	—	—	—
Net loss	(17,604)	(275,597)	(39,008)

Accretion to redemption value of contingently redeemable ordinary shares	—	(821)	(116)

Net loss attributable to ordinary shareholders	(17,604)	(276,418)	(39,124)

Total comprehensive loss	(17,604)	(275,597)	(39,008)

For the year ended December 31,
	Notes	2018	2019	2019
		RMB	RMB	US$
Net cash provided by operating activities		—	—	—
Net cash provided by investing activities		—	—	—
Net cash provided by financing activities		—	—	—

Net change in cash and cash equivalents		—	—	—
Cash and cash equivalents at the beginning of the year		—	—	—
Cash and cash equivalents at the end of the year		—	—	—

  Basis of presentation

        Condensed financial information is used for the presentation of the Company, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company's consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries, the VIE and subsidiaries of the VIE.

        The parent company records its investment in its subsidiaries, the VIE and subsidiaries of the VIE under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Under the equity method of accounting, the Company shall adjust the carrying amount of the investment for its share of the subsidiaries' and other equity investees' cumulative losses until the investment balance reaches zero, unless it is contractually obligated to continue to pick up the subsidiaries' and other equity investees' losses. The Company confirmed its unlimited financial support

iHuman Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

19. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (Continued)

  Basis of presentation (Continued)

to its subsidiaries for their operations. Consequently, the Company recognized its share of cumulative losses in excess of its investment in "Loss in excess of investments in subsidiaries" on the condensed balance sheets, and the respective share in loss in "Share of losses from subsidiaries" on the condensed statements of comprehensive loss. The subsidiaries did not pay any dividends to the Company for the periods presented.

        The parent company's condensed financial statements should be read in conjunction with the Group's consolidated financial statements.

iHuman Inc.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2019 AND
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2020

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

		As of
	Notes	December 31, 2019	June 30, 2020	June 30, 2020
		RMB	RMB	US$
			(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents		104,883	154,992	21,938
Accounts receivable, net of allowance of RMB316 and RMB892 (US$126) as of December 31, 2019 and June 30, 2020, respectively	4	20,118	46,283	6,551
Amounts due from related parties	14	867	1,172	166
Inventories, net		20,665	17,444	2,469
Prepayments and other current assets	5	16,529	45,566	6,449

Total current assets		163,062	265,457	37,573

Non-current assets
Property and equipment, net	6	2,487	4,215	597
Intangible assets, net	7	103	7,013	993
Operating lease right-of-use assets		—	17,719	2,508
Other non-current assets		2,663	2,663	377

Total non-current assets		5,253	31,610	4,475

Total assets		168,315	297,067	42,048

LIABILITIES

Current liabilities (including current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB182,764 and RMB255,182 (US$36,119) as of December 31, 2019 and June 30, 2020, respectively)

Accounts payable		10,302	9,886	1,399
Amounts due to related parties	14	69,431	779	110
Deferred revenue and customer advances	3	71,831	182,987	25,900
Accrued expenses and other current liabilities	8	31,200	55,981	7,924
Current operating lease liabilities		—	11,000	1,557

Total current liabilities		182,764	260,633	36,890

Non-current liabilities (including non-current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB nil and RMB5,525 (US$782) as of December 31, 2019 and June 30, 2020, respectively)

Non-current operating lease liabilities		—	5,525	782

Total non-current liabilities		—	5,525	782

Total liabilities		182,764	266,158	37,672

Commitments and contingencies	16

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

iHuman Inc.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2019 AND
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2020

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

		As of
	Notes	December 31, 2019	June 30, 2020	June 30, 2020	June 30, 2020	June 30, 2020
		RMB	RMB	US$	RMB	US$
			(Unaudited)	(Unaudited)	Pro forma shareholders' equity (Unaudited)
MEZZANINE EQUITY
Contingently redeemable ordinary shares (par value of US$0.0001 per share, 11,318,619 shares issued and outstanding as of December 31, 2019 and June 30, 2020, respectively; and nil share outstanding on a pro forma basis as of June 30, 2020)	10	120,821	167,237	23,671	—	—
SHAREHOLDERS' DEFICIT
Ordinary shares (par value of US$0.0001 per share, 500,000,000 shares authorized, 215,053,763 shares issued and outstanding as of December 31, 2019 and June 30, 2020, respectively)		149	149	21	—	—
Class A ordinary shares (par value of US$0.0001 per share, none authorized, issued and outstanding as of December 31, 2019 and June 30, 2020; 700,000,000 shares authorized, 82,372,382 shares issued and outstanding on a pro forma basis)		—	—	—	58	8
Class B ordinary shares (par value of US$0.0001 per share, none authorized, issued and outstanding as of December 31, 2019 and June 30, 2020; 200,000,000 shares authorized, 144,000,000 shares issued and outstanding on a pro forma basis)		—	—	—	102	14
Additional paid-in capital		213,079	206,630	29,247	373,856	52,917
Accumulated other comprehensive loss		—	(250)	(35)	(250)	(35)
Accumulated deficit		(348,498)	(342,857)	(48,528)	(342,857)	(48,528)

Total shareholders' deficit		(135,270)	(136,328)	(19,295)	30,909	4,376

Total liabilities, mezzanine equity and shareholders' deficit		168,315	297,067	42,048

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

iHuman Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME (LOSS) FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

		For the six months ended June 30,
	Notes	2019	2020	2020
		RMB (Unaudited)	RMB (Unaudited)	US$ (Unaudited)
Revenues
Learning services		41,285	152,462	21,580
Learning materials and devices		50,478	33,014	4,673

Total revenues	3, 14	91,763	185,476	26,253

Cost of revenues
Learning services		(9,908)	(39,529)	(5,595)
Learning materials and devices		(27,509)	(20,587)	(2,914)

Gross profit		54,346	125,360	17,744
Operating expenses
Research and development expenses		(113,170)	(73,674)	(10,428)
Sales and marketing expenses		(37,689)	(28,383)	(4,017)
General and administrative expenses		(176,819)	(17,464)	(2,472)

Total operating expenses		(327,678)	(119,521)	(16,917)

Operating income (loss)		(273,332)	5,839	827
Other income, net		1,578	1,759	248

Income (loss) before income taxes		(271,754)	7,598	1,075
Income tax expenses	9	(59)	(1,957)	(277)

Net income (loss)		(271,813)	5,641	798

Accretion to redemption value of contingently redeemable ordinary shares	10	—	(6,449)	(913)

Net loss attributable to ordinary shareholders		(271,813)	(808)	(115)

Loss per share:	12
Basic and diluted		(1.70)	(0.00)	(0.00)
Shares used in loss per share computation:
Basic and diluted		160,000,000	215,053,763	215,053,763
Pro forma earnings per share (unaudited):	13
Basic and diluted			0.02	0.00
Shares used in pro forma earnings per share computation:
Basic and diluted			226,372,382	226,372,382
Other comprehensive loss, net of tax of nil:
Foreign currency translation adjustment		—	(250)	(35)
Comprehensive income (loss)		(271,813)	5,391	763

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

iHuman Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' DEFICIT FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders' deficit
		RMB	RMB		RMB	RMB
Balance as of January 1, 2019	160,000,000	111	9,055	—	(72,901)	(63,735)
Net loss	—	—	—	—	(271,813)	(271,813)
Distribution to Hongen Education	—	—	(2,631)	—	—	(2,631)
Share-based compensation (Note 11)	—	—	270,541	—	—	270,541

Balance as of June 30, 2019	160,000,000	111	276,965	—	(344,714)	(67,638)

Balance as of January 1, 2020	215,053,763	149	213,079	—	(348,498)	(135,270)
Net income	—	—	—	—	5,641	5,641
Accretion of contingently redeemable ordinary shares to redemption value (Note 10)	—	—	(6,449)	—	—	(6,449)
Other comprehensive loss	—	—	—	(250)	—	(250)

Balance as of June 30, 2020	215,053,763	149	206,630	(250)	(342,857)	(136,328)

Balance as of June 30, 2020 (US$)	215,053,763	21	29,247	(35)	(48,528)	(19,295)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

iHuman Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020

(Amounts in thousands of Renminbi ("RMB") and U.S. dollar ("US$"))

		For the six months ended June 30,
	Notes	2019	2020	2020
		RMB	RMB	US$
		(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)		(271,813)	5,641	798
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization		380	858	121
Share-based compensation	11	270,541	—	—
Allowance for doubtful accounts	4	(180)	576	82
Provision for inventories		208	1,811	256
Non-cash operating lease expenses		—	5,760	815
Changes in operating assets and liabilities:
Accounts receivable		(4,935)	(26,741)	(3,785)
Amounts due from related parties		(451)	(305)	(43)
Inventories		6,355	1,410	200
Prepayments and other current assets		(2,935)	(29,397)	(4,160)
Other non-current assets		(307)	—	—
Accounts payable		(2,321)	(416)	(59)
Amounts due to related parties		1,046	(2,652)	(375)
Deferred revenue and customer advances		16,226	111,156	15,733
Operating lease liabilities		—	(6,476)	(917)
Accrued expenses and other current liabilities		(448)	23,151	3,277

Net cash provided by operating activities		11,366	84,376	11,943

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, and intangible assets		(941)	(7,984)	(1,130)

Net cash used in investing activities		(941)	(7,984)	(1,130)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

iHuman Inc.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020 (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollar ("US$"))

		For the six months ended June 30,
	Notes	2019	2020	2020
		RMB	RMB	US$
		(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to Hongen Education in connection with Onshore Restructuring		(2,631)	(66,000)	(9,342)
Net proceeds from issuance of contingently redeemable ordinary shares	10	—	39,967	5,657
Proceeds from loans from related parties	14	2,000	—	—
Repayments of loans from related parties	14	(7,000)	—	—

Net cash used in financing activities		(7,631)	(26,033)	(3,685)

Effect of exchange rate changes on cash and cash equivalents		—	(250)	(35)
Net change in cash and cash equivalents		2,794	50,109	7,093
Cash and cash equivalents at the beginning of the period		6,124	104,883	14,845

Cash and cash equivalents at the end of the period		8,918	154,992	21,938

Supplemental disclosures of cash flow information:
Cash paid for income taxes			15	2
Supplemental disclosures of non-cash information:
Purchase of property and equipment, and intangible assets included in accrued expenses and other current liabilities		180	1,512	214

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")

except for number of shares and per share data)

1. ORGANIZATION, CONSOLIDATION and PRINCIPAL ACTIVITIES

        iHuman Inc. (the "Company") is an exempted company incorporated in the Cayman Islands in September 2019. The Company, its subsidiaries, variable interest entity ("VIE"), and subsidiaries of the VIE are hereinafter collectively referred to as the "Group". The Group is principally engaged in offering an integrated suite of innovative childhood edutainment products and services to individual users and education organizations. The Group generates its revenue from its interactive and self-directed online learning apps (the "Online Business") and from learning materials and smart learning devices (the "Product Business") in the childhood education market in the People's Republic of China (the "PRC").

        To comply with PRC laws and regulations which has certain limitation of foreign control of companies that engage in value-added telecommunication services and certain other businesses, the Group primarily conducts its business in the PRC through Tianjin Hongen Perfect Future Education Technology Co., Ltd. ("Tianjin Hongen", or the "VIE") and the VIE's subsidiaries. The equity interests of the VIE are legally held by the PRC shareholders (the "Nominee Shareholders"). Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between the Company and the VIE through the Company's effective control of the VIE through a series of contractual agreements (the "Contractual Agreements") entered into amongst the Company, Hongen Perfect Future (Tianjin) Investment Co., Ltd. ("Hongen Investment", or the "WFOE"), Tianjin Hongen and the Nominee Shareholders. Through the Contractual Agreements, the Nominee Shareholders effectively assigned all of their voting rights underlying their equity interests in the VIE to the WFOE, who immediately assigned the voting rights underlying their equity interests in the VIE to the Company. Therefore, the Company has the power to direct the activities of the VIE that most significantly impact its economic performance. The Company also has the ability and obligation to absorb substantially all of the profits and all the expected losses of the VIE that potentially could be significant to the VIE. Based on the above, the Company consolidates the VIE in accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification ("ASC") 810, Consolidation ("ASC 810").

        As of June 30, 2020, there were no pledge or collateralization of the VIE and its subsidiaries' assets that can only be used to settle their obligations. All liabilities of the VIE and its subsidiaries are without recourse to the Company. The Company did not provide any financial or other support to the

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")

except for number of shares and per share data)

1. ORGANIZATION, CONSOLIDATION and PRINCIPAL ACTIVITIES (Continued)

VIE other than what is obligated by the Contractual Agreements. The table sets forth the assets and liabilities of the VIE and VIE's subsidiaries included in the Group's consolidated balance sheets:

	As of
	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB (Unaudited)	US$ (Unaudited)
ASSETS
Current assets
Cash and cash equivalents	104,883	115,271	16,316
Accounts receivable, net of allowance of RMB316 and RMB892 (US$126) as of December 31, 2019 and June 30, 2020, respectively	20,118	46,283	6,551
Amounts due from related parties	953	1,263	179
Inventories, net	20,665	17,444	2,469
Prepayments and other current assets	16,529	41,098	5,816

Total current assets	163,148	221,359	31,331

Non-current assets
Property and equipment, net	2,487	4,215	597
Intangible assets, net	103	7,013	993
Operating lease right-of-use assets	—	17,719	2,508
Other non-current assets	2,663	2,663	377

Total non-current assets	5,253	31,610	4,475

Total assets	168,401	252,969	35,806

LIABILITIES
Current liabilities
Accounts payable	10,302	9,886	1,399
Amounts due to related parties	69,431	779	110
Deferred revenue and customer advances	71,831	182,987	25,900
Accrued expenses and other current liabilities	31,200	50,530	7,153
Current operating lease liabilities	—	11,000	1,557

Total current liabilities	182,764	255,182	36,119

Non-current liabilities
Non-current operating lease liabilities	—	5,525	782

Total non-current liabilities	—	5,525	782

Total liabilities	182,764	260,707	36,901

Commitments and contingencies

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")

except for number of shares and per share data)

1. ORGANIZATION, CONSOLIDATION and PRINCIPAL ACTIVITIES (Continued)

        The VIE and VIE's subsidiaries' net liability balance was RMB14,363 and RMB7,738 (US$1,095) as of December 31, 2019 and June 30, 2020, respectively.

        The table sets forth the results of operations of the VIE and VIE's subsidiaries included in the Group's consolidated statements of comprehensive income (loss) for the six months ended June 30, 2019 and 2020, respectively:

	For the six months ended June 30,
	2019	2020	2020
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Revenue	91,763	185,476	26,253
Net income (loss)	(271,813)	6,624	939

        The table sets forth the cash flows of the VIE and VIE's subsidiaries included in the Group's consolidated statements of cash flows for the six months ended June 30, 2019 and 2020, respectively:

	For the six months ended June 30,
	2019	2020	2020
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Net cash provided by operating activities	11,366	84,372	11,943
Net cash used in investing activities	(941)	(7,984)	(1,130)
Net cash used in financing activities	(7,631)	(66,000)	(9,342)
Net increase in cash and cash equivalents	2,794	10,388	1,471

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

        The accompanying unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial information using accounting policies that are consistent with those used in the preparation of the Group's audited consolidated financial statements for the years ended December 31, 2018 and 2019. Accordingly, these unaudited interim condensed consolidated financial statements do not include all information and footnotes required by U.S. GAAP for annual financial statements.

        In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Group for each of the periods presented. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2020. The consolidated balance sheet as of December 31, 2019 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for annual financial statements. These

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")

except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Basis of presentation (Continued)

unaudited interim condensed consolidated financial statements should be read in conjunction with the Group's consolidated financial statements for the years ended December 31, 2018 and 2019.

        As disclosed in Note 1 of the Group's audited consolidated financial statements for the years ended December 31, 2018 and 2019, the Group completed its Onshore Restructuring in November 2019 to acquire certain operating assets and liabilities relating to its Product Business from Hongen Education & Technology Co., Ltd. and certain of its subsidiaries (collectively, "Hongen Education"). In addition, the Group completed its Offshore Restructuring in June 2020 in order to establish the Company as the parent company of the Group. As the Company, Tianjin Hongen and Hongen Education were under common control, the transactions were accounted for in a manner similar to a pooling of interests. Accordingly, the unaudited interim condensed financial statements for the six months ended June 30, 2019 and 2020 were retrospectively adjusted to reflect the related assets, liabilities and operations of the Group's business. Such basis of preparation is consistent with that adopted in the preparation of the Group's consolidated financial statements for the years ended December 31, 2018 and 2019.

  Principles of consolidation

        The consolidated financial statements of the Group include the financial statements of the Company, its subsidiaries, the VIE and the VIE's subsidiaries for which the Company is the primary beneficiary. All significant intercompany balances and transactions have been eliminated upon consolidation.

  Use of estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions reflected in the Group's consolidated financial statements include, but are not limited to, allowance for doubtful accounts, reserve for inventories, fair value of financial instruments, useful lives of long-lived assets, impairment of long-lived assets, realization of deferred tax assets, expected contract period for indefinite term subscriptions, return allowances and share-based compensation. The results of the Product Business are determined by using a combination of specific identification of revenues and certain costs as well as a reasonable allocation of the remaining costs using applicable cost drivers where specific identification is not determinable. Management bases the estimates on historical experience and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could materially differ from those estimates.

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Convenience translation

        Amounts in U.S. dollars are presented for the convenience of the reader and are translated at the noon buying rate of RMB7.0651 per US$1.00 on June 30, 2020 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at such rate.

  Inventories, net

        Inventories primarily consisting of products available for sale. As of December 31, 2019 and June 30, 2020, the Group had inventories cost of RMB21,742 and RMB20,332 (US$2,878), and the related inventory reserve was RMB1,077 and RMB2,888 (US$409), respectively.

  Intangible assets, net

        Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets with finite useful lives are amortized using a straight-line method of amortization that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The estimated useful life for the intangible assets is as follows:

Category	Estimated Useful Life
Copyrights	1 - 5 years
Purchased software	1 - 5 years
Trademark	10 years

  Leases

        The Group adopted ASU No. 2016-02, Leases (Topic 842) and all subsequent ASU's relating to this Topic (collectively, "ASC 842") on January 1, 2020 using the modified retrospective method and did not restate comparable periods. The Group elected the package of practical expedients permitted under the transition guidance, which allowed the Group to carry forward the historical lease classification for any expired or existing contract and the accounting for the initial direct costs on those leases on the adoption date. The Group also elected the practical expedient of the short-term lease exemption for contracts with lease terms of 12 months or less. Upon adoption, the Group recognized right-of-use ("ROU") assets of RMB22,852 (US$3,282) and total lease liabilities (including current and non-current) of RMB22,492 (US$3,231) for operating leases as of January 1, 2020. The impact of adopting ASC 842 on the Group's opening accumulated deficit and current year net income is not material.

        The Group leases real estate property under operating leases. ROU assets are recognized as the lease liabilities, adjusted for cumulative prepayments and lease incentives, if any. Lease liabilities are recognized at the present value of the lease payments over the lease term at the commencement date. As the rate implicit in the Group's leases are not readily available, the Group uses an incremental

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Leases (Continued)

borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. The incremental borrowing rate reflects the fixed rate at which the Group could borrow on a collateralized basis, the amount of the lease payments in the same currency, for a similar term and in a similar economic environment. The Group recognizes operating lease expense on a straight-line basis over the lease term. Lease terms are based on the non-cancelable term of the lease and may contain options to extend the lease when it is reasonably certain that the Group will exercise.

        As of June 30, 2020, the Group recognized net operating lease ROU assets of RMB17,719 (US$2,508) and total lease liabilities of RMB16,525 (US$2,339), comprised of current portion of RMB11,000 (US$1,557) reported in current operating lease liabilities and non-current portion of RMB5,525 (US$782) reported in non-current operating lease liabilities. The total lease cost for the six months ended June 30, 2020 was RMB5,793, comprised of operating lease cost and short-term lease cost of RMB5,760 (US$815) and RMB33 (US$5), respectively. The weighted-average remaining lease term and weighted average incremental borrowing rate as of June 30, 2020 was 2.77 years and 7.38%, respectively. The undiscounted future minimum payments under the Group's operating lease liabilities and reconciliation to the operating lease liabilities recognized on the condensed consolidated balance sheet was as below:

	As of June 30, 2020
	(Unaudited) RMB	(Unaudited) US$
2020	5,671	803
2021	6,321	895
2022	1,451	205
2023	1,563	221
2024	1,563	221
Thereafter	1,834	260
Total lease payments	18,403	2,605

Less: Imputed interest	1,878	266

Present value of lease liabilities	16,525	2,339

  Earnings (loss) per share

        In accordance with ASC 260, Earnings Per Share, basic earnings (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income (loss) is allocated between ordinary shares and other participating securities based on their participating rights. The Company's contingently redeemable ordinary shares are participating securities. For the periods the Company has a loss, the computation of basic loss per share using the

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Earnings (loss) per share (Continued)

two-class method is not applicable as the Company is in a net loss position and the participating securities do not have contractual rights and obligations to share in the losses of the Company.

        Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of the contingently redeemable ordinary shares using the if-converted method; and ordinary shares issuable upon the exercise of share options, using the treasury stock method. Ordinary share equivalents are excluded from the computation of diluted per share if their effects would be anti-dilutive. Share options with performance conditions are considered contingently issuable shares and are included in the computation of diluted earnings (loss) per share to the extent that the performance conditions are met such that the ordinary shares will be issued at the end of the reporting period, assuming it was the end of the contingency period.

  Unaudited pro forma shareholders' equity and earnings per share

        Pursuant to the Company's shareholder agreement with the holder of contingently redeemable ordinary shares, upon a firm commitment underwritten initial public offering of the ordinary shares and the listing of such shares (or securities representing such shares) for trading on an internationally recognized stock exchange, which has an offering price per share that results in a pre-money market capitalization of the Company at no less than RMB3,200,000 on a fully-diluted basis immediately upon the consummation of the initial public offering (the "Qualified IPO"), the preferential rights associated with the contingently redeemable ordinary shares will automatically be terminated and the contingently redeemable ordinary shares will be redesignated into ordinary shares. Unaudited pro forma shareholders' equity as of June 30, 2020, as adjusted for (i) the redesignation of contingently redeemable ordinary shares to Class A ordinary shares on a one-for-one basis and its corresponding reclassification from mezzanine equity to permanent equity, and (ii) the re-designation of all outstanding ordinary shares into 71,053,763 Class A ordinary shares and 144,000,000 Class B ordinary share on a one-for-one basis, respectively, is set forth on the consolidated balance sheets.

        The unaudited pro forma earnings per ordinary share is computed using the weighted-average number of ordinary shares outstanding as of June 30, 2020, and assumes the automatic redesignation of the contingently redeemable ordinary shares upon the closing of the Company's Qualified IPO, as if it had occurred on January 1, 2020.

  Fair value measurements

        Financial instruments of the Group primarily include cash and cash equivalents, accounts receivable, amounts due from and due to related parties, accounts payable, certain other current and non-current assets and liabilities, and contingently redeemable ordinary shares. The Group applies ASC 820, Fair Value Measurements and Disclosures ("ASC 820"), in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Fair value measurements (Continued)

provided on fair value measurement. The contingently redeemable ordinary shares were initially recorded at issue price net of issuance costs. As it relates to the contingently redeemable ordinary shares, the Group recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the contingently redeemable ordinary shares to equal the redemption value at the end of each reporting period. The carrying values of the remaining financial instruments approximate their fair values due to their short-term maturities.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        There were no assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 and June 30, 2020.

3. REVENUE AND DEFERRED REVENUE

        The following table presents the Group's revenues from contracts with customers disaggregated by material revenue category:

	For the six months ended June 30,
	2019	2020	2020
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Learning services:
Recognized over time	40,441	152,036	21,519
Recognized at a point in time	844	426	61

	41,285	152,462	21,580

Learning materials and devices recognized at a point in time	50,478	33,014	4,673

Total revenues	91,763	185,476	26,253

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")

except for number of shares and per share data)

3. REVENUE AND DEFERRED REVENUE (Continued)

  Contract cost

        Deferred channel costs were recorded under "Prepayment and other current assets" (Note 5). For the six months ended June 30, 2019 and 2020, the Group recognized RMB9,218 and RMB34,657 (US$4,905), respectively, of amortization of deferred channel costs as "Cost of revenues". There was no impairment recognized to the deferred channel costs during the six months ended June 30, 2019 and 2020.

  Deferred revenue and customer advances

        Deferred revenue and customer advances primarily consist of deferred revenue from learning services and advanced consideration received from customers for the sales of learning materials and devices, which are recognized as contract liability until products are delivered and services are provided to the customer.

        Revenue recognized during the six months ended June 30, 2019 and 2020 that was included in the deferred revenue and customer advances balance of RMB28,153 and RMB71,831 (US$10,167) at January 1, 2019 and 2020 was RMB15,175 and RMB46,723 (US$6,613), respectively.

4. ACCOUNTS RECEIVABLE

		As of June 30,
	As of December 31, 2019
		2020	2020
	RMB	(Unaudited) RMB	(Unaudited) US$
Accounts receivable	20,434	47,175	6,677
Allowance for doubtful accounts	(316)	(892)	(126)

Accounts receivable, net	20,118	46,283	6,551

        The movements in the allowance for doubtful accounts were as follows:

	For the six months ended June 30,
	2019	2020	2020
	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) US$
Balance at beginning of the period	180	316	45
Provisions	(180)	576	81

Balance at end of the period	—	892	126

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")

except for number of shares and per share data)

5. PREPAYMENTS AND OTHER CURRENT ASSETS

		As of June 30,
	As of December 31, 2019
		2020	2020
	RMB	(Unaudited) RMB	(Unaudited) US$
Deferred channel costs	12,890	36,406	5,153
Advances to suppliers	627	128	18
Prepaid expenses	369	19	3
Prepaid taxes	2,069	993	141
Deferred IPO costs	—	6,044	855
Others	574	1,976	354

Total prepayments and other current assets	16,529	45,566	6,449

6. PROPERTY AND EQUIPMENT

		As of June 30,
	As of December 31, 2019
		2020	2020
	RMB	(Unaudited) RMB	(Unaudited) US$
Electronic equipment	3,530	5,803	821
Less: accumulated depreciation	(1,043)	(1,588)	(224)

Property and equipment, net	2,487	4,215	597

        Depreciation expense for the six months ended June 30, 2019 and 2020 was RMB347 and RMB545 (US$77), respectively.

7. INTANGIBLE ASSETS

		As of June 30,
	As of December 31, 2019
		2020	2020
	RMB	(Unaudited) RMB	(Unaudited) US$
Copyrights	167	3,905	553
Purchased software	—	2,542	360
Trademark	—	943	133

Less: accumulated amortization	(64)	(377)	(53)

Intangible assets, net	103	7,013	993

        The Group recorded amortization expense of RMB33 and RMB313 (US$44) for the six months ended June 30, 2019 and 2020, respectively.

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

		As of June 30,
	As of December 31, 2019
		2020	2020
	RMB	(Unaudited) RMB	(Unaudited) US$
Payroll payable	23,087	29,749	4,211
Accrued expenses	4,036	21,992	3,113
Others	4,077	4,240	600

Total accrued expenses and other current liabilities	31,200	55,981	7,924

9. TAXATION

        The Group's tax provision for interim periods is determined using an estimated annual effective tax rate, adjusted for discrete items arising in that quarter. The Group updates the estimated annual effective tax rate each quarter and make a year-to-date adjustment to the provision. The estimated annual effective tax rate is subject to change in subsequent quarters as the estimates of pretax income or loss for the year increase or decrease and certain subsidiaries of the Group may or may not continue to qualify for certain preferential tax rates.

        As of and for the six months ended June 30, 2020, there were no significant impact from tax uncertainties on the Group's financial position and result of operations. The Group does not expect the amount of unrecognized tax benefits would increase significantly in the next 12 months.

10. CONTINGENTLY REDEEMABLE ORDINARY SHARES

        On December 6, 2019, the Group issued 11,318,619 contingently redeemable ordinary shares with preferential rights (the "Contingently Redeemable Ordinary Shares") to a third-party investor (the "Investor Shareholder"), of which RMB120,000 (US$16,985) and RMB40,000 (US$5,662) were received on December 6, 2019 and May 18, 2020, respectively.

        The Contingently Redeemable Ordinary Shares are classified as mezzanine equity as they may be redeemed at the option of the holder on or after an agreed upon date outside the sole control of the Company. The Company determined the fair value of ordinary shares with the assistance of an independent valuation firm. On the commitment date, there is no beneficial conversion features ("BCF") to be recognized because the most favorable conversion price used to measure the BCF of the Contingently Redeemable Ordinary Shares was higher than the fair value per ordinary share.

        The Company concluded that Contingently Redeemable Ordinary Shares are not redeemable currently, but it is probable to become redeemable. The Company chose to recognize changes in the redemption value immediately as they occur and adjusted the carrying amount of the Contingently Redeemable Ordinary Shares to equal the redemption value at the end of each reporting period. An accretion charge of RMB6,449 (US$913) was recorded as an increase to the net loss attributable to ordinary shareholders for six months ended June 30, 2020.

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

10. CONTINGENTLY REDEEMABLE ORDINARY SHARES (Continued)

        The movement in the carrying value of the Contingently Redeemable Ordinary Shares is as follows:

RMB
Balance as of January 1, 2020	120,821
Net proceeds from the Investor Shareholder	39,967
Accretion to redemption value	6,449

Balance as of June 30, 2020	167,237

Balance as of June 30, 2020 (US$)	23,671

11. SHARE-BASED PAYMENTS

  Share incentive plan

        In January 2020, the Company issued options to certain employees and consultants of the Group to purchase 5,164,877 ordinary shares under the Share Incentive Plan. The option granted are accounted for as equity awards and contain both service and performance vesting condition. The option generally vest in several installments over certain service periods, subject to certain specified performance targets. In addition, all options granted will not be exercisable until the closing of an IPO and the lapse of the applicable lock-up periods after such IPO. The Company records shared-based compensation expense for options with performance conditions using an accelerated method over the requisite service period only if performance conditions are considered probable to be satisfied.

        As of June 30, 2020, the Company has not recognized any shared-based compensation expense for the options because the IPO is a performance condition that is not considered probable until it occurs, and the total unrecognized share-based compensation expenses related to unvested share-based awards were RMB62,350 (US$8,825).

  Other share-based compensation

        In January 2019, the Group awarded certain employees and consultant, for their past services performed, 55,053,763 ordinary shares which were immediately vested on the grant date and issued upon the contribution of RMB3,441 (US$494) received from them. The fair value of the awards was RMB4.98 per share based on the grant date fair value of Tianjin Hongen's ordinary shares, which is determined with the assistance of an independent valuation firm. For the six months ended June 30, 2019 and 2020, total share-based compensation expenses recognized for such awards were RMB270,541 and RMB nil (US$ nil), respectively.

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

12. LOSS PER SHARE

        Basic and diluted loss per share for each of the periods presented are calculated as follows:

	For the six months ended June 30,
	2019	2020	2020
	RMB (Unaudited)	RMB (Unaudited)	US$ (Unaudited)
Numerator:
Net income (loss)	(271,813)	5,641	798
Allocation of net income to Contingently Redeemable Ordinary Shares	—	(6,449)	(913)

Net loss attributable to ordinary shareholders—basic and diluted	(271,813)	(808)	(115)

Denominator:
Weighted average number of shares outstanding—basic and diluted	160,000,000	215,053,763	215,053,763

Basic and diluted loss per share	(1.70)	(0.00)	(0.00)

        For the six months ended June 30, 2019, share options were excluded from the computation of diluted loss per share because the issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period.

        For the six months ended June 30, 2020, basic loss per share are computed using the two-class method as the Contingently Redeemable Ordinary Shares are participating securities. For the computation of diluted loss per share, the effects of all outstanding Contingently Redeemable Ordinary Shares were excluded as their effects would be anti-dilutive when using the if-converted method. The outstanding share options are considered contingently issuable shares, and were excluded because issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period.

13. UNAUDITED PRO FORMA EARNINGS PER SHARE

        The unaudited pro forma earnings per share are computed using the weighted-average number of shares outstanding and assumes the automatic redesignation of the Company's contingently redeemable ordinary shares as of June 30, 2020, upon the closing of the Company's Qualified IPO, as if it had occurred on January 1, 2020. The Company believes the unaudited pro forma earnings per share provide material information to investors, as the redesignation of the Company's contingently redeemable ordinary shares and the disclosure of pro forma earnings per share provides an indication

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

13. UNAUDITED PRO FORMA EARNINGS PER SHARE (Continued)

of earnings per share that is comparable to what will be reported by the Company as a public company following the closing of the Qualified IPO.

	For the six months ended June 30,
	2020	2020
	RMB (Unaudited)	US$ (Unaudited)
Numerator:
Net loss attributable to ordinary shareholders for computing earnings per ordinary share—basic and diluted	(808)	(115)
Accretion to redemption value of Contingently Redeemable Ordinary Shares	6,449	913

Numerator for pro forma earnings per share- basic and diluted	5,641	798

Denominator:
Weighted average number of shares outstanding—basic and diluted	215,053,763	215,053,763
Re-designation of the Contingently Redeemable Ordinary Shares to ordinary shares	11,318,619	11,318,619

Pro forma weighted average number of shares outstanding—basic and diluted	226,372,382	226,372,382

Basic and diluted earnings per share	0.02	0.00

14. RELATED PARTY TRANSACTIONS

        a)    Related parties

  Shareholders of the Group

  •
  Mr. Michael Yufeng Chi

  •
  Mr. Tian Liang

  Entities controlled by controlling shareholder

  •
  Hongen Education

  •
  Shihezi Happy Forever Equity Investment Co., Ltd. ("Shihezi Happy Forever")

  •
  Subsidiaries and affiliates of Perfect World Holding Group Co., Ltd. ("Perfect World Group")

  •
  Entities involved in the operation of kindergarten business ("Hongen Kindergartens")

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

14. RELATED PARTY TRANSACTIONS (Continued)

        b)    The Group had the following related party transactions:

	Six months ended June 30,
	2019	2020	2020
	RMB (Unaudited)	RMB (Unaudited)	US$ (Unaudited)
Learning material and devices sales to Hongen Kindergartens	719	448	63
Rental, administrative and other services from Perfect World Group	1,145	859	122
Proceeds of loans from shareholders(1)	2,000	—	—
Repayments of loans from shareholders(1)	2,000	—	—
Repayments of loans from Shihezi Happy Forever(2)	5,000	—	—

(1)
In January 2018, Mr. Michael Yufeng Chi and Mr. Tian Liang entered into a two-year loan facility agreement with the Group, respectively. The loan is unsecured and non-interest bearing. The Group withdrew RMB2,000 (US$283) in January 2019 and repaid the loans in March 2019.

(2)
In May 2016 and January 2017, Shihezi Happy Forever provided the Group with an on-demand, unsecured and non-interest-bearing loan. The Group withdrew RMB24,700 during the year ended December 31, 2018, resulting in an accumulative balance of RMB51,819 as of December 31, 2018. The Group repaid RMB5,000 of the loans in April 2019, and repaid the remaining of the loans in the second half of 2019.

        The Group had the following related party balances:

	As of December 31,	As of June 30,
	2019	2020	2020
	RMB	RMB (Unaudited)	US$ (Unaudited)
Amounts due from related parties:
Hongen Education	867	1,172	166

Amounts due to related parties:
Hongen Education(3)	66,183	—	—
Perfect World Group entities	3,248	779	110

	69,431	779	110

(3)
Amounts due to Hongen Education primarily consist of the cash consideration of RMB66,000 for the acquisition of the Product Business from Hongen Education, which was fully paid in 2020.

iHuman Inc.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$")
except for number of shares and per share data)

15. RESTRICTED NET ASSETS

        Under PRC laws and regulations, there are restrictions on the Company's PRC subsidiaries and VIE with respect to transferring certain of their net assets to the Company either in the form of dividends, loans, or advances. The restricted net assets included paid-in capital and statutory reserve of the Company's PRC subsidiaries, the VIE and subsidiaries of the VIE of approximately RMB153,441 (US$21,718) as of June 30, 2020.

16. COMMITMENTS AND CONTINGENCIES

  Contingencies

        The Group is currently not involved in any legal or administrative proceedings that may have a material adverse impact on the Group's business, financial position or results of operations.

17. SUBSEQUENT EVENTS

        The subsequent events were evaluated through September 8, 2020.

        Since January 2020, the wide spread of the novel coronavirus ("COVID-19") in the PRC is a fluid and challenging situation facing all industries. In March 2020, the World Health Organization declared the COVID-19 a pandemic. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and many other countries. The Group's Product Business has been negatively impacted by the COVID-19 outbreak most significantly, as education organizations, which are the major customers of the Group's learning materials and devices, have undergone temporary yet prolonged closure since February 2020. If the COVID-19 outbreak is not effectively controlled in a short period of time, the Group's business and results of operations could be adversely affected to the extent the COVID-19 outbreak harms the PRC or world economy generally, or otherwise harms the business of the Group's customers, who may experience reduced business volume, delay procurement of products, which in turn may have a negative impact on the demands for the Group's services. Given the uncertainty of the situation, the duration of the business disruption and related financial impact cannot be reasonably estimated at this time.

        On September 8, 2020, the Company's shareholders and the Board of Directors approved to increase the Company's authorized number of ordinary shares to 1,000,000,000 shares, comprising (i) 700,000,000 Class A ordinary shares with par value of US$0.0001 per share, (ii) 200,000,000 Class B ordinary shares with par value of US$0.0001 per share and (iii) 100,000,000 ordinary shares (to be designated) with par value of US$0.0001 per share, respectively, which will become effective immediately prior to the completion of the Company's IPO. The 82,372,382 issued and outstanding ordinary shares (including 11,318,619 issued and outstanding Contingently Redeemable Ordinary Shares) and 144,000,000 issued and outstanding ordinary shares will be automatically re-designated into Class A and Class B ordinary shares, respectively, immediately prior to the completion of the IPO.

        On September 8, 2020, the Company issued options to certain employees of the Group to purchase 1,291,371 ordinary shares under the Share Incentive Plan with similar vesting and exercising terms of the previously issued options. At the same day, the Company granted 3,200,000 options under the Share Incentive Plan to a director and senior management, which will be fully vested and exercisable upon the closing of an IPO.

[Page intentionally left blank for graphics]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        In the past three years, we have issued the following securities (including options to acquire our ordinary shares and restricted share units). We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary shares
Academy Management Ltd.	September 11, 2019	144,000,000	entry into the contractual arrangements with respect to its equity interest in our VIE
HPF Fusion Holding Ltd.	September 11, 2019	16,000,000	entry into the contractual arrangements with respect to its equity interest in our VIE
Ren Chang Holding Ltd.	September 11, 2019	8,000,000	RMB500,000 in cash and past services provided to us
Hong Lei Holding Ltd.	September 11, 2019	16,000,000	RMB1,000,000 in cash and past services provided to us
Yu Hui Holding Ltd.	September 11, 2019	8,000,000	RMB500,000 in cash and past services provided to us
Shun Ying Holding Ltd.	September 11, 2019	8,000,000	RMB500,000 in cash and past services provided to us
Ju Shengyi Holding Ltd.	September 30, 2019	15,053,763	RMB940,860 in cash and past services provided to us
Tianjin Share Xinghan Enterprise Management Consulting Partnership (limited Partnership)(1)	June 8, 2020	11,318,619	RMB 160,000,000
Options
Certain employees and consultants	Between January 1, 2019 and September 8, 2020	14,487,864 outstanding options	Past and future services provided by these individuals to us

Note:

(1)
We entered into a subscription agreement with Tianjin Share Xinghan on October 25, 2019, pursuant to which Tianjin Share Xinghan subscribed to purchase 5% of our post-money ordinary shares for an aggregate consideration of RMB160,000,000.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-5 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

        For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (1)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (2)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (3)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 iHuman Inc.

Exhibit Index

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement

3.1		Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering

4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	*	Registrant's Specimen Certificate for Class A Ordinary Shares

4.3	*	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4		Shareholders Agreement between the Registrant and other parties thereto dated June 8, 2020

5.1	*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters

8.1	*	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2		Opinion of Tian Yuan Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

10.1		Share Incentive Plan

10.2		Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3		Form of Employment Agreement between the Registrant and its executive officers

10.4		English translation of the executed form of the Powers of Attorney granted by shareholders of our VIE, as currently in effect, and a schedule of all executed Powers of Attorney adopting the same form

10.5		English translation of the Equity Interest Pledge Agreement among Hongen Investment, our VIE and shareholders of our VIE dated June 24, 2020

10.6		English translation of the Exclusive Management Service and Business Cooperation Agreement between Hongen Investment and our VIE dated June 24, 2020

10.7		English translation of the Exclusive Call Option Agreement among Hongen Investment, our VIE and shareholders of our VIE dated March dated June 24, 2020

10.8		English translation of executed form of the Spousal Consent Letter granted by the spouse of each individual shareholder of our VIE, as currently in effect

10.9		Financial Support Letter by iHuman Inc. to our VIE

10.10		English translation of the investment agreement between Tianjin Share Xinghan and Shareholders of our VIE dated October 25, 2019 as supplemented by supplemental agreements dated November 16, 2019 and June 22, 2020

21.1		Principle Subsidiaries of the Registrant

23.1		Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

Exhibit Number		Description of Document
23.2	*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3		Consent of Tian Yuan Law Firm (included in Exhibit 99.2)

23.4		Consent of Wendy Hayes

23.5		Consent of Xuenan Li

24.1		Powers of Attorney (included on signature page)

99.1		Code of Business Conduct and Ethics of the Registrant

99.2		Opinion of Tian Yuan Law Firm regarding certain PRC law matters

99.3		Consent of Frost & Sullivan

*
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 8, 2020.

iHuman Inc.
By:	/s/ MICHAEL YUFENG CHI
	Name:	Michael Yufeng Chi
	Title:	Chairman of the Board of Directors

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Michael Yufeng Chi and Vivien Weiwei Wang as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on September 8, 2020.

Signature	Title

/s/ MICHEAL YUFENG CHI Micheal Yufeng Chi	Chairman of the Board of Directors
/s/ PENG DAI Peng Dai	Director and Chief Executive Officer (Principal Executive Officer)
/s/ HANFENG CHI Hanfeng Chi	Director
/s/ VIVIEN WEIWEI WANG Vivien Weiwei Wang	Director and Chief Financial Officer (Principal Financial and Accounting Officer)

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of iHuman Inc. has signed this registration statement or amendment thereto in New York, New York on September 8, 2020.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ COLLEEN A. DE VRIES
	Name:	Colleen A. De Vries
	Title:	Senior Vice President